                                                                      Exhibit 2a

  STEPHEN R. HARRIS, ESQ.
  BELDING & HARRIS
  Nevada Bar No. 001463
  417 West Plumb Lane
  Reno, Nevada 89509
  Telephone:   (702) 786-7600
  Facsimile:   (702) 786-7764

                         UNITED STATES BANKRUPTCY COURT
                               DISTRICT OF NEVADA
  IN RE:
  POWERTEL USA, INC.,
  formerly known as                                     Case No. BK-97-30265-BMG
  NEVADA ENERGY COMPANY, INC.,                          (Chapter 11)
  also formerly known as
  MUNSON GEOTHERMAL, INC.,
  Debtor.                                               Hrg. DATE: June 29, 1998
                                                        and TIME: 2:00 p.m.


            DEBTOR'S SECOND AMENDED DISCLOSURE STATEMENT PURSUANT TO
                              11 U.S.C. Section 1125

              IMPORTANT INFORMATION FOR CREDITORS AND SHAREHOLDERS
                                       of
                               POWERTEL USA, INC.
                               (formerly known as
                           Munson Geothermal, Inc. and
                          Nevada Energy Company, Inc.)

        IF YOU ARE A CREDITOR OR SHAREHOLDER OF POWERTEL USA, INC., DEBTOR HEREIN, THIS Second Amended DISCLOSURE STATEMENT ("DISCLOSURE STATEMENT") CONTAINS IMPORTANT INFORMATION THAT YOU SHOULD READ AND EVALUATE. AS YOU REVIEW THIS DOCUMENT, REMEMBER:

        1. THIS DISCLOSURE STATEMENT IS SUBMITTED TO ALL CREDITORS AND SHAREHOLDERS OF POWERTEL USA, INC. ("DEBTOR" OR 'POWERTEL"). THIS STATEMENT CONTAINS IMPORTANT INFORMATION THAT MAY AFFECT
  YOUR DECISION TO ACCEPT OR REJECT THE DEBTOR'S PLAN OF
  REORGANIZATION ("PLAN").

        2. THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INTENDED TO PROVIDE ADEQUATE DISCLOSURE REGARDING THE DEBTOR'S

  PLAN. ALL CREDITORS AND SHAREHOLDERS ARE URGED TO READ THE DISCLOSURE STATEMENT WITH CARE AND IN ITS ENTIRETY.

        3. ON JUNE 29, 1998, THE BANKRUPTCY COURT APPROVED THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION PURSUANT TO 11 U.S.C. Section 1125, FOR SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PROPOSED PLAN. THE BANKRUPTCY COURT, HOWEVER, IS AN IMPARTIAL TRIBUNAL; THEREFORE, THE COURT NEVER OFFICIALLY ENDORSES ANY PLAN OF REORGANIZATION. IF YOU ARE ELIGIBLE TO VOTE, A COPY OF THE PROPOSED PLAN ACCOMPANIES THIS DISCLOSURE STATEMENT. IF YOU ARE NOT ELIGIBLE TO VOTE, A COPY OF THE PROPOSED PLAN IS AVAILABLE UPON REQUEST.

        4. IF YOU ARE ELIGIBLE TO VOTE YOU ARE URGED BY DEBTOR TO VOTE IN FAVOR OF THE PLAN AND TO RETURN YOUR BALLOT NO LATER THAN JULY _, 1998. IN THE OPINION OF THE BOARD OF DIRECTORS OF POWERTEL AND ITS MANAGEMENT, THE PLAN AS SUBMITTED IS THE BEST AND MOST FEASIBLE MEANS TO REHABILITATE THE BUSINESS AND ADDRESS THE CONCERNS OF CREDITORS AND SHAREHOLDERS.

        5. THE PROPOSED PLAN ANTICIPATES THAT DEBTOR WILL ISSUE COMMON STOCK IN THE IMPLEMENTATION OF THIS PLAN. THE COMMON STOCK HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO 15 U.S.C. Section 77, THE SECURITIES ACT OF 1933, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION REVIEWED OR APPROVED THE CONTENT OF THIS DISCLOSURE STATEMENT. ANY REPRESENTATION OTHERWISE IS BOTH INCORRECT AND IN VIOLATION OF THE SECURITIES ACT OF 1933.

        6. THIS DISCLOSURE STATEMENT CONTAINS FORWARD LOOKING INFORMATION WITH RESPECT TO THE ANTICIPATED FUTURE BUSINESS AND FINANCIAL AFFAIRS OF THE DEBTOR. THESE FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OR ASSURANCES THAT THE FORWARD LOOKING EVENTS WILL OCCUR AS DESCRIBED. THERE ARE SUBSTANTIAL RISKS AND CONTINGENCIES WHICH CAN INFLUENCE, IMPEDE OR PROHIBIT THE ABILITY OF THE DEBTOR TO ACHIEVE THESE FORWARD LOOKING STATEMENTS. THE RISKS AND CONTINGENCIES ARE DISCUSSED IN SECTION XI OF THIS DISCLOSURE STATEMENT.

        7. THE PLAN OF REORGANIZATION CONTEMPLATES THAT THE COURT WILL CONFIRM
  (a) AN AGREEMENT BY WHICH THE DEBTOR'S WILL ACQUIRE UPON CONFIRMATION OF THE PLAN 100.0% OF THE ISSUED AND OUTSTANDING COMMON STOCK OF DIEGO TEL, INC. IN EXCHANGE FOR A COMMITMENT TO ISSUE SHARES OF CLASS A COMMON STOCK IN AN AMOUNT UP TO 35.0% OF THE ISSUED AND OUTSTANDING CLASS A COMMON STOCK. THIS COMMON STOCK WILL BE DISTRIBUTED WHEN DIEGO TEL ACHIEVES CERTAIN REVENUE

  PROJECTIONS; AND (b) THE TRANSFER OF 50.0% OF DEBTOR'S CLASS A COMMON STOCK PURSUANT TO A SETTLEMENT AND RELEASE AGREEMENT IN ORDER TO RESOLVE LITIGATION, DISPUTES AND CLAIMS BETWEEN THE DEBTOR, NEVADA ENERGY PARTNERS I (A NEVADA LIMITED PARTNERSHIP), NEVADA ELECTRIC POWER COMPANY AND OTHERS. AS A RESULT OF THESE TWO EVENTS, THE DEBTOR MAY ISSUE A LARGE QUANTITY OF ITS CLASS A COMMON STOCK -- 85.0% -- TO A TOTAL OF SEVENTEEN ENTITIES OR PERSONS. PLEASE SEE PAGE 74 FOR SPECIFIC DETAILS. THIS MAY HAVE LONG TERM IMPLICATIONS FOR THE DEBTOR.

                                 SPECIAL NOTICE

            The Plan provides that the Reorganized Debtor will purchase Diego Tel and have entered into two agreements. A copy of each of these contracts is enclosed. Review them carefully. These contracts contain important provisions which will effect the Reorganized Debtor.

                                TABLE OF CONTENTS

                                                                                                Page
  1.    INTRODUCTION AND SUMMARY OF PROPOSED
        PLAN OF REORGANIZATION................................................................    1
        A.     Introduction...................................................................    1
        B.     General Overview of PowerTel USA, Inc. and the Chapter 11 Case.................    1
        C.     Summary Information............................................................    5

  II.   DEFINITIONS...........................................................................   12

  III.  INFORMATION ABOUT THE DEBTOR..........................................................   17
        A.     Corporate Structure............................................................   17
        B.     Summary of Debtor's Operations 1990-May 1996...................................   19
        C.     Change of Control (May 3,1996).................................................   20
        D.     Summary of Pre-Petition Events from May 3, 1996 through the Petition Date......   21

  IV.   INFORMATION ABOUT THE CHAPTER 11 CASE.................................................   28
        A.     The Involuntary Petition.......................................................   28
        B.     Actions by the Interim Trustee.................................................   29
        C.     The Debtor-in-Possession.......................................................   29
        D.     Summary of Activities of the Debtor-in-Possession..............................   30

  V.    THE DEBTOR'S ESTATE...................................................................   32
        A.     Business Operations............................................................   32
        B.     Assets and Financial Condition.................................................   32
        C.     Claims and Liabilities.........................................................   33
        D.     Business Affairs...............................................................   35

                                                                                                Page
        E.     Litigation and Claims..........................................................   35

  VI.   THE REORGANIZED DEBTOR'S BUSINESS PLAN................................................   39

  VII.  THE PROPOSED PLAN.....................................................................   44
        A.     Designated Dates...............................................................   44
        B.     Classification of Claims and Interest..........................................   44
        C.     Provisions for Payments of Claims..............................................   46

  VIII.   DISCUSSION OF PROCEDURAL MATTERS COMMON TO ALL CLAIMS...............................   58
        A.     Acceptance or Rejection of Plan: Effect of Rejection By
               One or More Classes of Claims..................................................   58
        B.     Amendment to the Plan..........................................................   59
        C.     Disallowance of Settled Claims and Post-Petition Additions.....................   59
        D.     Discharge of Debtor............................................................   59
        E.     Disputed Claims Reserve........................................................   59
        F.     Events of Default..............................................................   61
        G.     Executory Contracts and Unexpired Leases.......................................   61
        H.     Means for Execution of the Plan................................................   62
        1.     Multiple Claims................................................................   64
        J.     Post-Confirmation Injunction and Automatic Stay................................   64
        K.     Prohibition Against Discriminatory Treatment...................................   64
        L.     Provisions Covering Distributions..............................................   65
        M.     Provisions for Execution and Supervision of the Plan...........................   65
        N.     Provisions for Treatment of Disputed Claims....................................   66
        0.     Restriction on Transfer of Shares..............................................   67
        P.     Set Offs.......................................................................   68
        Q.     Title to Assets; Discharge of Liabilities......................................   69
        R.     Effect of Discharge on Rights Between Third Parties............................   69
        S.     Filing of Additional Documents.................................................   70
        T.     Post Confirmation Acquisitions, Mergers and Stock Splits.......................   70
        U.     Class A Common Stock in Lieu of Cash...........................................   70
        V.     Settlement of Claims on Interests..............................................   70
        W.     Ratification of Agreements.....................................................   71
        X.     Contested Claims...............................................................   71

  IX.   DISCUSSION OF MATTERS OF CORPORATE GOVERNANCE.........................................   72
        A.     Officers and Directors of Reorganized Debtor...................................   72
        B.     Compensation for Directors.....................................................   72
        C.     Cash Compensation for Officers and Employees...................................   72
        D.     Provisions for Management......................................................   72
        E.     Capitalization.................................................................   73

                                                                                                Page
  X.    CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN...........................................   74
        A.     General........................................................................   74
        B.     Acquisition of DIEGO TEL.......................................................   78
        C.     Creditors......................................................................   79

  XI.   MAJOR CONTINGENCIES AND RISK FACTORS..................................................   79
        A.     General Business Matters.......................................................   79
        B.     Energy Cogeneration Related Matters............................................   82
        C.     Telecommunications Related Operating Results Subject to Significant
  Fluctuations................................................................................   82
               Significant Competition........................................................   90
        D.     Other Matters..................................................................   93

  XII.  LIQUIDATION ANALYSIS..................................................................   95

  XIII. VOTING PROCEDURES AND REQUIREMENTS....................................................   97
        A.     Ballots and Voting Deadline....................................................   97
        B.     Creditors and Shareholders Entitled to Vote....................................   98
        C.     Definition of Impairment.......................................................   99
        D.     Classes Impaired Under the Plan................................................   99
        E.     Identification of Claims and Equity Interest Not Impaired by the Plan..........   99
        F.     Information on Voting and Ballots..............................................   99
        G.     Vote Required for Class Acceptance............................................   100
        H.     Confirmation of the Plan......................................................   100

  XIV.  CONCLUSION...........................................................................   102

  1.    INTRODUCTION AND SUMMARY OF PROPOSED PLAN OF REORGANIZATION

        A.     Introduction.

        You have been provided with this document (which is called a "Disclosure Statement") (Note: capitalized terms are defined in Article 11 of this Disclosure Statement) because you have been identified as having a potentially legally recognized claim or interest in Debtor (referred to as either "PowerTel" or "Debtor'), which is currently involved in a reorganization pursuant to Chapter 11 of the Bankruptcy Code, 11 U.S.C. Sections
  1101-1174. This Disclosure Statement is being made available to Creditors, Equity Interest holders, and others in order that everyone who has an interest in Debtor will have up-to-date information with respect to Debtor and its proposed Plan of Reorganization ("Plan").

        Depending upon the nature of your interest in the debtor, you may be entitled to vote on the acceptance or rejection of the Plan, and this Disclosure Statement will assist you in evaluating your course of action. Therefore, you should read the Disclosure Statement carefully.

        This Disclosure Statement is relatively complicated but every effort has been made to organize it in a logical and straight forward fashion. To that end, the Disclosure Statement will follow the sequence set forth:

               History
               New Business Plan
               Plan of Reorganization
               Legal, Corporate, and Judicial Matters Common to all Claims Risk Factors
               Liquidation Analysis
               Voting Procedures

        B.     General Overview of PowerTel USA, Inc. and the Chapter 11 Case.

        Debtor is a Delaware corporation established in 1983 which has largely functioned as a nonregulated utility holding company during the period 1983 (the year of its incorporation) through February 1997 (when this Chapter 11 case was commenced). Its operations were mostly conducted through wholly owned subsidiaries, partnerships, and/or joint ventures with third parties. During this period, Debtor was known by various names (i.e., Munson Geothermal, Inc. and Nevada Energy Company, Inc.). In 1997, the former Board of Directors and President attempted to amend the Debtor's Articles of Incorporation to change, among other things, the name of the Company from Nevada Energy Company to PowerTel USA, Inc. Although the amendment was not valid because it was not approved by the shareholders, the Company has functioned using the name "PowerTel USA" and is referred to by that name in this reorganization.

        The Class A Common Stock of Debtor is registered with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934, 15 U.S.C. Section 78, and prior to March 1997, the Class A Common Stock was traded in the over-the-counter market through various members of the National Association of Securities Dealers, Inc. ("NASD"). Debtor's Class A Common Stock was listed as a "small cap" stock with the NASD, but that listing was suspended in or about March 1997.

        In addition to its Class A Common Stock, Debtor has the following Equity
  Interests:

               1)      Class B Common Stock.

        The Class B Common Stock was issued in conjunction with the Munson Reorganization. The Class B is owned of record (100.0%) by Nevada Energy Partners 1, a Nevada limited partnership ("NEP"), which has sold the Class B to sixteen (16) business entities which owns equitable title. Pursuant to a settlement agreement which resolves certain pending litigation (see Article
  III), the Class B will be exchanged for Class A Common Stock in an amount equal to 50.0% of the issued and outstanding Class A Common Stock computed as of ten days after the Effective Date.

               2)      Series A. Series B, and Series C Preferred Shares.

        The Series A (2,000,000 shares) was sold on May 3, 1996, to Golden Chance, Ltd., nominee for Waterford Trust Company.

        The Series B was sold on May 3, 1996, to four outgoing Directors of NEC, Messrs. Richard Cascarilla (two shares), Jeff Hartman (one share), Michael Kassouff (one share), and Jeffrey Modesitt (one share). The Series B had special voting rights in the event that Waterford/Golden Chance defaulted with respect to timely payments of its purchase obligations with respect to the Series A.

        The Series C was authorized but never issued.

        On February 13, 1997, several Creditors of Debtor filed an Involuntary Petition for Reorganization pursuant to section 303 of the United States Bankruptcy Code (the "Bankruptcy Code"). Thereafter, the Court permitted Debtor to resume operations functioning as a Debtor-in-Possession pursuant to section 1107 of the Bankruptcy Code.

        Debtor has filed a proposed Plan with the Court. The Plan is the only Plan which is being submitted for consideration to its Creditors. Debtor has also prepared this Disclosure Statement which has been reviewed by the Court and found to contain the requisite information necessary to permit Creditors and other interested parties to make an informed decision as to the proposed Plan.

        This Disclosure Statement is being made available to all known Creditors of Debtor, Equity Interest holders, and other parties-in-interest in order to disclose important information pertaining to the proposed Plan in order that each Creditor, Equity Interest holder and party-in-interest will be reasonably informed before making a decision to accept or reject the proposed Plan.

        The purpose of this Introduction and Summary is to provide an overview of selected information which most often is requested upon receipt of a Disclosure Statement. ALL SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THE PLAN ITSELF, WHICH IS CONTROLLING IN THE EVENT OF ANY INCONSISTENCY.

        The Plan as designed and proposed by Debtor sets forth a specific proposal for the treatment of Debtor's Creditors and Equity Interest holders. A copy of the Plan will be transmitted only to all "Impaired" Creditors and Voting Shareholders because they are the only persons and entities who are entitled to vote on acceptance or rejection of the Plan. Classes 4, 5, 7, and 8 are the only classes of Creditors deemed to be impaired.

        This Disclosure Statement is not intended to replace a careful review and analysis of the Plan. Rather, this Disclosure Statement is intended to aide you in your independent review and analysis. While substantial effort has been made to explain all of the terms and conditions of the Plan, you may have additional questions or comments. If this is the situation, you are encouraged to contact legal counsel to Debtor, and counsel will attempt to be of assistance; it is important, however, to understand that the attorneys who are representing Debtor are not permitted to provide legal representation to individual Creditors or shareholders. Therefore, if you have questions regarding your specific legal rights or remedies, you should confer with your personal attorney. Moreover, neither this Disclosure Statement nor the Plan are intended to provide legal, tax, investment, or accounting advice to Creditors or shareholders.

        To the extent that there are questions with respect to the information set forth in this Disclosure Statement or the proposed Plan, questions should be directed to:

               Van P. Carter, Esq.
               Walter & Haverfield P.L.L.
               1300 Terminal Tower
               Cleveland, Ohio 44113
               Telephone:  (216) 348-8934 ext. 6032
               Telefax:  (216) 575-0911
               e-mail:  w&h@walterhav.com
               Counsel for PowerTel USA; or

                              or

               Richard A. Cascarilla, President
               PowerTel USA, Inc.
               c/o 321 W. Lake Lansing Road
               East Lansing, Michigan 48823
               Telephone:  (517) 333-5277
               Telefax:  (517) 333-9869

        DEBTOR STRONGLY ENCOURAGES YOU TO VOTE IN FAVOR OF THE PROPOSED PLAN WHICH IS THE ONLY MEANS (IN THE OPINION OF DEBTOR'S BOARD OF DIRECTORS AND MANAGEMENT) TO ADDRESS THE CONCERNS OF CREDITORS AND SHAREHOLDERS.

        On June 29, 1998, the United States Bankruptcy Court entered an order approving this Disclosure Statement as containing information of a kind and in sufficient detail to permit Creditors and Equity Interest holders who are eligible to vote to make an informed decision as to acceptance or rejection of the proposed Plan. A copy of the Order approving this Disclosure Statement is available upon request.

        This Disclosure Statement should be read in its entirety prior to voting. No solicitation of votes may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code, and no person has been authorized to use any of the information set forth in this Disclosure Statement or otherwise to solicit acceptances or rejections of the Plan other than with the information contained in this Disclosure Statement. Creditors should not rely upon any information pertaining to Debtor other than the information contained in this Disclosure Statement with the attached Exhibits.

        EXCEPT AS SET FORTH IN THIS DISCLOSURE STATEMENT AND ITS EXHIBITS, NO REPRESENTATIONS CONCERNING DEBTOR, ITS ASSETS, ITS PAST OR FUTURE OPERATIONS, OR THE PLAN ARE AUTHORIZED, NOR ARE ANY SUCH REPRESENTATIONS TO BE RELIED UPON IN ARRIVING AT A DECISION TO ACCEPT OR REJECT THE PROPOSED PLAN.

        THERE HAS NOT BEEN AN INDEPENDENT AUDIT OF THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTOR IS UNABLE TO WARRANT OR REPRESENT THAT THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS WITHOUT ANY INACCURACY.

        THE APPROVAL BY THE BANKRUPTCY COURT OF DEBTOR'S DISCLOSURE STATEMENT DOES NOT CONSTITUTE ANY ENDORSEMENT BY THE COURT OF THE DEBTOR'S PLAN OR A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN.

        C.     Summary Information

               1.      Who is in Bankruptcy?

        PowerTel USA, Inc. (which is sometimes referred to as "the Debtor" and sometimes as "PowerTel") is the business entity which is the subject of the pending bankruptcy case. The Debtor was incorporated in the State of Delaware in 1983 under the name "Munson Geothermal, Inc." In 1990, the debtor was renamed "Nevada Energy Company, Inc." An attempt was made to rename the Debtor as "PowerTel USA, Inc." in January 1997 and the Company will be using that name for purposes of this proceeding.

               2       What is the nature of this reorganization?

        This reorganization is being conducted pursuant to Chapter 11 of the Bankruptcy Code. In summary, Chapter 11 permits a business such as Debtor to propose a plan by which its liabilities may be restructured in order to remain in business. In this instance, on February 13, 1997, several of the creditors of Debtor filed an Involuntary Petition for Reorganization pursuant to Section 303 of the United States Bankruptcy Code. After the proceeding was initiated, the Bankruptcy Court appointed an interim trustee to manage the affairs of the debtor.

        At that time, Debtor's Board of Directors consisted of Messrs. Charles Cain, Peter Cannell, and Michael Kassouff. Messrs. Cain and Cannell resigned, and Mr. Kassouff (as the sole remaining Director), pursuant to applicable Delaware law and Debtor's By-Laws, elected Messrs. Lawrence Herth and Richard
  A. Cascarilla as replacement Directors. Mr. Cascarilla had been a Director of NEC prior to May 3, 1996. The Board of Directors elected Mr. Cascarilla as President and Mr. Herth as Secretary-Treasurer.

        Following these events, the United States Trustee concurred in a request that management of the Debtor be resumed by the Board of Directors of Debtor and its Officers. Accordingly, on September 24, 1997, the United States Bankruptcy Court permitted the company to resume management of its own affairs and function as a "Debtor-in-Possession" pursuant to Section 1107 of the Bankruptcy Code. As a Debtor-in-Possession, Debtor is permitted to conduct its day-to-day business affairs but remains accountable to the Court.

               3.      Where is this taking Place?

        The Chapter 11 case was filed in the United States Bankruptcy Court for the State of Nevada. The presiding judge is the Honorable Bert M. Goldwater.

        Reno, Nevada was the principal place of business of Debtor at the time of filing. The corporate offices were subsequently relocated to East Lansing, Michigan, the Chapter 11 proceeding, however, remains in Reno and is subject to the jurisdiction of that Court.

               4. What is being submitted to the Creditors for their Analysis?

        Debtor has prepared a proposed Plan to address its financial responsibilities. The Creditors are being asked to review and approve that Plan. The purpose of this Disclosure Statement is to provide in-depth, detailed information so Creditors may determine whether to accept or reject the proposed Plan.

        Also included with this Disclosure Statement is a ballot (Exhibit 1) which will be used by Creditors and Equity Interest holders who are eligible to vote in order to cast a vote in favor of or against the Plan. The Disclosure Statement is also accompanied by various exhibits which contain information of an operational, financial, or business nature. It is important to read and examine the Disclosure Statement and all Exhibits.

               5.      When will this take place?

        The Bankruptcy Court has reviewed this Disclosure Statement and has made a determination that it meets the criteria established by the Bankruptcy Code, in particular Section 1125. That determination was made on June 29, 1998.

        The Court has also established a date by which ballots must be received by the Court. That date is August 24, 1998. When you vote, depending upon the nature of your Claim, it may be necessary for you to make an election with respect to two or more alternative payment structures.

        After the ballots are received, Debtor will submit a report to the Bankruptcy Court with respect to outcome of the voting. If the Plan is approved, the Bankruptcy Court will hold a hearing for the purpose of confirming the Plan. In the event that one or more classes of Creditors should reject the Plan, the Court has the authority, pursuant to section 1129 (b) of the Bankruptcy Code, to mandate the adoption of the Plan. This requires at least one (1) impaired accepting class of Creditors. This authority is sometimes referred to as the "cramdown" power of the Court.

               6. What is the nature of the Plan? Debtor has proposed a Plan which has four main components:

                       a.     Creditors.

        Each Creditor will be assigned to one of eight classes of Creditors. There is a ninth class for Disputed Claims of Creditors and a tenth class for Equity Interest holders.

        With the exception of four classes, all Creditors will be paid in full in Cash on the Effective Date, which is one hundred twenty (120) days after the Plan has been approved by the Court.

        Four classes of Creditors (Class 4, Allowed Priority Tax Claims, Class 5, Allowed Claims of Secured Creditors, Class 7, Allowed Claims of general Unsecured Creditors of Claims in Excess of $1,200, and Class 8, Claims of Nevada Energy Partners, Ltd. and others) will be paid a percentage of their Claim based upon the dollar amount of their Claim or will otherwise receive on the Payment Date less than 100.0% of the amount of each Claim. Because Creditors in Classes 4, 5, 7 and 8 will not receive 100.0% of their Claims in Cash, the Creditors in these Classes are considered to be "Impaired" and, therefore, Creditors in Classes 4, 5, 7 and 8 are the only Creditors who will be allowed to vote on acceptance or rejection of the proposed Plan.

        As to the Creditors in Class 4, the Plan provides that these Claims will be paid in Cash in sixteen (16) equal quarterly installments over a four (4) year term with the first payment being made on the Payment Date.

        As to Creditors in Class 5, the Plan provides that these Claims will be paid in full in Cash on the Effective Date or, alternatively, at the Debtor's sole option, in equal monthly installments, the first installment to be made on the Payment Date and continuing over a term consisting of thirty (30) months, or upon such other terms as may be agreed upon between the Creditor and Debtor.

        As to the Creditors in Class 7, the Plan provides that the Creditor may elect to receive either (1) a lump sum payment of $1,200 on the Effective Date, (2) a combination of Cash and Class A Common Stock, or (3) all stock.

        As to Class 8, which has multiple parties-in-interest, Debtor is proposing the Court ratify its settlement of litigation and a compromise of claims involving the Class 8 claimants.

        As to Class 9, that class has been reserved for disputed claims.

               b.      Equity lnterest Holders

        As to the Equity Interest Holders in Class 10, most shareholders owning Class A Common Stock are also entitled to vote on acceptance of the Plan. These shareholders entitled to vote are any shareholder of record holding Class A Common Stock on May 21, 1998 except any shareholder who acquired Class A Common Stock subsequent to May 3, 1996 and (a) who failed to file a Proof of Interest or (b) filed a Proof of Interest which Proof of Interest has been disputed by Debtor. The capitalization of Debtor will be significantly effected as follows:

                       i. Class B Common Stock will be converted to Class A Common Stock, and there will be a reverse stock split to reduce the number of shares to no less than 500,000 and no more than 20,000,000. Thereafter, the Series A and Series C Preferred Shares and the Class B Common Stock shall be deemed to be extinguished by Amendment to the Articles of Incorporation;

                       ii. The Series B Preferred Shares shall be repurchased by Debtor.

  The Articles of Incorporation will be amended to extinguish Series B Preferred Shares and to establish a new class of preferred shares called "Special Stock."

                       iii. All Class A Common Stock issued after May 3, 1996 will be rescinded and deemed to be null and void ab initio. except as to shareholders who are (i) bona fide purchasers for value, and (ii) filed a Proof of Interest on or before November 10, 1997, which Proof of Interest was not disputed by the Debtor.

                       iv. The reverse stock split effect by NEC in January 1997 will be deemed null and void ab initio.

                       v. By virtue of the conversion of the Class B Common Stock to Class A Common Stock and the issuance of Class A Common Stock in conjunction with the acquisition of Diego Tel, there will be substantial dilution of the equity interest of the Class A Common Stock shareholders of record as of May 3, 1996, whose interest will be diluted from 100% of the issued and outstanding Class A Common Stock to 15.0%.

               c.      Judicial Actions

        Promptly after the Confirmation Date, the Bankruptcy Court shall enter an Order to the effect that:

                       i. All Common and Preferred Stock issued by Debtor subsequent to May 3, 1996 is null and void ab initio, except as to shareholders who (i) are bona fide purchasers for value, and (ii) have filed a Proof of Interest on or before November 10, 1997, which Proof of Interest was not contested by the Debtor;

                       ii. The election of Michael Kassouff as a Director is hereby ratified and all subsequent elections of officers are also ratified.

                       iii. The 1:6 reverse stock split effected by Debtor in January 1997 is null and void ab initio;

                       iv. The amendments to Debtor's Articles of Incorporation filed with the Secretary of State for the State of Delaware in January 1997 are null and void ab initio,

                       v. Any claimed security interest of Brady Geothermal Park Power Partners against any asset of Debtor is null and void.

                       vi. The following actions taken by the Debtor's Board of Directors are null and void ab initio:

                              (a.)   Proposal to Amend Corporate Name and Symbol

                              (b.)   Proposal to Increase Authorized Shares

                              (c.)   Proposal to Increase Authorized Class B
                                     Shares

                              (d.)   Proposal to Authorize Class C Stock

                              (e.) Proposal to Authorize Lease Guaranty for Santa Barbara Property

                              (f.)   Debtor reserves the right to amend,
                                     supplement or modify this listing upon
                                     further investigation of the corporate
                                     records.

                       vii. The Debtor is authorized to retain and to enforce any claims or interests which the Debtor has or may have pursuant to the Bankruptcy Code, whether or not such claims or interests have been lodged in an adversary proceeding commenced prior to the Confirmation of the Plan.

                       viii. Debtor is granted 120 days from the Confirmation Date to cure all defaults, if any, to National Union Fire Insurance Company, pursuant to policy number 445- 53-00, renewal of policy number 443-38-50, and is authorized to reserve all rights to pursue any and all remedies covered by said policy.

                       ix. Debtor shall be authorized to take all necessary steps to effect the above.

                  d.       Litigation and Claims.

         Debtor has entered into settlements with various creditors, litigants and other parties, the most significant of which is the settlement with NEP. The Court will (1) ratify those Settlements and (2) authorize the Debtor to retain and to enforce any claims or interests which the Debtor has or may have pursuant to the Bankruptcy Code.

         7. How do I vote for or against the Plan?

         Creditors who are eligible to vote and Voting Shareholders will be entitled to cast a vote in favor of acceptance or rejection of the Plan. The ballot is enclosed as Exhibit 1. Creditors who are eligible to vote and Voting Shareholders should follow the procedures set forth in Article XII of this Disclosure Statement.

         In deciding whether to vote in favor of or against the Plan as proposed by Debtor, Creditors and entitled to vote and Voting Shareholders should review this Disclosure Statement carefully. Certain words and phrases have a specific meaning, and these words and phrases are defined in Article II of this Disclosure Statement.

         8. How can I obtain a copy of documents referenced in the Plan or Disclosure Statement?

         The Plan and Disclosure Statement reference various agreements and documents, some of which are not attached as Exhibits. For a copy of any document referenced in either the Plan or the Disclosure Statement, please contact Debtor or its legal counsel at the addresses and telephone numbers in Article 1, Section B of this Disclosure Statement.

II.   DEFINITIONS

      As used in the Plan, the following special terms have the respective meanings set forth below:

      A. Administration Expense: Any cost or expense of administration of the Chapter 11 case entitled to priority pursuant to section 507(a)(1) and allowed pursuant to section 503(b) of the Bankruptcy Code, including without limitation, any actual and necessary expenses of preserving the Debtor's estate, and actual and necessary expenses of operating the business of the Debtor (including the post-petition compensation of Officers and Directors of Debtor), any indebtedness or obligations incurred by or assessed against the Debtor in connection with the conduct of its business, or for the acquisition or lease of property or for providing of services to the Debtor, and allowances of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under the Bankruptcy Code, and any fees or charges assessed against the Debtor's estate pursuant to Title 28, Chapter 123, United States Code.

      B. Affiliates: Every other entity which is an "affiliate" of Debtor within the meaning of section 101 (2) of the Bankruptcy Code.

      C. Allowed Claim or Allowed Equity Interest: Any Claim against or Equity Interest in the Debtor, proof of which was filed on or before the last date designated by the Bankruptcy Court as the last date for filing Proofs of Claims or Equity Interest or (if no Proof of Claim or Equity Interest is filed) which has been or hereafter is listed by the Debtor as liquidated in amount and not disputed or contingent and, in either case, a Claim or Equity Interest as to which no objection to the allowance thereof has been interposed or such Claim or Equity Interest has been allowed in whole or in part by a Final Order. Unless otherwise specified in the Plan, "Allowed Claim" shall not, for the purposes of computation or Distributions under the Plan, include post-petition interest on the amount of such Claim.

         D. Allowed Priority Tax Claim: A Priority Tax Claim to the extent that it is or has become an Allowed Claim, which in any event shall be reduced by the amount of any offsets, credits, or refunds to which the Debtor or Debtor-in-Possession shall be entitled on the Confirmation Date.

         E. Allowed Secured Claim: A Secured Claim to the extent it is or has become an Allowed Claim.

         F. Allowed Unsecured Claim: An Unsecured Claim to the extent it is or has become an Allowed Claim.

         G. Bankruptcy Code: The Bankruptcy Reform Act of 1978, as amended and codified as Title 11, United States Code.

         H. Bankruptcy Court: The unit of the United States District Court for the District of Nevada having jurisdiction over the Chapter 11 case, or in the event such court ceases to exercise jurisdiction over the Chapter 11 case, such court or adjunct thereof that exercises jurisdiction over Chapter 11 cases in lieu of the United States Bankruptcy Court for the District of Nevada.

         J. Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure (as amended), as applicable to the Chapter 11 cases.

         K. CEC: Combustion Energy Company, a Nevada corporation with its principal place of business in Reno, Nevada.

         L. Cash: Cash, cash equivalents and other readily marketable securities or instruments issued by a person other than Debtor, including, without limitation, readily marketable direct obligations of the United States of America, certificates of deposit issued by banks and commercial paper of any entity, including interest accrued or earned thereon.

         M. Chapter 11 Case: The case being conducted pursuant to Chapter 11 of the United States Bankruptcy Code in which Debtor is the Debtor-in-Possession and identified as Case No. 97-30265-BMG.

         N. Claim: Any right to payment from the Debtor, which right arose on or before the Petition Date, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, legal, equitable, secured or unsecured; or any right to an equitable remedy for future performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, disputed, undisputed, secured or unsecured.

         O. Class A Common Stock: The Class A Common Stock of Debtor.

         P. Class B Common Stock: The Class B Common Stock of Debtor previously issued by NEC pursuant to the Munson Reorganization.

         Q. Confirmation Date: The Date upon which the Bankruptcy Court shall enter the Confirmation Order; provided, however, that if on motion the Confirmation Order or consummation of the Plan is stayed pending appeal, then the Confirmation Date shall be the entry of the Final Order vacating such stay or the date on which such stay expires and is no longer in effect.

         R. Creditor: Any person that has a Claim against the Debtor that arose on or before the Petition Date.

         S. Debtor: PowerTel, USA, Inc. formerly known as Nevada Energy Company, Inc. ("NEC") and also formally known as Munson Geothermal, Inc. ("Munson").

         T. Debtor-in-Possession: PowerTel, as Debtor-in-Possession.

         U. Declaration Date : The thirtieth (30th) day after the Confirmation Date.

         W. Diego Tel: Diego Tel, Inc. a Nevada corporation to be acquired by Debtor.

         Y. Disputed Claim. Claims or Equity Interests against the Debtor which
(a) are listed in a "Schedule of Unresolved Claims" which may be filed with the Bankruptcy Court by the Debtor on or before the Confirmation Date, or (b) are the subject of an objection which has been filed on or before the Effective Date by a party-in-interest and which objection has not been withdrawn or resolved by entry of a Final Order on or before the Effective Date or (c) are identified in the Debtor's Schedules as contingent, unliquidated or disputed.

         X. Distributions: The property required by the Plan to be distributed to the holders of Allowed Claims and Allowed Equity Interests.

         AA. Effective Date: Date upon which certain Distribution to be made pursuant to the Plan will be effect, which date shall be on the first business day following the expiration of one hundred twentieth (120th) day after the Confirmation Date.

         BB. Equity Interest: Any interest in the Debtor represented by ownership of Common and/or Preferred Stock.

         CC. Exchange Act: The Securities Exchange Act of 1934, as amended and codified in 15 U.S.C. Section 78b, et. seq.

         DD. Final Order: An order of judgment of the Bankruptcy Court which has not been reversed, stayed, modified or amended and as to which (a) any appeal that has been taken has been finally determined or dismissed, or (b) the time for appeal has expired and no notice of appeal has been filed.

         EE. Munson Reorganization: The 1988 Chapter 11 case involving Munson Geothermal, Inc. and referenced as Case No. 88-278.

         FF. NEP: Nevada Energy Partners I, Limited Partnership, a limited partnership organized pursuant to the laws of the State of Nevada. The general partner is Nevada Electric Power Company, which is wholly owned by Jeffrey Antisdel, former president of the Debtor.

         GG. NEP Agreement: The August 16, 1996 Agreement between NEP and
Debtor.

         HH. NEP Settlement: The Settlement and Release Agreement dated as of December 1, 1997 by and among Debtor, NEP and others.

         JJ. NEPC Indemnification: The Indemnification Agreement dated as of

December 1, 1997 by and among Nevada Electric Power Company, the Debtor and others.

         KK. Ownership Settlement: The Settlement and Release Agreement dated as of February 10, 1998 by and among Mr. John Vogel, Mr. Dean Chamberlain, David Wallace, the Debtor and others.

         LL. Payment Date: Date upon which certain payments to be made pursuant to the Plan will be effected, which date shall be the first business day following expiration of three hundred sixty-five (365) days following the Confirmation Date.

         MM. Person: An individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization or a government or any particular subdivision thereon or other entity.

         NN. Petition Date: February 13, 1997, the date of filing of the involuntary bankruptcy petition.

         OO. Plan: The Plan of Reorganization, either in its present form or as it may be altered, amended, or modified from time to time.

         PP. PowerTel: PowerTel USA, Inc., the Debtor.

         QQ. Pre 1990 Priority Tax Claim: Any Priority Tax Claim arising prior to 1990 and which was the subject of the Plan of Reorganization adjusted in the Munson Reorganization.

         RR. Priority Non-Tax Claim: Any Claim other than (i) an Administrative Expense or (ii) a Priority Tax Claim to the extent entitled to priority and payment under section 507(a) of the Bankruptcy Code.

         SS. Priority Tax Claim: Any Claim entitled to priority in payment under section

507(a)(8) of the Bankruptcy Code.

         TT. Pro Rata: Proportionately so that the ratio of the amount of a particular Claim or interest to the total amount of Allowed Claims or Allowed Equity Interests of the class in which the particular Claim or interest is included is the same as the ratio of the amount of consideration distributed on account of such particular Claim or interest to the consideration distributed on account of Allowed Claim or Allowed Equity Interest of the class in which the particular Claim or interest is included.

         UU. Reorganized Debtor: The Debtor subsequent to Confirmation of the Plan.

         VV. Secured Claim: A right to payment from the Debtor, other than an Administration Expense or Priority Tax Claim, for a prepetition debt to the extent that it is validly and properly secured, in accordance with applicable law, by any form of collateral, real, personal, intangible or tangible, which is evidenced by a timely filed Proof of Claim or by Debtor's Schedules.

         WW. SEC: The United States Securities and Exchange Commission.

         XX. Schedules: Schedules and Statement of Affairs, as amended, filed by the Debtor with the Bankruptcy Court listing liabilities and assets.

         YY. TTI: Telecom Technologies, Inc., a wholly owned subsidiary of the Debtor.

         ZZ. Unsecured Creditor: Any Creditor that holds a Claim which is not a Secured Claim.

         AAA. VivaTel: Viva Telecommunications, Inc., a Nevada corporation, acquired by the Debtor.

         BBB. Voting Shareholder: Any shareholder of record on May 21, 1998 holding Class

A Common Stock except any shareholder who has filed a Proof of Interest for which Proof of Interest was disputed by Debtor.

         CCC. Wage Claim: A claim for wages due, payable, and earned prior to the Petition Date.

III.   INFORMATION ABOUT THE DEBTOR

         A. Corporate Structure.

         Debtor was incorporated in Delaware on December 20, 1983 under the name "Munson Geothermal, Inc." In 1990, following confirmation of a Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code, the Debtor's name was changed to "Nevada Energy Company." In January 1997, the Debtor's Articles of Incorporation were refiled with the Secretary of State for Delaware in an attempt to change the name of the Debtor to "PowerTel USA, Inc."

         According to the Debtor's Articles of Incorporation, the Debtor has the following classes of common and preferred stock:

                  * Class A Common Stock, par value of $.001 The Class A Common Stock is publicly traded by members of the National Association of Securities Dealers, Inc. ("NASD"). In March 1997, the Debtors Class A Common Stock was listed by the NASD as a "small cap" stock, but the Class A Common Stock was delisted. As of the Petition Date, there were about 1,000 shareholders of record owning Class A Common Stock.

                  * Class B Common Stock, par value of $.001 The Class B Common Stock was initially created in 1990 when the

                           Debtor's Articles of Incorporation were amended following confirmation of a Plan of Reorganization in the Munson bankruptcy. The Class B Common Stock pays no dividend but is voting. The Class B Common Stock has a right to be converted to Class A Common Stock at any time.

                                  When issued in 1990, the Class B Common Stock, if converted, would be equal to 50.0% of the issued and outstanding Class A Common Stock, computed subsequent to the conversion. The Class B Common Stock is vested with a "non-dilution" provision, i.e. for every share of Class A Common Stock which is issued, an additional share of Class B Common Stock has a right to be issued. As of the Petition Date, the sole shareholder of record owning Class B Common Stock was Nevada Energy Partnership I, a Nevada limited partnership.

         On or about August 1996, NEP converted Class B common stock to Class A common stock and sold the Class A to 16 Bahamian corporations; however, the shares certificates were never transferred. Accordingly, while NEP appears as the shareholder of record, equitable title is owned by the 16 Bahamian corporations

                  *        Series A Preferred Shares

                           An amendment to the Debtor's Articles of Incorporation in 1996 authorized the Debtor to issue 2,000,000 Series A Preferred Shares, which were immediately sold to Golden Chance, Ltd., an Isle of Man company limited by shares, as nominee per Waterford Trust Company Limited, an Irish corporation. The Series A Preferred Shares are nonvoting but are convertible into Class A Common Stock at a 1:1 ratio. As of the Petition Date, the sole shareholder of record of the Series A Preferred Shares was Golden Chance, Ltd.

                  *        Series B Preferred Shares

                           When the Debtor's Articles of Incorporation were amended to authorize the issuance of Series A Preferred Shares, the Articles of Incorporation were also amended to authorize the Debtor to issue Series B Preferred Shares. The Series B Preferred Shares do not receive a dividend and are non-voting unless and until there is a default with respect to the purchase of Series A Preferred Shares by Golden Chance, Ltd. As of the Petition Date, there were 5 shares of Series B Preferred Shares issued and outstanding, which were owned of record by Mr. Richard A. Cascarilla (2 shares), Mr. Jeffrey Hartman (1 share), Mr. Jeffrey Modesitt (1 share) and Mr. Michael Kassouff (1 share).

                  *        Series C Preferred Shares

                           The Debtor's Articles of Incorporation state that the Debtor is authorized to issue 20,000,000 shares of Series C Preferred. To the best of the Debtor's information, no Series C Preferred Shares have been issued.

         B. Summary of Debtor's Operations 1990-May 1996.

            1 . Operations. Commencing with the confirmation of the Plan of Reorganization for the Debtor by the United States Bankruptcy Court for the District of Nevada in Case No. 88-278 captioned In re: Munson Geothermal, Inc. in December 1990 and continuing through May 3, 1996 the Debtor functioned as a non-regulated utility holding company primarily engaged in the development, financing, construction and operation of geothermal, wind and biomass energy resources which are used primarily to generate electric power. In 1994, the Debtor (through one of its then subsidiaries) acquired by merger Herth Printing and Business Supplies, Inc. As a result of that acquisition, the Debtor also began to operate a custom printing and catalogue based retail office supply business.

         The Debtor's operations were conducted through a variety of joint ventures, partnerships and subsidiaries and are discussed in detail in filings made by the Debtor with the Securities and Exchange Commission. The latest SEC filings by the Debtor include the following:

                  * An annual report for the twelve months ended February 28, 1996 as reported on Form 1 O-KSB, and

                  * Quarterly reports for the three months ended on May 30, August 30 and November 30, 1996 as reported on Form 10-QSB. The Debtor believes that the financial information contained in its quarterly reports for the period ending May 30, August 30 and November 30, 1996 as reported on form 10- QSB and filed with the FCC may have been inaccurate for, among other things, failure to take into consideration the existence of and disbursement from the Palm Desert Bank account.

         A copy of any one or all of the foregoing reports are available upon request, without charge, by contacting the Debtor or its legal counsel.

         2. Financial Results. During the period 1990 through May 3, 1996, the Debtor continuously generated revenue from operations and was able to meet its financial obligations as they became due. The Debtor was also profitable on an intermittent basis.

         During this approximately six year period, the Debtor's Class A Common Stock traded in the over-the-counter market in a range of $3.62/share (high) to $0.25/share
(low).

         The Debtor's filings with the SEC referenced above contain detailed financial. statements for the fiscal years ending February 28, 1990, 1991, 1992, 1993, 1994, 1995 and 1996. Interim (unaudited) financial statements also appear in the Debtor's quarterly reports on Form 10-QSB for the three months ended May 30, August 30 and November 30, 1996.

         3. Management. During the period 1990 through May 3, 1996, the Debtor's Board of Directors and Officers consisted of:

             Name                          Position
             ----                          --------
             Jeffrey Antisdel              Director and President
             Richard A. Cascarilla         Director and Secretary
             Jeffrey Modesitt              Director
             Jeffrey Hartman               Director
             Michael Kassouff              Director

         Information on the professional experience, education and background of each of the individuals identified above was contained in the Debtor's annual Proxy solicitation, which are also available without charge upon request to Debtor or its legal counsel.

         C. Change of Control (May 3, 1996).

         On or about May 3, 1996, the Debtor sold to Golden Chance, Ltd., an Isle of Mann corporation limited by shares, 2,000,000 shares of the Debtor's Series A Preferred Shares. The terms of sale, in summary, were (i) $100,000 cash, and (2) a promissory note to pay $4,900,000 together with interest over a term not to exceed twelve (12) months. Golden Chance, Ltd. was obligated to pay the Debtor the amount of $500,000 per month commencing in August 1996. The promissory note did not allow for prepayment. The promissory note was guaranteed by Waterford Trust Company Limited, an Irish corporation.

         Simultaneously with the sale of the Series A Preferred Shares, the Debtor sold 5 shares of its Series B Preferred Shares.

         Upon the issuance of the Series A Preferred Shares to Golden Chance, Ltd., the Board of Directors of the Debtor resigned and was replaced by Directors designated by Golden Chance, Ltd. as follows:

             Name                          Position
             ----                          --------
             Charles Cain                  Director
             Charles Cannell               Director
             Robert Goold                  Director

         Messrs. Antisdel and Cascarilla agreed to remain as President and Secretary (respectively) on an interim basis until new officers were appointed by the Board of Directors.

         The new Board of Directors and their "consultant"/advisor, Mr. Pattinson Hayton III, assumed control of the Debtor on or about May 3, 1996. Unknown to the Debtor and its former Board of Directors, Mr. Hayton had been previously enjoined by the United States District Court for the District of Columbia, Docket No. 88-305-NHJ on August 18, 1988, from violating certain provisions of the federal securities laws and had been fined $60,000 for civil contempt of that injunction.

         D. Summary of Pre-Petition Events from May 3, 1996 through the Petition Date.

         During the period May 3, 1996 through the Petition Date, the operational and financial affairs of the Debtor deteriorated significantly. Among other things,

                  * Valuable assets were sold, transferred or conveyed for little or no consideration,

                  * Large amounts of cash were wire transferred off-shore, paid to third parties or converted into travelers checks and released,

                  * False, misleading or inaccurate documents were filed with the Securities and Exchange Commission,

                  * Litigation was commenced by various third parties seeking restitution and/or specific performance of contractual commitments involving the Debtor,

                  * One or more companies were acquired for substantial cash and Class A Common Stock despite the fact that the acquired company had no assets, no revenue, no proprietary products and was unable to produce audited or auditable financial statements,

                  * Golden Chance, Ltd. defaulted with respect to payment of its $4,900,000 promissory note for the purchase of Series A Preferred Shares, and Waterford failed to fulfill its financial guarantee

                  * False, misleading or inaccurate press releases were issued, and

                  * Massive amounts of Class A Common Stock were issued for which the Debtor received little or no consideration.

         Several events warrant more detailed discussion, including the following:

         1 . Sale of Class B Common Stock.

         In May 1996, when Waterford contracted to purchase the Series A Preferred, Golden Chance contracted to purchase 100% of the issued and outstanding Class B Common Stock from Nevada Energy Partners I ("NEP"), a Nevada limited partnership. Under the contract, NEP retained the Class B Common Stock until fully paid but Golden Chance received a proxy to vote the Class B stock which was less than 20% of the outstanding voting shares of the Debtor. The General Partner for NEP was Nevada Electric Power Company, a Nevada corporation which was owned 100.0% by Mr. Jeffery Antisdel, the then President of the Debtor. The General Partner of NEP owned 40.0%. Under the August 16, 1996 agreement the Class B Common Stock owned by NEP was convertible into Class A Common Stock on a 1:1 ratio. As of August 1996, the Class B Common Stock, if converted, was equal to 50.0% of the issued and outstanding Class A Common Stock. Because the Class B Common Stock had voting rights, whoever controlled the Class B Common Stock had a significant impact on the resolution of issues submitted to the Shareholders for approval. In May 1996, the Debtor's Articles of Incorporation provided that a "supermajority" vote of 80.0% of the voting stock (i.e. the Class A and Class B Common Stock) was required to amend the Debtor's Articles of Incorporation.

         When Golden Chance purchased the Series A Preferred Stock, and they subsequently entered into a separate agreement with NEPC. Although the Debtor has not been provided with a copy of this Agreement, it is Debtor's understanding that the Agreement provided, in substance, as follows:

                  * NEPC granted to Golden Chance a Power of Attorney to vote the Class B Common Stock, and

                  * Golden Chance agreed to purchase 4,437,473 shares of Class B Common Stock, from NEPC in exchange for $1,200,000 to be paid at the rate of $50,000 per month, and pursuant to the terms of a Promissory Note given to NEPC by Golden Chance. No payments were ever made.

         The Debtor's Annual Meeting of Shareholders was scheduled for August 16, 1996 in Santa Barbara, California. Prior to the meeting, David Wallace, Esq., legal counsel for NEPC, declared an event of default with respect to the $1,200,000 Promissory Note issued to NEPC and threatened to revoke the proxy granted to Golden Chance to vote the Class B Common Shares. If the proxy were revoked, NEP would have controlled less than 50.0% of the votes to be cast at the annual meeting.

         Immediately prior to the commencement of the Annual Meeting, a new agreement was negotiated between the Debtor (whose Directors had been designated by Golden Chance), and NEPC. The subject Agreement is attached hereto as Exhibit 2.

         Subsequent to the execution of this revised agreement, Mr. Wallace negotiated an agreement between NEPC and 16 Bahamian corporations. The Debtor has learned that NEPC contracted to sell about 4,437,473 shares of Class A Common Stock to the 16 Bahamian corporations for a total of about $1,200,000 which obligation was set forth in Promissory Notes issued to NEPC. Debtor has been informed that no payments were ever made on this Note.

         After the commencement of this Chapter 11 case and the entry of an Order authorizing the Debtor to function as Debtor-in-Possession, the Debtor has given notice of its intent to commence an adversary proceeding for the purposing of setting aside the August 1996 agreement as being in violation of Section 547 and/or 548 of the Bankruptcy Code.

         All of the parties to the August 1996 Agreement have entered into a settlement agreement that is attached hereto as Exhibit 2.

         2. The Palm Desert Bank Account.

         On May 2, 1996 a bank account was opened in Palm Desert, California at a branch office of Bank of America in the name of "Nevada Energy Company." The initial deposit into that account consisted of $100,000, which was the initial payment to be made by Golden Chance for the purchase of the Debtor's Series A Preferred Stock.

         Although this bank account was in the name of "Nevada Energy Company," no corporate officer of the Debtor controlled this account. The new Board of Directors designated by Waterford, authorized the formation of this account and placed it under the control of Mr. Pattinson Hayton's assistant, Darlene Ramos.

         During the period May 2 through August 5, 1996, a total of $1,342,401 was wire transferred into this account. Of this sum, the Debtor received less than $200,000. All of the balance (i.e. more than $1,100,000) was disbursed without the prior knowledge or approval of any of Debtors officers, although Mr. Antisdel (the then President of the Debtor) knew of this bank account and demanded that the payments be deposited into the Debtor's bank account in Reno, Nevada.

         Prior to the 1996 Annual Meeting of Shareholders, Mr. Jeffery Antisdel received an itemized schedule of disbursements from the Palm Desert bank account. This schedule confirmed disbursements of large amount of money, but detailed documentation was not provided. Mr. Antisdel and Mr. Cascarilla entered into an agreement with the Debtor's auditors, Kafoury, Armstrong and Company, to investigate this account. Darlene Ramos refused to turn over the necessary documents at Pattinson Hayton's direction.

         Following the Annual Meeting of Shareholders, there was a meeting involving two of the Debtors three Directors, the officers, Mr. Antisdel, Mr. Cascarilla, Mr. Hayton and. others. At that meeting, Mr. Hayton represented that he would repay to the Debtor any proceeds which Mr. Antisdel determined had been improperly disbursed. Mr. Antisdel was terminated by the

Debtor's Board of Directors in September 1996 prior to making any determination regarding disbursements from the Palm Desert account.

         The Debtor is currently investigating these disbursements and the accuracy of its filings with the SEC, and intends to seek disgorgement and/or restitution where appropriate.

         3. Telecom Technologies, Inc. ("TTI").

         In August 1996, the Directors designated by Waterford authorized the Debtor to acquire 100% of the issued and outstanding common stock of TTI in exchange for (i) the payment of $500,000 cash, and (ii) 2,000,000 shares of Class A Common Stock, which was then trading for about $1.00 per share. The Debtor purchased TTI from WINA Associates.

         Immediately prior to the 1996 Annual Meeting of Shareholders, Messrs. Antisdel and Cascarilla learned that TTI had recently been sold by Mr. and Mrs. Dean Chamberlain (its sole shareholders) to WINA Associates for (i) a promise to pay $135,000 of which only $45,000 had been paid, and (ii) 100,000 shares of Class A Common Stock. Mr. Chamberlain also confirmed his understanding that Mr. Pattinson Hayton owned or controlled WINA Associates.

         Mr. Antisdel then directed the Debtors auditors to examine the books and records of TTI in anticipation of requisite SEC filings. The auditors informed Mr. Antisdel that TTI did not maintain its financial records in accordance with generally accepted accounting principles. According to the auditors, TTI had little or no revenue or assets.

         Messrs. Cascarilla and Antisdel objected to this transaction and asked that the Golden Chance designated Board of Directors rescind the transaction. The Board refused to do so. Debtor later filed a Form 8K indicating that the transaction had been rescinded, but no consideration was returned to the Debtor.

         The Debtor is in the process of investigating this transaction and intends to seek restitution and/or disgorgement.

         4. The Santa Barbara Lease.

         In the fall of 1996, Mr. Hayton went to Santa Barbara and entered into negotiations to lease 100.0% of a multistory building consisting of about 32,000 sq. ft. At that time, the Debtor had only four employees and nominal revenue, which was not sufficient to pay the monthly rental. Although the exact purpose for this transaction is not known, it is believed that Mr. Hayton wanted to utilize the building as a vehicle to create the illusion that the Debtor's business and operations were successful and growing, and operate his personal business at the Debtor's expense.

         Central Communications Corporation ("CCC"), a subsidiary of Debtor, thereafter executed a lease agreement to rent the entire building. In order to give CCC the illusion of stability, the Debtor (under the control of the Golden Chance Board of Directors) caused financial statements to be prepared and filed with the SEC which were inaccurate. Once acquired, Mr. Hayton occupied an executive suite and conducted business on behalf of other companies and enterprises at that facility.

         The landlord demanded that the Debtor guarantee the leasehold obligation. The Board of Directors never authorized this guarantee.

         CCC never had any revenue. CCC ultimately defaulted with respect to its lease payment obligations. The landlord has filed a Proof of Claim seeking to rely upon the alleged guarantee of Debtor. The Debtor has objected to this Proof of Claim and denies that its Board of Directors ever authorized the guarantee.

         After the approval of the Disclosure Statement, the landlord withdrew the claim.

         5. February 1997 Stock Issuance.

         On February 6, 1997, just 7 days before the Petition Date, Mr. Pattinson Hayton (the then President of the Debtor) arranged for 470,000 shares of the Debtor's Class A Common Stock to be issued to three (3) entities. The Class A common stock was to be distributed as follows:


Name                                                        Number of Shares
--------------------------------------------------------------------------------
Pillsbury Madison & Sutro                                        150,000
Jones, McCloy and Peterson                                       220,000
Wilson, Elser, Moskowitz, Esselman and Dicker                    100,000

The Debtor received little or no consideration for the issuance of this stock. At that time, the Debtor's Class A stock was traded at approximately $0.125 per share. The Debtor is in the process of investigating these transactions and intends to seek disgorgement and or restitution arising out of these events.

         The plan of reorganization provides, among other things, that the January, 1997 "amended" Articles of Incorporation are rescinded and withdrawn and in place thereof new Articles of Incorporation will be filed with the Secretary of State for the State of Delaware.

         The Debtor is in the process of investigating the facts and circumstances surrounding the attempt in 1997 to amend the Articles of Incorporation. The Debtor anticipates that it will pursue claims for damages and restitution arising out of such actions.

         6. Attempt to Amend Articles of Incorporation.

         In the Fall of 1996, the Debtor's then Board of Directors designed a strategy to amend the Debtor's Articles of Incorporation in order to increase the authorized number of shares of Class A common stock and to create a new class of common stock, to be known as "Class C

Common Stock". At that time, the Debtor's Articles of Incorporation contained a "super majority" voting requirement. In other words, in order for the Articles of' Incorporation to be amended, the affirmative vote of eighty percent (80%) of the issued and outstanding Class A and Class B common shares was required.

         Without securing the affirmative vote of eighty percent (80%) of the Class A and Class B common shares, the then Board of Directors of the Debtor, working in conjunction with various attorneys, caused an affidavit to be filed with the Secretary of State for the State of Delaware to the effect that the super voting requirement had not been properly adopted and, therefore, the Articles of Incorporation to be amended on the basis of the affirmative vote of only fifty percent (50%) of the issued and outstanding Class A and Class B common shares.

         On the basis of that affidavit, the Secretary of State for the State of Delaware permitted the Debtor to file Amended Articles of Incorporation.

         The Debtor has determined that the affidavit as submitted to the Secretary of State for the State of Delaware was false and inaccurate. Accordingly, the attempt to amend the Articles of Incorporation was void.

         7. Waterford Defaults.

         In consideration of its purchase of the Series A Preferred Shares, Golden Chance was contractually obligated to pay to Debtor a total of $4,950,000 to be paid in equal monthly installments of $500,000 per month commencing August 1996.

         Prior to September 1996, Golden Chance was in default of its payment obligations. At that time. Mr. Antisdel (as President) made demand for payment upon Waterford Trust Company Limited, an Irish corporation, which had guaranteed timely payment of the Golden Chance note. Waterford failed to fulfill its guarantee commitment.

         Messrs. Antisdel (as President, and Richard Cascarilla, as Secretary to the Debtor) prepared a special report on Form 8-K to be filed with the SEC reporting the default. Messrs. Antisdel and Cascarilla were fired the day before that Form 8-K could be filed.

         Thereafter, the Debtor's Board of Directors adopted a resolution waiving the default. At least two members of the Board of Directors (Messrs. Cain and Cannel) were also Directors or affiliates of Waterford and/or Golden Chance.

         Subsequent to the default, to the best of Debtor's knowledge, Golden Chance made no further payments on its promissory note and Waterford failed to fulfill its guarantee.

         As a result of these events, the Debtor's financial condition deteriorated significantly subsequent to May 3, 1996, and Debtor failed to pay its creditors' claims.

         For this reason, several creditors filed a Petition for Involuntary Reorganization pursuant to Section 303 of the Bankruptcy Code.

IV.   INFORMATION ABOUT THE CHAPTER 11 CASE.

         A. The Involuntary Petition.

         Three of Debtor's creditors -- Mr. Richard Cascarilla, Unishippers and Geothermal Development Associates -- filed an involuntary petition pursuant to
Section 303 of the Bankruptcy Code to reorganize the Debtor. The Petition was filed on February 13, 1997 (the "Petition Date").

         At that time, the Debtor's Board of Directors and Officers consisted of the following individuals:

      Name                                 Position
      ----                                 --------
      Pattinson Hayton, III                President
      Kevin Quinn                          Secretary
      Charles Cain                         Director
      Charles Cannell                      Director
      Michael Kassouff                     Director

         Mr. Kassouff had been elected by the Series B shareholders after Golden Chance went into default with respect to its $4,900,000 promissory note initially given for the purchase of the Series A Preferred Shares.

         When the involuntary petition was filed, the Debtor opposed the Petition. In summary, the Debtor asserted that it was generating revenue and, therefore, the Petition was inappropriate. Mr. Kassouff was of the opinion that the appointment of a Trustee was necessary and appropriate for the protection of both creditors and shareholders.

         After holding a hearing to consider the objections made on behalf of the Debtor by Mr. Hayton, the Bankruptcy Court entered an Order (1) authorizing the Petition to remain as filed, and (2) appointing an interim trustee. At this hearing, the Debtor was represented by Mr. Kevin Quinn, an alleged attorney hired by Pattinson Hayton, whose licence to practice law had been suspended by the State Bar of California, and subsequently disbarred.

         B. Actions by the Interim Trustee.

         The Interim Trustee assumed control of the Debtor, began an analysis of the Debtor's assets and liabilities and attempted to gain control over the affairs of the Debtor. He was opposed in this process by Mr. Hayton who, among other things, caused the Debtor to issue Class A Common Stock subsequent to the appointment of the Interim Trustee but without the consent of the Bankruptcy Court or the Interim Trustee.

         Among other things, the Interim Trustee negotiated and completed a sale of the Debtor's interest in San Jacinto Power Company, an energy cogeneration project. The sales price was $200,000 cash and assumption of outstanding liabilities which exceeded $300,000.

         C. The Debtor-in-Possession.

         While the Interim Trustee was attempting to secure control over the affairs of the Debtor, Messrs. Cain and Cannell resigned as Directors. The sole remaining Director (Mr. Michael Kassouff) elected as successor Directors Messrs. Richard A. Cascarilla and Mr. Lawrence A. Herth.

         Immediately thereafter, the Board of Directors terminated Messrs. Hayton and Quinn and elected Mr. Richard A. Cascarilla as President and Mr. Lawrence Herth as Secretary.

         The new Board of Directors then filed a petition requesting that the Court permit the Debtor to resume operations functioning as the Debtor-in-Possession pursuant to 11 U.S.C. Section 1107. The Court approved that Petition in September, 1997.

         D. Summary of Activities of the Debtor-in-Possession.

         Functioning as Debtor-in-Possession, Debtor concentrated its efforts in the following arenas:

                  * The Trustee negotiated the sale of the Debtor's partnership units in a California venture known as San Jacinto Power Company.

                  * The Company engaged professionals to assist in the investigation of claims and causes of action to be initiated by or on behalf of Debtor in order to recoup assets which had been dissipated in violation of sections 547, 548 or 550 of the Bankruptcy Code.

                  * An evaluation was conducted of the pending litigation in which Debtor was a defendant for the purpose of determining the validity of defenses and exploring the feasibility of settlement.

                  * Management focused upon an evaluation of current Debtor resources in order to design a new business plan upon which a plan of reorganization would be structured.

                  * Efforts were initiated for the purpose of identifying and regaining possession of Debtor assets which had been dissipated and/or conveyed to third parties.

                  * Negotiations were commenced with Debtor's largest creditor and shareholder NEP for the purpose of resolving open issues that would result in meaningful support for a plan of reorganization.

                  * Working in conjunction with Mr. David Wallace, management identified a specific strategy for the penetration of international telecommunication services, and commenced to implement that strategy through the acquisition of two companies which had been established by Mr. Wallace anticipated (VivaTel and Diego Tel), which had recently developed relationships for access to telecommunication services as both as a vendor and supplier and had secured one or more letters of credit which totaled $270,000 and other equity funding.

         As of result of these activities, several significant documents were prepared and agreements were entered into:

         1. Debtor, Diego Tel, VivaTel and Mr. Wallace entered into a Share Exchange Agreement dated as of December 1, 1997, pursuant to the terms of which Debtor acquired 100.0% of the issued and outstanding Common Stock of VivaTel and

                  Diego Tel. The agreement involving Diego Tel is predicted to be superseded by an Amended and Restated Agreement for Exchange of Stock (Debtor also entered into an "Ownership Settlement" Agreement regarding VivaTel, see Article III, Section G, "Litigation and Claims"). Both Agreements require approval of the Bankruptcy Court.

         2. Debtor, NEP, Nevada Energy Power Company ("NEPC") and others entered into a "Settlement Agreement" with respect to claims and assertions between them. As a result of this Settlement Agreement, which was effective as of December 1, 1997, Debtor recouped ownership of Combustion Energy Corporation and its operations (Herth Printing & Business Supplies), as well as title to a parcel of real estate situated in Reno, Nevada.

         3. Debtor negotiated an "Indemnification Agreement" with Nevada Electric Power Company and Mr. Jeffrey Antisdel, pursuant to the terms of which NEPC and Mr. Antisdel guaranteed that net operating losses recognized by Debtor during the tenure of Mr. Antisdel were valid and would remain in full force and effect. NEPC and Mr. Antisdel agreed to indemnify and hold Debtor harmless from any and all expenses and damages which it might incur in the event that there is any adjustment with respect to these net operating losses.

         4. A Plan of Reorganization and Disclosure Statement were prepared, reviewed by the Debtor's Board of Directors, adopted by the Board of Directors, submitted to the Court for review and (with the permission of the Court) transmitted to the Creditors for consideration.

         In addition, as of December 1, 1997, Debtor resumed operations. Revenue for the period

December 1997 through May 1998 was attributable to Debtor's subsidiary CEC, which owned Herth Printing and Business Supplies.

         Substantial time, energy and resources have been expended in the exploration and development of a new business plan. See Article III, Section E. As part of this endeavor, management and professionals assisting the Debtor have been involved in extensive, protracted and complex negotiations on various facets of this new business plan, especially the acquisition of Viva Tel and Diego Tel.

V. THE DEBTOR'S ESTATE.

         A. Business Operations.

         As of the petition date, the Debtor s operations consisted almost exclusively of its interest in San Jacinto Power, which was subsequently sold by the interim trustee.

         In or about April, 1998, the Debtor entered into a Settlement and Release Agreement with NEP, one which is discussed below in more detail. As a result of this agreement, retroactively to December 1, 1997, Debtor regained ownership of a revenue generating former subsidiary (Combustion Energy Corp.). Through the reacquisition of this subsidiary, the Debtor currently receives revenue which is reported to the Court in the Debtor's monthly reports, which are available upon request.

         B. Assets and Financial Condition.

         As of the Petition Date, the Debtor's assets consisted of the following:

                  *        Ownership of the following subsidiaries:
                                San Jacinto Power Company

                  *        Ownership of ten (10) energy cogeneration units

                  * Claims for damages arising out of transactions involving consist of its former President and Directors

                  * Claims for damages against third parties set forth in Section E below.

         Financial statements for the period ending May 31, 1998 and pro forma financial statements are enclosed as Exhibit 3.

         C. Claims and Liabilities.

         In addition to the pending litigation, the Debtor has various claims and is investigating the following:

         Among others, the Debtor investigation is focusing upon:

         1. Banks and others which participated in the receipt and transfer of monies belonging to Debtor;

         2. Attorneys who issued legal opinions and/or assisted in the design and implementation of transactions in violation of law;

         3. CPA's who issued opinions with respect to financial statements upon which Debtor relied to its detriment;

         4. Corporations and individuals who received Cash, Class A Common Stock or other assets from Debtor for which Debtor received little, no or inadequate consideration; and

         5. Individuals who participated or aided and abetted participation by others in acts and practices which resulted in damages to Debtor.

         6. The administration of a bank account established in Palm Desert, California allegedly on behalf of Debtor and the disbursement of more than $1,000,000 from that account;

         7. The purchase of 100.0% of the issued and outstanding common stock of Telecom

                  Technologies, Inc. by Debtor in 1996;

         8. The formation and administration of Central Communications Company and its operations including, but not limited to, the lease of real property situated in Santa Barbara, California;

         9. Whether Messrs. Cain, Cannell, Goold, Tevis, Hayton, Bowers and Kevin Quinn fulfilled their statutory and fiduciary duties as Officers and/or Directors of Debtor;

         10. Whether Waterford Trust Co. or its nominee (Golden Chance, Ltd.) violated Section 17(a) of the Securities Act of 1933,
                  Section 10(b) or Rule 10-b(5) of the Securities Exchange Act of 1934 or any analogous state statute in conjunction with the purchase of Series A Preferred Shares from Debtor in May 1996 and, if so, whether Debtor has the right to seek restitution from persons controlling such entities;

         11. Whether during the period May 3, 1996 through the Commencement Date Debtor failed to file reports otherwise required to be filed pursuant to the Securities Exchange Act of 1934 and, if so, whether Debtor has a cause of action against the then Officers and Directors of Debtor for damages and expenses arising out of such failures;

         12. Whether one or more individuals who are subject to section 16 of the Securities Exchange Act of 1934 purchased and sold securities issued by the Debtor within a six (6) month period in violation of section 16(b) of that statute;

         13. Whether Cash, real property, contract rights, intellectual property or other assets (real, personal or equitable) were misappropriated, misused or wrongfully appropriated by third parties;

         14. Whether Messrs. Cain, Cannell, Goold, Tevis, Hayton, Quinn or Bowers, individually or acting in concert, directly or indirectly usurped any corporate opportunity, contract or asset of Debtor for personal gain;

         15. Whether any person identified in the Securities Act of 1933 or the Securities Exchange Act is liable to Debtor for violations of either of these statutes;

         16. Whether Debtor has a cause of action arising pursuant to the Racketeer Influence and Corrupt Organizations Act;

         17. Whether, subsequent to the Petition Date, any assets of the estate of the Debtor was misappropriated to or wrongfully taken by a third party;

         18. Whether any underwriters, brokers, dealers, banks and stock transfer agents participated in or aided and abetted in the transfer of securities issued by Debtor; and

         19. Whether Debtor has a claim for indemnification arising out of a policy for Directors and Officers liability insurance in effect for part of 1996.

         While its investigation is not yet complete, on the basis of information uncovered to date, the Board of Directors of Debtor anticipates that Debtor will institute civil proceedings against multiple parties unless they voluntarily settle with the Debtor.

         The Plan provides, pursuant to section 1123 (b)(3) of the Bankruptcy Code, for the retention and enforcement by the Debtor of any claim or interest belonging to the estate of the Debtor including, but not limited to, the matters summarized above.

         Debtor has been contacted by the SEC with respect to an ongoing investigation by the SEC into the activities of various individuals. Debtor has offered to cooperate with the SEC in this matter.

         The Board of Directors has also authorized the President (Mr. Cascarilla) to confer with the United States Attorney for the District of Reno, Nevada for the purpose of discussing potential criminal conduct of certain individuals and entities.

         In order to enact the new business plan, the Debtor has prepared and submitted to the Court a Plan of Reorganization to resolve the claims of its Creditors.

         D. Business Affairs.

         The Debtor's operations subsequent to the Petition Date are discussed in periodic reports filed by the Debtor with the Court on a monthly basis. A copy of the monthly reports are available upon request.

         E. Litigation and Claims.

         Debtor was both a plaintiff and a defendant in civil litigation pending as of the commencement of the Chapter 11 case. When the Chapter 11 case was initiated, all pending civil litigation, in which Debtor was a defendant, was automatically stayed pursuant to section 362 of the Bankruptcy Code.

         Civil litigation and the status of each matter is as follows:

                              Proceedings in which
                              Debtor is a Defendant

Case                        Docket No.             Nature of Claim               Comment
----                        ----------             ---------------               -------
Mary Kay Robinson,          216651                 Breach of Lease--             1.  Case stayed
Trustee v. Central          Superior Court         Alleged Damages               2.  Plaintiff filed
Central Communications      Santa Barbara,         of $1,200,000                 Proof of Claim
Company and Nevada          California                                           3.  NEC denies
Energy Company                                                                   disputed Proof of
                                                                                 Claim

Jeffrey Antisdel vs.           CV96-07001             Breach of Contract            Settlement
Nevada Energy Company          County of              Damages alleged               negotiated
                               Washoe,                to be approximately           in amt of $384,500
                               Nevada                 $384,500

Jeffrey L. Hartman,            CV96-07453             Breach of Contract            Claims to be paid
Michael Kassouff and           County of              Damages alleged               with interest
Jeffrey Modesitt vs.           Washoe,                to be about
Nevada Energy Company          Nevada                 $13,200 for each Plaintiff

Nevada Energy Partners         CV96-07487             Breach of Contract,           Settled. See Article
vs. Nevada Energy Company      County of Washoe       Specific Performance and      III Section I.
                               Nevada                 damages in excess of
                                                      $6,000,000

Smith, Katzenstein & Furlow    96-12-004-JEB          Action on account,            Settled, Stipulated
vs. Nevada Energy Company      Superior Court,        Damages of $78,731            judgment for
                               New Castle, DE                                       $78,731

                                 Proceedings in Which
                                 Debtor is a Plaintiff

Case                           Docket No.             Nature of Claim               Comment

Nevada Energy Company          216568                 Rescission and Specific       Dismissed per
vs. Nevada Energy Partners,    Superior Court         Performance                   settlement.  See
                               Santa Barbara, CA                                    Article II Section C

NEC v. Charles Cain            15421 NC               Breach of fiduciary duty      Pending in
                               Court of Chancery                                    discovery stage
                               New Castle County,
                               DE

NEC v. Peter Cannell           15421 NC               Breach of fiduciary duty      Pending in
                               Court of Chancery                                    discovery stage
                               New Castle County,
                               DE

NEC v. John Goold              15421 NC               Breach of fiduciary duty      Default obtained
                               Court of Chancery
                               New Castle County,
                               DE

NEC v. Stefan Tevis            15421 NC               Breach of fiduciary duty      Default obtained
                               Court of Chancery
                               New Castle County,
                               DE

NEC v. Waterford Trust         96C-12-150             Breach of contract            Default Judgment
Company and Golden Chance      Superior Court                                       obtained for
                               New Castle County,                                   approximately
                               DE                                                   $5,000,000


                 Claims and Potential Claims by PowerTel U.S.A.

      Charles Cain
      Peter Cannell
      John Goold
      Stefan Tevis
      Waterford Trust Co., judgment entered for $5,000,000
      Golden Chance Limited, judgment entered for $5,000,000

      1.     Telecom (AE)

             - an Isle of Man corporation which represented that it held contract rights to telecommunication projects. Allegedly assigned rights to Wina Associates, Ltd. which later sold these rights to NEC for 2,000,000 shares of Class A stock and $500,000 cash. Original contracts were from Dean Chamberlain for $135,000 and 100,000 shares of Class A stock.

      2.     Roderick McCloy, Attorney

             - Canadian attorney who is a director of Waterford Trust Co., attorney for Golden Chance, Telecom (AE), and personally for the NEC directors. Never represented NEC, but received $500,000 cash by wire transfer and check identified as attorneys' fees. Also was issued stock in an excess of 220,000 shares. Acted as escrow agent for various entities and worked with Pacific International for distributing all the unrestricted stock issued by the company under S-3, S-8, and Reg S opinions issued by Kevin Quinn, who has not held a law license since 1993.

      3.     Kevin Quinn

             - disbarred attorney who has been suspended since 1993. Issued Reg S opinions for Telecom (AE), Golden Chance and PowerTel since May of 1996. Also filed an S-8 registration in 1996 for 1.3 million shares of Class A stock. Was secretary of the company. Has received in excess of 500,000 shares of unrestricted stock.

      4.     Mortlake Venture Capital Corporation.

             - California corporation allegedly owned by Pattinson Hayton. Has received over $370,000 and 300,000 shares of stock for little or no consideration.

      5.     Pillsbury Madison & Sutro/Graham Taylor, Esq.

             - Subsequent to the Petition Date, the Debtor's Board of Directors initiated an internal investigation into the activities of the Debtor during the period of May 1996 through the Petition Date. Among other things, the Debtor has focused on the activities of the various attorneys, accountants and financial advisors who had been engaged by the Waterford-Golden Chance Board of Directors. One of the law firms so engaged was Pillsbury, Madison & Sutro of San Francisco, California which was engaged as "securities counsel" and "general counsel' to the company.

      During the course of that investigation, the Debtor has identified certain evidence which appears to indicate that Pillsbury, Madison & Sutro had been legal counsel to Pattinson Hayton (and/or his affiliated companies and associates), Waterford and Golden Chance, and that Pillsbury, Madison & Sutro provided legal representation to Mr. Hayton regarding matters involving the Securities and Exchange Commission. One of the partners of that firm, Graham Taylor, has been a long time friend and associate of Mr. Hayton. The Debtor has also traced funds and Class A Common Stock into the possession and/or control of Pillsbury, Madison & Sutro. While Pillsbury, Madison & Sutro was serving as "securities counsel," filings were made by debtor with the SEC which appear to be inaccurate, false and/or misleading. The role and involvement of Pillsbury, Madison & Sutro in these events is being investigated.

      In view of the foregoing, the Debtor is pursuing an investigation for the purpose of confirming whether the Debtor has causes of action against Pillsbury, Madison & Sutro and/or any of its partners. In addition, the Debtor is in the process of evaluating whether Pillsbury, Madison & Sutro secured written waivers of actual or potential conflicts of interest and/or engaged in acts and practices by or on behalf of another client to the detriment of the Debtor. Finally, Debtor is evaluating whether it has claims for damages to itself and its shareholders arising out of the conduct of Pillsbury, Madison & Sutro.

      At this time, the Debtor's investigation is continuing. Pillsbury, Madison & Sutro has cooperated by providing Debtor with access to almost 3700 pages of documents, but has declined an offer to meet with Debtor for the purpose of discussing the firm's conduct

      6.     James Kaplan, Esq.

             - Florida attorney at firm of Wilson, Elser, Moskowitz & Eselman, who has worked with Hayton for many years. He also has represented Waterford. Has received unrestricted stock in excess of 100,000 shares.

      7.     Donald Davis, Esq.

             - California attorney.  Issued the S-3 opinion for $10,000.

      8.     Morris, Nichols, et al.

             - Delaware firm which issued the legal opinion which NASDAQ relied on to approve the reverse split of the company's common stock.

      9.     Weil, Gotchill & Manges
             -New York law firm which wrote an eight-page letter to NASDAQ on February 13, 1997, on behalf of the company which contained factual errors.

      10.    Paul Messina, C.P.A.

             - located in Palm Springs are and has done auditing work for Hayton, Waterford, and NEC. Did financial statements for Waterford which were relied upon by NEC in finalizing the GCL deal. Also was the independent auditor who counted the ballots at the August stockholder meeting.

      11.    Signature Transfer Company

             - Texas stock transfer company hired by the Waterford board. Issued Class A common stock without general ledgers held by former transfer company, Corporate Stock Transfer in Colorado. Documents verify that the two overlapped for approximately eight days while substantial stock was issued.

      12.    Claims

             Stone Brothers (Disputed)

             As discussed elsewhere in this Second Amended Disclosure Statement, Debtor owns Ormats power generating equipment and related equipment ("Ormats"). The Ormats are located in Fernley, Nevada, at Stone Brothers Nevada Machinery. There is a dispute with Stone Brothers regarding its entitlement to rent for the storage of the Ormats. The Debtor believes that the Independent Contractor Agreement between Stone Brothers Welding & Equipment Sales and Nevada Energy Co. dated July 3, 1992, governs the respective obligations of the parties. If the parties are unable to resolve the dispute, the matter will be set for hearing for the Court to decide the issues.

      In some instances, Defendants have operated in foreign countries and the potential for recovery is uncertain. In other instances, the credit worthiness of the Defendants are unknown. In most instances, the Debtor is represented by legal counsel who has agreed to pursue claims and collecting on a contingent fee basis. There is no assurance or guarantee that Debtor will be successful in its attempt to collect on these judgments.

      In addition to the foregoing, Debtor has initiated an investigation into the acts and practices of its Directors and Officers during the period May 3, 1996 through February 1997. The investigation also focuses upon all business transactions to which Debtor was a party during this time period. The objective is to determine whether Debtor has a claim pursuant to the Bankruptcy Code (Section 547 or 548) or otherwise (i.e., pursuant to Delaware law, the Federal securities laws or the applicable common law) for damages and/or disgorgement and return of assets.

  VI. THE REORGANIZED DEBTOR'S BUSINESS PLAN

      Upon confirmation of the Plan of Reorganization, the Debtor will be deemed to be "reorganized."

      The Reorganized Debtor's business plan will consist of three business segments, viz:

      1. Functioning as a non-regulated utility holding company, the Reorganized Debtor will seek to identify and develop an application for its ORMAT units in the operation of geothermal, wind and biomass energy projects, primarily through joint ventures and partnerships with third parties. At this time, no specific project has been identified.

      2. The exploitation of its current printing and business supply operation situated in Reno, Nevada conducted under the name "Herth Printing and Business Supply."

      3. The creation, development and implementation of an international long distance telecommunication business focusing exclusively upon the sale of long distance services where the ultimate destination is out of the United States.

        With respect to the development of an energy cogeneration business, the Reorganized Debtor is anticipated to have substantial physical resources, consisting of its ORMAT Units. Management believes that the Reorganized Debtor will be successful in negotiating joint venture or partnership relationships in which the Reorganized Debtor will contribute its Energy Cogeneration equipment. It is also likely, however, that the Reorganized Debtor will require additional working capital in order to implement that line of business.

        With respect to its printing and business supply operation, management anticipates that the Reorganized Debtor will continue to function largely as it has done in the past. However, the Reorganized Debtor will be mindful of opportunities to expand the business and printing supply operation, perhaps through the acquisition of other companies or operations. At this time, no such acquisition has been identified or under consideration. In the event that the Board of Directors of the Reorganized Debtor determine that continued operation of the printing and business supply operation is not consistent with the long term objectives of the Reorganized Debtor, consideration may be given to a sale or disposition of that portion of the Reorganized Debtor's business.

        With respect to its entry into the long distance telecommunication market, the Reorganized Debtor intends to do so through the acquisition of VivaTel and Diego Tel, which will be finalized upon confirmation of the Plan of Reorganization.

        The Reorganized Debtor will acquire VivaTel for a one-time payment of $500. VivaTel is currently owned by Mr. David Wallace, who is its sole shareholder, officer and director. Diego Tel currently holds an authorization granted by the Federal Communications Commission pursuant to Section 214 of the Federal Communications Act.

        A Section 214 authority permits the holder to market and sell long distance telecommunication services in the United States on condition that the ultimate destination of the long distance telephone call is to a country which is outside the United States. At this time, a Section 214 license permits long distance telephone calls to over 100 countries. To the best of management's knowledge, no additional license or permit is required in order to conduct such business within the United States.

        With respect to Diego Tel, the Reorganized Debtor has entered into a contract to purchase 100.0% of the issued and outstanding common stock of Diego Tel from Mr. David Wallace upon confirmation of the Plan. The terms of the acquisition are as follows:

        * Subject to receipt of certain cash payments arising out of telecommunications operations as discussed below in more detail, the Reorganized Debtor will issue to Mr, Wallace Class A Common Stock in an amount not to exceed 35.0% of the issued and outstanding Class A Common Stock computed as of a date ten (10) days after the Effective Date of the Plan of Reorganization. Under the terms of the contract, no Class A Common Stock will be issued to Mr. Wallace unless and until the Reorganized Debtor receives cash receipts arising from the telecommunications operations. For each month that the Reorganized Debtor receives cash receipts of at least $100,000 greater than the preceding calendar month, an incremental 10.0% will be distributed to Mr. Wallace.

        * Mr. Wallace will have a total of 30 months commencing with the Effective Date of the Plan within which to generate a minimum of $4,500,000 in cash receipts to the Reorganized Debtor. Assuming that the entire $4,500,000 in cash receipts is generated pursuant to the formula set forth in the Purchase Agreement, Mr. Wallace will be deemed to have earned and will receive Class A Common Stock in an amount equal to 35.0% of the issued and outstanding common stock of the Reorganized Debtor computed ten (10) days after the Effective Date.

        * In the event that the Reorganized Debtor does not receive any cash receipts within the 30 month period or if the cash receipts fail to achieve the minimum threshold of $100,000 per month, no Class A Common Stock will be issued to Mr. Wallace.

        * In the event that the first payment threshold is achieved (i.e., in the event that there is a minimum of $100,000 cash receipts within a calendar month) but the total cash receipts of $4,200,000 are not received, a prorata distribution will be made to Mr. Wallace.

        A copy of the contract, as amended and supplemented, is enclosed as
Exhibit 4.

        Based upon the current market value of the Debtor's Class A Common Stock, the Board of Directors has valued the Class A Common Stock to be earned by Mr. Wallace to be less than $150,000. In the opinion of Debtor's Board of Directors, the purchase price is quite reasonable.

        Mr. Wallace has provided representations and warrants that Diego Tel has been issued and has valid authority pursuant to Section 214 of the Federal Communications Act.

        In addition, Diego Tel has leased or otherwise acquired fiber optic cables suitable for the transmission of long distance telecommunication services to its point of presence in Southern California. In addition, according to Mr. Wallace, Diego Tel has purchased or leased appropriate gateway switching equipment in order that Diego Tel can function as a direct distributor of long distance telecommunication services. Finally, Diego Tel has entered into a five
(5) year agreement with a Mexican carrier, to provide services into Mexico.

        As part, of its agreement with Mr. Wallace, the Reorganized Debtor will be placing substantial reliance upon Mr. Wallace with respect to the development, marketing and implementation of its long distance telecommunications program. Mr. Wallace, a Board Certified Tax Attorney, has prior experience in the organization and operation of a for-profit business.

        Mr. Wallace will receive no compensation from the Debtor.

        David Wallace is 50 years old and has known Richard Cascarilla, the current president, since 1981. Mr. Wallace first became interested in the telecommunication field at age 18 when he received a First Class Radio Telephone Operator's License from the Federal Communications Commission. He then operated a commercial radio station as the board engineer.

        He attended the University of Michigan and received a B.S. in Microbiology from the Literature, Science and Arts College. After graduation, he became the supervisor of the Genesee County Public Health Department in Flint, Michigan. Subsequently, he returned to school and received a law degree from the Thomas M. Cooley law school in Lansing, Michigan. He was admitted to the Michigan and Florida Bar in 1981. In 1989 he passed the tax certification examination by the Florida Bar and was board certified as a tax attorney.

        Mr. Wallace has operated an oil and gas drilling company in Michigan, and owned a furniture business in Florida.

        Since 1996 Mr. Wallace began devoting his time to the telecommunications business. In 1997 this business was a substantial portion of his business activities. He has developed a level of expertise that the Debtor believes will benefit the company, its creditors and shareholders.

        Mr. Wallace has previously represented NEP and NEPC in 1996, and negotiated the August 16, 1996 settlement between the Debtor, NEP and NEPC.

        Mr. Wallace has fully cooperated with the Debtor in preparing its legal case against the former Board and their affiliates. Mr. Wallace lives in Sarasota, Florida, with his wife, Dr. Arlie Wallace and their three children.

        The management and Board of Directors of the Debtor believe that Mr. Wallace, who has invested substantial time and personal resources in the exploration and examination of the telecommunications arena, has the knowledge, ability and skill to develop this business.

        The Reorganized Debtor's telecommunications business plan anticipates that the Reorganized Debtor will seek to exploit a niche market for long distance telecommunications needs among immigrant, minority and lower income migrant workers who need access to long distance telecommunication services but who might not otherwise have access to more traditional, conventional modes of communication. In addition, the Reorganized Debtor intends to market its long distance telecommunication services to businesses which utilize long distance telecommunication services in large volumes for transmission of voice and data to one or more of the countries served by Diego Tel.

        The Business Plan anticipates that Diego Tel will operate as a "low cost" provider retaining a small percentage of the gross revenue while having a small overhead.

        Proforma financial projections with respect to the Reorganized Debtor's telecommunications operations are attached as Exhibit 5. These proforma financial statements have been prepared by Mr. Wallace.

VII.  THE PROPOSED PLAN

        A. Designated Dates

        The Plan designates four dates which govern the Debtor's obligations pursuant to the Plan. The dates are:

                1. Confirmation Date, the date on which the Bankruptcy Court confirms the Plan.

                2. Declaration Date, which is the thirtieth (30th) day after the Confirmation Date. Creditors must make certain elections on or before the Declaration Date in order that the Debtor can determine the amount of Cash and Class A Common Stock to be issued or disbursed pursuant to the Plan.

                3. Effective Date which is one-hundred twenty (120) days after the Confirmation Date. On the Effective Date, the Debtor will distribute Class A Common Stock and certain Cash Payments to those unimpaired Creditors eligible to receive the same pursuant to the Plan.

                4. Payment Date, which is three hundred sixty-five (365) days after the Confirmation Date. On the Payment Date, the Debtor will distribute additional Cash payments to be made to impaired creditors pursuant to the Plan.

        The four dates have been selected by the Debtor in order to allow sufficient time (1) to implement the administrative components of the Plan (e.g. to amend the Articles of Incorporation and to issue new stock certificates to existing shareholders), (2) to allow Creditors a reasonable period of time to evaluate the financial and operational performance of the Debtor in order to determine whether to elect to accept Class A Common Stock in lieu of

(or as partial payment for) Cash, (3) to effect a distribution of Class A Common Stock to Creditors pursuant to the Plan, and (4) to generate Cash from operations in order to disburse Cash payments to Creditors as provided in the Plan.

        B. Classification of Claims and Interest

        For purposes of the Plan, Claims of Creditors and Equity Interest holders are classified as either "Allowed" or "Disputed."

        A Claim is "Allowed" if:

        (a) Proof of Claim was filed on or before the last date designated by the Bankruptcy Court as the last date for filing Proofs of Claims or (if no Proof of Claim is filed) the Claim or Equity Interest has been listed by the Debtor as liquidated in amount and not disputed; and

        (b) Debtor has either (i) not filed an objection to the Claim. or (ii) if an objection was filed by Debtor, the Court refused in a Final Order to sustain the objection.

        A Claim that is not "Allowed" is deemed to be Disputed.

        The Plan focuses upon Allowed Claims and Equity Interests, with each Claim or interest allocated into one of nine classes (one class is for Disputed Claims).

        *       Class 1 - Allowed Claims for Administrative Expense.

        *       Class 2 - Allowed Wage Claims.

        *       Class 3 - Allowed Munson Reorganization Priority Tax Claims.

        *       Class 4 - Allowed Priority Tax Claims.

        *       Class 5 - Allowed Claims of Secured Creditors.


        * Class 6 - Allowed Claims of Unsecured Creditors Not in Excess of twelve hundred dollars ($1,200).

        * Class 7 - Allowed Claims of Unsecured Creditors in Excess of twelve hundred dollars ($1,200).

        * Class 8 - Allowed Claims of Nevada Energy Partners, Ltd., NEPC, and others.

        *       Class 9 - Disputed Claims.

        *       Class 10 -Allowed Equity Interests.

        C.      Provisions for Payments of Claims

        1. Provisions for Payment of Allowed Administration Expenses Claim (Class 1)

        The first Class of Creditors to be paid (Class 1) consists of those Creditors in possession of an Allowed Claim for Administrative Expenses. In summary, Claim 1 Claims pertain to expenses incurred by the Debtor which are actual and necessary expenses of preserving the estate of Debtor or operating its business, any indebtedness or obligations incurred by or assessed against the Debtor in connection with the conduct of its business or for the acquisition or lease of property or for providing services to the Debtor, as well as allowances for compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court. Finally, administrative expenses include any fees or charges assessed against the Debtor's estate pursuant to 28 U.S.C. Section 123. The known and anticipated administrative expenses are estimated to be at least $200,000.

        The Plan provides that on the Effective Date each Allowed Administration Expense shall be paid in full in Cash or upon such other terms as may be agreed upon by and between the Creditor and Debtor. However, Administration Expenses representing indebtedness or other obligations incurred or assumed by the Debtor shall be assumed and paid or performed by the Debtor in accordance with the specific terms and conditions of any agreement relating to such obligation.

        Among other things, the Allowed Administrative Expenses include (but are not limited

to) the following:

        * Post-petition compensation to the current Directors and Officers of Debtor;

        * Payments to attorneys and accountants for services rendered to the Debtor; and

        * Expenses incurred in conjunction with the ordinary and necessary business expense incurred between February 13, 1997 and the filing of the Plan.

        The post-Confirmation Fees and Administrative Expenses shall be paid as they are incurred and billed, without further approval of the Bankruptcy Court.

        In addition, the Confirmation Order for the Plan shall designate a "Bar Date" which is the date by which filing of Claims must be made by those entities asserting Claims for compensation pursuant to sections 330 and/or 530 of the Bankruptcy Code. In general, this encompasses Claims for compensation to professionals (such as attorneys and accountants) providing services to Debtor.

                2.      Provisions for Payment of Allowed Wage Claims (Class 2)

        Debtor has designated Class 2 as being for Allowed Wage Claims for payment of pre Petition wages. Under the proposed Plan, on the Effective Date, each Allowed Wage Claim shall be paid in full in Cash or upon such other terms as may be agreed upon between any Allowed Wage Claimant and the Debtor. There are no Allowed Wage Claims. There are Disputed Wage Claims totaling about $24,000.

                3. Provisions for Payment of Pre-1990 Allowed Priority Tax Claims (Class 3)

        The pre-1990 Priority Tax Claims (Class 3) consists of Tax Claims for obligations arising prior to 1990 and which are the subject of a plan of reorganization confirmed in 1990 by the United States Bankruptcy Court in a proceeding involving Munson Geothermal, Inc.

The pre 1990 Priority Tax Claims shall be paid in full in Cash on the Effective Date, or upon such other terms and conditions as may be agreed upon between any pre-1990 Allowed Priority Tax Claimant and the Debtor. The Allowed Class 3 claims total about $26,000.

                4. Provisions for Treatment of Post-1990 Allowed Priority Tax Claims (Class 4)

      With respect to Allowed Priority Tax Claims arising after 1990 (i.e. the Class 4 Claims), the Plan provides that such Allowed Claims shall be paid over a term consisting of sixteen (16) consecutive quarterly payments ending four years after the Payment Date, with the first payment to be made on the Payment Date, or upon such other terms as may be agreed upon by and between any Class 4 Claimant and the Debtor. There are no Allowed Class 4 Claims.
There are Disputed Class 4 claims totaling about $550,000.

                5.      Provisions for Treatment of Allowed Secured Creditors
                        (Class 5)

        The fifth Class of Creditors (Class 5) consists of Secured Creditors whose Claim has been Allowed. Class 5 Creditors will be paid in full in Cash on the Effective Date. Alternatively, at the sole election of Debtor, the Allowed Secured Claim, together with interest at a rate to be determined by the Bankruptcy Court, shall be paid in equal monthly installments, the first installment to be made on the Payment Date, over a term consisting of thirty
(30) consecutive months, or upon such other terms as may be agreed upon by and between the Secured Creditor(s) and Debtor. There are no Allowed Class 5 claims. There are Disputed Class 5 claims which total about $25,000.

                6. Provisions for Payment of Allowed Unsecured Creditors not Exceeding $1,200 per Claim (Class 6)

        Class 6 consists of Allowed Unsecured Claims not in excess of $1,200 per Claim. Pursuant to the terms of the proposed Plan, Class 6 Creditors will be paid in full in Cash on the Effective Date, or upon such other terms and conditions as may be agreed upon by and between any Class 6 Creditor and Debtor.

        Each Class 6 Creditor has the right to receive Class A Common Stock in lieu of Cash, with the number of shares computed as follows:

        C6 x 120% = F

        F/(divided by) AVP = NS

                where:

        C6 = The dollar amount of the Class 6 Claim.

        F = Proceeds to be converted into Class A Common Stock.

        AVP = An average of the closing price per share for the fifteen trading days immediately preceding the Effective Date.

        NS = Number of Shares of Class A Common Stock to be issued.

        For example, if the Class 6 Allowed Claim was $1,000, the computation would be as follows:

        $1,000 x 120% = $1,200

        $1,200/$1.00 = 1,200 Shares of Class A Common Stock (assuming $1.00 to be the AVP)

        The Class A Common Stock will be issued on the Effective Date, which is after Debtor will have effected a reverse stock split. The Creditor's election must be made on or before the Declaration Date. The reverse stock split will occur after the Declaration Date but at least twenty trading days before the Effective Date. The Allowed Claims of Class 6 total about

$30,000.  There are no Disputed Class 6 Claims.

                7. Provisions for Payment of Allowed Unsecured Claims in Excess of $1,200 per Claim (Class 7)

        Class 7 consists of Allowed Claims which are (i) unsecured and (ii) in excess of $1,200. Pursuant to the proposed Plan, each Creditor holding a Class 7 Claim must make an election to receive either:

      Option A.      A lump sum payment of $1,200 to be paid on the Effective
                     Date as a full, complete settlement of the Class 7 Claim, or

      Option B.      To receive a combination of Cash and Class A Common Stock
                     of Debtor (claimants selecting Option B must make a further election to receive either (i) cash or (ii) stock), or

      Option C.      To receive only Class A Common Stock.

        The following example is intended to illustrate the proposed treatment of Class 7 Creditors by the Plan. Assume, for purposes of illustration only, that Class 7 Creditor has an Allowed Unsecured Claim in the amount of $10,000 and assume that the average closing price per share for the fifteen (15) trading days immediately preceding the Effective Date ("AVP") is $1.00 per share.

        The alternatives would be computed as follows pursuant to the Plan:

        Option A:

                Receive $1,200 in Cash on the Effective Date.

        Option B:

                Plan 1: Cash

                1.      20.0% of the Allowed Claim paid in Cash on the Payment
                        Date

                2. 80.0% of the Allowed Claim to be paid over sixteen (16) consecutive quarters commencing on the Payment Date

                3. Class A Common Stock issued on the Effective Date computed pursuant to the following formula:

                C7 X 80% = NP

                NP x 20% = F

F/(divided by) AVP = NS

        where

C7  =   The dollar amount of the Class 7 Claim.

NP  =   The dollar amount of the Class 7 Allowed Claim that was not scheduled to be paid in lump sum on the Payment Date.

F   =   Dollar amount of funds allocated for purchase of Class A Common Stock.

AVP = An average of the closing price per share of Class A Common Stock for the 15 trading days immediately preceding the Effective Date.

NS  =   Number of Shares of Class A Common Stock to be issued.

        Or, by way of example:

                $10, 000 x 80. 0% = $8,000

                20.0% x $8,000 = $1,600

                $1,600/ $1.00 = 1,600 Shares of Class A Common Stock

Option B:

        Plan 2: Cash

1.      20.0% of the Allowed Claim paid in Cash on the Payment Date

2. Class A Common Stock to be issued on the Effective Date computed pursuant to the following formula:

        C7 X 80% = NP

        NP x 120% = F

        F/(divided by) AVP = NS

        where

        C7 = The dollar amount of the Class 7 Allowed Claim.

        NP = The dollar amount of the Class 7 Allowed Claim that was not scheduled to be paid in lump sum on the Payment Date.

        F  = Dollar amount of funds allocated for purchase of Class A Common
             Stock.

        AVP = An average of the closing price per share of Class A Common Stock for the 15 trading days immediately preceding the Effective Date.

        NS = Number of shares of Class A Common Stock to be issued.

                Or, by way of example:

        $10, 000 x 80. 0% = $8,000

        $ 8,000 x 120.0% = $9,600

        $ 9,600/ $1.00 = 9,600 Shares of Class A Common Stock

        Option C: Receive all Stock.

        If the Class 7 Creditor elects, the Creditor may receive on the Effective Date Class A Common Stock computed as follows:

        C7 X 200% = F

        F/(divided by) AVP = NS

                where

        C7 = The dollar amount of the Class 7 Claim.

        F = Dollar amount of funds allocated for purchase of Class A Common
        Stock.

        AVP= An average of the closing price per share of Class A Common Stock for the 15 trading days immediately preceding the Effective Date.

        NS = Number of Shares of Class A Common Stock to be issued.

                Or, by way of example:

        $10, 000 x 200% = $20, 000

        $20,000/$1.00 = 20,000 Shares of Class A Common Stock

        The following table compares the various payment alternatives:

                     Option A             Option B          Option C
                                     Plan 1       Plan 2
                     --------        ---------------------  --------
Claim                 $10,000        $10,000     $10,000     $10,000
Cash paid on
Effective
Date or               $ 1,200        $ 2,000     $ 2,000          -0-
Payment Date
(As the case
may be)

Cash paid
over sixteen
Quarters                   -0-       $ 8,000          -0-         -0-

Class A
Common
Stock
(Shares)                   -0-         1,600       9,600      20,000

        In order to conserve its Cash, Debtor would prefer that Creditors elect to accept Option C and thereby receive all stock.

        The Class A Common Stock will be issued on the Effective Date, which is after Debtor will have effected a reverse stock split. The Creditors election must be made on or before the Declaration Date. The reverse stock split will occur after the Declaration Date but at least twenty trading days before the Effective Date. The Allowed Claims of Class 7 total about $1 million.

        Class 7 Creditors are required to designate a payment mode when voting on the Plan. If a Class 7 Creditor fails to select a payment mode, the Creditor will be deemed to have selected Option C - all stock. A Creditor may revoke his/her/its election by in writing at any time provided that Debtor receives the written revocation prior to noon Cleveland, Ohio time on the Declaration Date with notice to the Debtor in the manner set forth in Article XII, Section A of this Disclosure Statement.

        The Allowed Class 7 Claims total about $1,000,000. The Disputed Class 9 Claims total about $1,600,000. In the event a Class 9 claim is allowed, in part or in full, it becomes a Class 7 claim and will be entitled to the same treatment as provided for other members of that Class.**

                8. Provisions for Payment of Claims of Nevada Energy Partners, Ltd. (Class 8)

        Class 8 consists of the Claims of Nevada Energy Partners, Ltd.. In summary, NEP, its Partners and the Debtor have entered into a Settlement and Release Agreement, a copy of which will be provided upon request, pursuant to the terms of which the following will transpire:

        1. Subject to approval of the Bankruptcy Court and confirmation of the Plan, the NEP Agreement between NEP and Debtor will be amended and restated. As a result of this rescission of conveyances, the Debtor shall receive 100.0% of the issued and outstanding Common Stock of Combustion Energy Company and title to a parcel of real property situated in Reno, Nevada.

        2. Debtor will stipulate that NEP shall be deemed to be the shareholder of record of 13,245,958 shares of Class B Common Stock, which is convertible into 13,245,958 shares of Class A Common Stock on August 16, 1996. NEP, as of December 17 1997, will be deemed to have converted Class B Common Stock into Class A Common Stock such that NEP owns 13,245,958 shares of Class A Common Stock which is equal to 50.0% of the issued and outstanding Class A Common Stock of Debtor as of August 16, 1996.

        3. Debtor stipulates that the Class A Common Stock held of record by NEP is beneficially owned by sixteen separate corporations who are also deemed to be Creditors of the Debtor.

        4. Debtor agrees to permit the transfer of the Class A Common Stock to the sixteen beneficial owners and stipulates that these sixteen corporate entities shall be issued (if necessary) additional Class A Common Stock such that they own 50.0% of the issued and outstanding Class A Common Stock of Power Tel computed as of ten (10) business days after the Effective Date, which will be subsequent to the reverse stock split to be effected by the Debtor pursuant to the Plan, and subsequent to the issuance of Class A Common Stock to Creditors pursuant to the Plan. In the event, however, that Creditors with a Disputed Claim receive Class A Common Stock pursuant to the Disputed Claims Reserve, there will not be any additional distributions of Class A Common Stock pursuant to the NEP Settlement.

        5. The limited partnership agreement for NEP will be deemed to be amended and modified such that 99.0% of all profits and losses are allocated to the capital account of the limited partner effective as of January 1, 1995. The general partner (NEPC) stipulates that Debtor is the sole limited partner. Any and all distributions of cash and property are to be allocated 60.0% to the limited partner and 40.0% to the general partner.

        6. All parties to the NEC Settlement do forever settle, release and compromise all Claims and causes of action which they have or may bring against any other party as of the date of that Agreement, and NEP specifically waives and extinguishes its Proof of Claim for Six Million Dollars ($6,000,000.).

        (A copy of the NEP Settlement is attached as Exhibit 2).

                9.      Treatment of Disputed Claims (Class 9)

        With respect to Claims that are Disputed, contingent or unliquidated, as such time as a Claim becomes Allowed, the Claim will be reclassified into the class in which it would have been allocated in the event that it had been Allowed. For example, in the event that a Disputed, contingent or unliquidated Claim should become Allowed and the Claim is one which would otherwise constitute a Claim pursuant to Class 5, at such time as the Claim becomes Allowed it will be deemed to be a Claim and encompassed within Class 5 and will be paid pursuant to the provisions of Article V, Section E (Disputed Claims Reserve). To the extent any disputed claim allocated to Class 9 is deemed to be allowed for purposes of voting on the Plan, the disputed claim will vote as a member of the class to which it would be allocated if it were not disputed.

                10.     Equity Interests (Class 10)

        The last class, Class 10, is designed for Allowed Claims of holders of Equity Interests. Pursuant to the Plan:

        1. The Series A and Series C Preferred Shares and the Class B Common Stock shall be extinguished through amendment to the Debtor's Articles of Incorporation (Series B Preferred will also be extinguished through amendment following the actions described in paragraph 2, below).

        2. The five (5) shares of Series B, Preferred Shares shall be repurchased by the Debtor for a per share price of (i) 100,000 shares of Class A Common Stock; and (ii) a 24 month option to purchase an additional 100,000 shares of Class A Common Stock at an exercise price of $0.10 per share. These shares are currently owned by Rick Cascarilla (two shares), and Messrs. Jeffrey Modesitt, Jeffrey Hartman, and Michael Kassouff (one share each). After repurchase, the Series B Preferred Shares shall be extinguished by amendment to the Articles of Incorporation, which amendment, among other things, shall establish a new class of preferred shares to be known as "Special Stock." The Special Stock has the right to elect two (2) Directors of Debtor's Board of Directors. One share each of Special Stock, as set forth in the amended Articles of Incorporation, shall be issued to Richard Cascarilla, Jeffrey Hartman and Michael Kassouff as partial consideration for their serving on the Board of Directors. The Articles of Incorporation and By-Laws will be amended so that the Board will be authorized to set the terms of the Special Stock.

        3. All holders of Class A Common Stock will be reinstated to the exact same share ownership which existed as of May 3, 1996, immediately prior to the sale of the Series A Preferred Shares to Waterford/Golden Chance.

        4. The Debtor will convert the Class B Common Stock to Class A Common Stock and will issue Class A Common Stock in an amount not to exceed 85.0% of the outstanding Class A Common Stock, pursuant to (i) the Share Exchange Agreement for acquisition of Diego Tel, Inc. and (ii) the NEP Settlement.

        5. Debtor will effect a reverse stock split at a ratio to be designated by the Board of Directors such that the total number of shares of Class A Common Stock outstanding subsequent to the reverse stock split is no less than 500,000 shares nor more than 20,000,000 shares.

                           RATIFICATION OF AGREEMENTS

        During the pendency of the Chapter 11 case, the Debtor has negotiated the resolution of various disputes. These negotiations have resulted in the execution of two Settlement and Release Agreements and one Indemnification Agreement. The Plan provides that, upon confirmation, the Court shall ratify the two Settlement Agreements.

The Settlement Agreements

        One Settlement Agreement (the "NEP Settlement") resolves the issue of the August 16 Agreement. A copy of this Agreement is enclosed as Exhibit 2. In summary, the objective of the NEP Settlement is to amend the Agreement entered into as of August 16, 1996 by and among the Debtor, NEP and NEPC and to settle and permanently resolve the disputes which resulted in the commencement of two lawsuits involving the Debtor and a 6 million dollar claim by NEP.

        In negotiating this settlement, the Board of Directors of the Debtor took into consideration numerous factors including, but not limited to, the following:

        * The Debtor has limited capital resources to utilize in the prosecution of any claim against the parties.

        * The Debtor has been informed by Mr. Antisdel that a substantial portion of the consideration consists of multiple Promissory Notes in the aggregate principal amount of approximately $1 million. In the opinion of the Debtor's Board of Directors, the collectibility of any of the Promissory Notes is uncertain, and therefore the Debtor does not believe that the pursuit of that claim would likely result in meaningful assets to the creditors or to the Debtor.

        * NEP and/or NEPC commands a lawsuit in which the Debtor is a defendant. The defense of that litigation would be time-consuming and expensive. Given the Debtor's limited capital resources, the Board of Directors does not believe that the allocation of funds to defend such litigation is appropriate.

        * As of the execution of the Settlement and Release Agreement, there was little market for the Debtors Class A Common Shares, which were trading for approximately $.0l per share.

        In negotiating and consenting to the Settlement Agreement, the Board of Directors of the Debtor specifically recognized that the practical consequence of this Agreement will be a substantial dilution with respect to the equity interest of the shareholders who own Class A Common Stock, but the Board of Directors also took into consideration the legal right of NEP (as the sole shareholder of record of the Class B Common Stock) to convert the Class B Common Stock to Class A Common Stock at anytime and the right of NEP to enter into and complete a sale of the Class B Common Stock (or the Class A Common Stock, when converted) at anytime.

        The Board of Directors of the Debtor has specifically determined that the Settlement and Release Agreement is in the best interest of the Debtor, its shareholders and the creditors as a whole.

        The second Settlement and Release Agreement involves the Debtor, Mr. John Vogel and Mr. Dean Chamberlin. In summary, after the Debtor entered into a contract to purchase from Mr. David Wallace 100.0% of the issued and outstanding common stock of Viva Telecommunications, Inc., three individuals (Messrs. John Vogel, Dean Chamberlin and Mark Snyder) alleged that they owned a portion of the common stock of Viva Telecommunications.

        Subsequent to the execution of the contract to acquire VivaTel, three individuals (Messrs. John Vogel, Dean Chamberlin and Mark Snyder) asserted that they owned the equitable right to a portion of the common stock of Viva Tel. The Debtor commenced an adversary proceeding in the Bankruptcy Court for the purpose of securing a declaratory judgment to the effect that Mr. Wallace owned 100.0% of the issued and outstanding common stock of VivaTel. Thereafter, the Debtor entered into a Settlement and Release Agreement with Messrs. John Vogel and Dean Chamberlin. Pursuant to the terms of this Settlement and Release Agreement, Messrs. John Vogel and Dean Chamberlin abandoned their claim of an interest in VivaTel. In consideration of that abandonment, the Debtor agreed to pay certain expenses not to exceed $20,000.

        With respect to the claim of Mr. Snyder, the Bankruptcy Court has entered a default with respect to Mr. Snyder who failed to effect a timely appearance in the adversary proceeding. On May 13, 1998, the Bankruptcy Court entered an Order to the effect that Mr. Wallace owned 100.0% of the issued and outstanding common stock of VivaTel. No appeal has been made with respect to that Order.

The Indemnification Agreement

        As part of the NEP Settlement between and among the Debtor, NEC, NEPC and the 16 Bahamian corporations, the parties agreed to a retroactive reallocation of partnership interest between the general partner and the limited partner of NEP.

        In agreeing to this course of action, the Board of Directors of the Debtor took into consideration the existence as of February 28, 1996 of a net operating loss which totaled approximately $5,500,000.

        During these negotiations, NEPC and its sale shareholder, Mr. Jeffrey Antisdel, agreed to represent and warrant that the Debtors cumulative net operating loss had not been and would not be subject to an adverse determination or adjustment as a result of (a) the confirmation of the Plan of Reorganization and implementation. thereof, or (b) the issuance of securities by the Debtor prior to the Petition Date. In addition, NEPC and Mr. Antisdel agreed to indemnify and hold the Debtor harmless from any and 211 damages and expense which it might incur, including legal fees, if any, in the event that the Debtor's net operating loss was to be adversely effected as a result of the Settlement and Release Agreement.

        The Plan of Reorganization proposes that the Bankruptcy Court will confirm and ratify the two Settlement Agreements set forth above and the Indemnification Agreement upon confirmation of the Plan.

VIII. DISCUSSION OF PROCEDURAL MATTERS COMMON TO ALL CLAIMS.

        A. Acceptance or Rejection of Plan: Effect of Rejection by One or More Classes of Claims

        A Class of Creditors shall have accepted the Plan if the Plan is accepted by at least 2/3 in amount and more than 1/2 in number of the Allowed Claims of such class that have voted.

        B.      Amendment to the Plan

        The Plan may be amended by the Debtor before or after the Effective Date as provided in section 1127 of the Bankruptcy Code.

        C.      Disallowance of Settled Claims and Post-petition Additions

        All Claims that have been settled and satisfied during the pendency of the Chapter 11 Case will be deemed disallowed, without the necessity of filing and prosecuting objections to such Claims. In addition, Debtor will not be required to make any specific objection to Proofs of Claim alleging the right to recover post-petition interest, penalties, fees and other accruals with respect to repetition Claims (except secured Claims entitled to such accruals pursuant to section 506(b) of the Bankruptcy Code) and any Proofs of Claim asserting a right to such payment will be disallowed to the extent thereof. The disallowance provided for with respect to such post-petition additions is subject to reconsideration upon a motion by the claimant filed with the Bankruptcy Court and properly served upon Debtor. Notwithstanding any other provisions of the Plan, only whole numbers of shares of Class A Common Stock shall be issued.

        D.      Discharge of Debtor.

        The rights afforded in the Plan and the treatment of all Creditors therein shall be in exchange for and in complete satisfaction, discharge and release of Claims or Equity Interests of any nature whatsoever, including any interest accrued thereon from and after the Petition Date against the Debtor or any of its assets or properties. Except as otherwise provided herein, upon the Confirmation Date, in accordance with section 1141 of the Bankruptcy Code, all such Claims or Equity Interests against the Debtor shall be satisfied, discharged and released in full. All Creditors and holders of Equity Interests shall be precluded from asserting against the Debtor or its respective assets or properties any other or further Claims based upon any acts or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

        E.      Disputed Claims Reserve.

                1. In determining the amount of the Distributions due the holders of Allowed Claims, the appropriate Pro Rata calculations required by the Plan shall be made as if all Disputed Claims were Allowed Claims in the full amount claimed by the holders thereof. Debtor will presume, for purposes of the Disputed Claims Reserve, that all Disputed Claim Creditors elect to receive Class A Common Stock. If the claim is allowed and the Creditor elects to receive cash, the treatment is as set forth in paragraph 4 of this section.

        2. On the Effective Date, the Debtor shall compute the number of shares of Class A Common Stock to which the Disputed Claim Creditor may be entitled and shall hold such shares in a segregated account (hereinafter the "Disputed Claims Reserve") to be held in trust by the Debtor for the benefit of the holders of Disputed Claims pending determination of their entitlement thereto under the terms of the Plan. The Class A Common Stock held in the Disputed Claims Reserve shall be deemed to be "treasury" stock of the Debtor and thus non-voting during the period within which it is held in the Disputed Claims Reserve. The Disputed Claims Reserve shall also be held in trust by the Debtor for the benefit of the holders of Allowed Claims.

        3. As soon as practicable after a Disputed Claim becomes an Allowed Claim, the Class A Common Stock reserved for such Allowed Claim shall be released by the Debtor from the Disputed Claims Reserve and delivered to the holder of such Allowed Claim. In the event that the Disputed Claim is disallowed, the Class A Common Stock provided for such Claim shall be released to Debtor for use in the course of its business, as deemed appropriate by its Board of Directors.

        4. In the event that a Disputed Claim becomes an Allowed Claim and the Creditor is entitled to receive Cash, the Debtor shall pay such Cash upon the later of (i) the Payment Date, or (ii) ninety (90) days after the Disputed Claim becomes an Allowed Claim. In the event any Class A Common Stock remains unclaimed upon expiration of five years following the Effective Date, such Class A Common Stock shall be released to the Debtor.

        5. The release of Class A Common Stock from the Disputed Claims Reserve shall not be a basis for or result in the issuance of additional Class A Common Stock pursuant to the NEP Settlement or the Diego Tel Amended and Restated Agreement for Exchange of Stock.

        F.      Events of Default

        In the event that Debtor defaults under the provisions of the Plan, any Creditor or party-in-interest desiring to assert such a default shall provide Debtor with written notice of the alleged default. Debtor shall have thirty days from receipt of the written notice in which to cure the default. Such notice shall be delivered by certified mail (return receipt requested) to the attorneys for Debtor at the address stated on the final page hereof. If the default is not cured within the thirty day cure period, any Creditor or party-in-interest may thereafter file and serve upon counsel for Debtor a motion to compel compliance with the applicable provision of the Plan. The Bankruptcy Court, upon finding a material default, shall issue an order compelling compliance with the applicable provisions of the Plan.

        G.      Executory Contracts and Unexpired Leases

                1.      Assumption of Executory Contract under Plan.

        Upon Confirmation of the Plan, any executory contracts or unexpired leases not rejected by the Debtor with the Bankruptcy Court prior to the Confirmation Date, or within sixty (60) days thereafter, or which are not the subject of a motion to reject the same pending as of the Confirmation Date shall be deemed to have been assumed by the Debtor upon the Confirmation Date, in accordance with section 365 of the Bankruptcy Code.

        The Debtor is a party to what it believes is an executory contract with Stone Brothers Welding & Equipment Sales, entitled Independent Contractor Agreement, dated July 3, 1992. The Debtor will determine at or before confirmation whether it intends to assume or reject the executory contract.

                2. Filing of Claims Arising out of Rejection or Assumption of Contracts.

        In the event the rejection or assumption of an existing contract effected pursuant to the above gives rise to a Claim not otherwise provided for herein, the holder of such Claim may file such Claim within thirty (30) days following the Confirmation Date or if the contract is not rejected by Debtor prior to the Confirmation Date, within thirty (30) days after the rejection or assumption which gives rise to the Claim. Such Claim shall, in addition to its filing with the Bankruptcy Court, be served upon the undersigned attorneys for the Debtor. Any objection to Claims filed pursuant to this provision shall be governed by the procedures provided in Article XIV of the Plan. In the event a claim for rejection damages is allowed, it shall be entitled to treatment available to all Class 7 claimants.

                3.      Executory Contracts of Indemnification with Directors.

        Debtor has executory contracts in effect with its past and current Board of Directors and Officers, some of which it is accepting and some of which are being rejected as follows:

                                                                         Acceptance/Rejection
             Name                          Position                      of Executory Contract
             ---------------------         ------------------            ---------------------
             Jeffrey Antisdel              Director/Officer              Accept
             Kenton Bowers                 Officer                       Reject
             Peter Cannell                 Director                      Reject
             Charles Cain                  Director                      Reject
             Richard Cascarilla            Director/Officer              Accept
             John Goold                    Director                      Reject
             Jeffrey Hartman               Director                      Accept
             Lawrence Herth                Director                      Accept
             Pattinson Hayton, III         Officer/Consultant            Reject
             Michael Kassouff              Director                      Accept
             Jeffrey Modesitt              Director                      Accept
             Stefan Tevis                  Director/Officer              Reject

        By rejecting the executory contracts set forth above, it is Debtor's specific intent to rescind any express or implied obligation (if any) which it has or may have to such individuals to indemnify or to hold them harmless for damages or expenses which they may incur as a result of claims of wrongdoing lodged against them from any source whatsoever.

        H.      Means for Execution of the Plan

        The Plan will be implemented utilizing the following resources:

        1. Cash accrued from operations and Class A Common Stock will be used to satisfy Claims of Classes 1 through 8 and Class 10.

        2. The Debtor owns ten Ormats. Creditors in Classes 4, 5 and 7 shall be granted a secured interest in one Ormat Unit to secure repayment of those obligations.

        3. Promptly after the Confirmation Date, the Debtor shall take the following action in the sequence presented:

                a. File a notice with the Secretary of State for the State of Delaware to the effect that the amendments) to NEC's Articles of Incorporation as filed in January 1997, were filed without requisite shareholder approval and are, therefore, invalid and void ab initio;

                b. File Amended and Restated Articles of Incorporation with the Secretary of State for the State of Delaware which Amended Articles of Incorporation shall (among other things): (i) extinguish the existing Series A, Series B, and Series C Preferred Shares and the Class B Common Stock; (ii) create a new class of preferred stock to be known as "Special Stock" which shall be entitled to elect two (2) Directors to the Debtors Board of Directors; (iii) provide that the affirmative vote of 65.0% of the issued and outstanding Class A Common Stock is required to amend the Articles of Incorporation; and
                        (iv) change the name of the Debtor to WorldCall, Inc. and thereafter issue new stock certificates.

                c.      Adopt amended and restated By-Laws.

        4. The Debtor shall acquire 100% of the issued and outstanding common stock of VivaTel in exchange for $500.00. Subject to Court approval, the Debtor has acquired Diego Tel for $500.00. The number of shares of Class A Common Stock is predicted to be equal to 35.0% of the issued and outstanding Class A Common Stock.

        5. Subsequent to the Declaration Date, but at least twenty days prior to the Effective Date, the Debtor shall effect a reverse stock split such that the number of shares of Class A Common Stock outstanding shall be no less than 500,000 shares nor more than 20,000,000 shares, the exact ratio of the reverse stock split to be set by the Debtor's Board of Directors.

        6. All Class A Common Stock issued to a Creditor pursuant to the Plan, shall be issued pursuant to section 1145 of the Bankruptcy Code and shall be issued without a restrictive legend if the Creditor establishes that the Creditor is not an "underwriter' as defined in section 1145(b) of the Bankruptcy Code. If the Creditor or recipient is deemed to be an "underwriter' as defined in Section 1145(b) of the Bankruptcy Code, the Class A Common Stock will be issued pursuant to Section 4(2) of the Security Act of 1933, Regulation D or Rule 144 of that Act and, therefore, will be restricted. The Class A Common Stock to be issued to the exchanging shareholder of Diego Tel shall be restricted and subject to significant restraints on transfer as set forth in the Plan and in the acquisition agreements.

        I.      Multiple Claims

        If a claimant holds more than one Claim in any one class, all Claims of the claimant in that class will be aggregated into one Claim and distribution will be made with respect to each aggregated Claim. Furthermore, the Debtor will be permitted to defer and accumulate distribution in amounts of less than $50 each. Once the Allowed Claim payment amount reaches $50, a distribution will be made.

        J.      Post-confirmation Injunction and Automatic Stay.

        The Confirmation Order will operate as an injunction against discrimination against Debtor by governmental authorities because of the filing of the Chapter 11 Case. The reorganized debtor retains all rights granted to it pursuant to section 525 of the bankruptcy code. All pending lawsuits, with certain exceptions, will be deemed dismissed and the automatic stay continued in effect, and an injunction will be issued under sections 105 and 1141 of the Bankruptcy Code discharging the Debtor and preventing the litigation of Claims in any forum other than the Bankruptcy Court.

        K.      Prohibition Against Discriminatory Treatment.

        As provided in Section 525 of the Bankruptcy Code, a governmental unit may not deny, revoke, suspend, or refuse to renew any license or similar grant to, condition such a grant to, or discriminate with respect to such a grant against, Debtor or any of its subsidiaries, or any other person or entity with whom Debtor has been associated, solely because of the existence of the Chapter 11 Case, any provisions in the Plan, or the legal effect of the Plan. The Confirmation Order will contain an express injunction against any such discrimination, effective except as otherwise limited by applicable law.

        L.      Provisions Covering Distributions

                1. Payments and Distributions to be Made on the Effective Date or the Payment Date.

        Payments and Distributions to be made by the Debtor on the Effective Date pursuant to the Plan shall be made on the Effective Date or as soon as practicable thereafter, except as otherwise provided for in the Plan, or as may be ordered by the Bankruptcy Court.

        Payments and Distributions to be made by the Debtor of the Payment Date pursuant to the Plan shall be made on the Payment Date or as soon as practicable thereafter, except as otherwise provided for in the Plan, or as may be ordered by the Bankruptcy Court.

                2.      Method of Payment.

        Payments to be made by the Debtor pursuant to the Plan shall be made by check drawn on a domestic bank or by wire transfer from a domestic bank.

                3.      Payment to be Made by Debtor.

        Distributions to be made to Creditors and Equity Interest holders under the Plan shall be made by Debtor.

                4.      Class A Common Stock.

        Distributions of Class A Common Stock shall be made through Corporate Stock Transfer Company or the then Transfer Agent for Debtor.

        M.      Provisions for Execution and Supervision of the Plan

                1.      Retention of Jurisdiction

        The Bankruptcy Court shall retain and have exclusive jurisdiction over the Chapter 11 case for the following purposes:

                        a. to determine any and all objections to the allowance of Claims or Equity Interests;

                        b. to determine any and all pending applications for the rejection or assumption of executory contracts or unexpired leases to which the Debtor is a party or with respect to which it may be liable, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom;

                        c. to determine any and all applications, adversary proceeding and contested or liquidated matters that may be pending on the Confirmation Date, except as provided in the Confirmation Order;

                        d. to consider any modifications to the Plan, any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Court;

                        e. to determine all controversies, suits and disputes that may arise in connection with the interpretation, enforcement or consummation of the Plan, to include disputes between classes of claimants under the Plan regarding allocations or payment of Distributions hereunder;

                        f. to consider and act on the compromise and settlement of any claim against or cause of action by or against the Debtor's estate;

                        g. to issue such orders in aid of execution of the Plan to the extent authorized by section 1142 of the Bankruptcy Code; and

                        h. to determine such other matters which may be set forth in the Confirmation Order or which may arise in connection with the Plan or the Confirmation Order,, including, but not limited to, extending deadlines and time limits provided in the Plan.

        N.      Provisions for Treatment of Disputed Claims

                1.      Authority to Object.

        The Debtor and any party-in-interest shall have the authority to object to and contest the allowance of any Claim filed with the Bankruptcy Court in respect of any Claim listed as disputed, contingent or unliquidated on the Debtor's schedules, except as to any Claim otherwise treated by the Plan or previously allowed or disallowed by final order of the Bankruptcy Court.

                2. Objections to Claims to be Filed Within Sixty Days After Confirmation Date.

        Unless otherwise ordered by the Court, after notice and a hearing, objections to Claims and Equity Interests shall be made and filed by the Debtor or by any party-in-interest and shall be served upon each holder of the Claim or Equity Interest to which objections are made (and upon the Debtor's attorney if one of the Debtors is not the objecting party) and filed with the Bankruptcy Court as soon as practicable, but in no event later than 60 days subsequent to the Confirmation Date.

                3.      Prosecution of Objections to Claims.

        All legal fees and expenses of the Debtor incurred in the prosecution of Claim objections and in the consummation of the Plan shall be paid first by the Debtor as a Post-Confirmation Administrative Expense pursuant to Article 4.2 of the Plan.

                4.      Final Order.

        Except as may be otherwise agreed with respect to any Disputed Claim, no payments or Distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been determined by a Final Order of the Bankruptcy Court. Payments and Distributions to each holder of a Disputed Claim or Disputed Equity Interest to the extent that it ultimately becomes an Allowed Claim or Allowed Equity Interest shall be made in accordance with the provisions of the Plan with respect to the Class of Creditors or Equity Interest to which the respective holder of an Allowed Claim or Allowed Equity Interest belongs. Such payments and Distributions shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Claim or Equity Interest becomes a Final Order.

        O.      Restriction on Transfer of shares.

        Unless otherwise set forth in this Article, all Class A Common Stock to be issued by the Debtor shall be issued pursuant to section 1145 of the Bankruptcy Code without registration pursuant to section 5 of the Securities Act of 1933. The following Class A Common Stock shall be issued pursuant to Section 4(2) of the Securities Act of 1933, Regulation D or Rule 144 promulgated thereunder, and therefore shall restricted from transfer:

                1. All Class A Common Stock issued to acquire the Common Stock Diego Tel.

                2. The Class A common stock to be issued to the 16 Bahamian corporations pursuant to the NEP settlement.

                3. The Class A Common Stock issued to any person who is deemed to be an "underwriter" for purposes of section 1145(b) of the Bankruptcy Code.

                4.      All Class A Common Stock which is restricted pursuant to
                        Section 22.2 of the Plan shall bear the following restrictive legend:

        THE SECURITIES REPRESENTED -BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO SECTION 5 OF THE SECURITIES ACT OF 1933, NOR HAVE THESE SECURITIES BEEN REGISTERED PURSUANT TO ANY COMPARABLE STATE SECURITIES ACT OR REGULATION. ACCORDINGLY, TRANSFER, SALE, PLEDGE, HYPOTHECATION OR CONVEYANCE OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS PROHIBITED UNLESS AND UNTIL (1) THE SHARES REPRESENTED HEREBY HAVE BEEN REGISTERED PURSUANT TO SECTION 5 OF THE SECURITIES ACT OF 1933 AND, AS REQUIRED, PURSUANT TO A SIMILAR STATE STATUTE OR REGULATION, OR (2) THE SHAREHOLDER SUBSTANTIATES THAT THERE IS A VALID EXEMPTION FROM THE REGISTRATION REQUIREMENT PROVIDED BY SECTION 5 OF THE SECURITIES ACT OF 1933 AND SUBSTANTIATES SUCH EXEMPTION BY MEANS OF A LEGAL OPINION ACCEPTABLE TO POWERTEL USA, INC. AND ITS LEGAL COUNSEL. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED IN CONJUNCTION WITH A PLAN OF REORGANIZATION CONFIRMED BY THE UNITED STATES BANKRUPTCY COURT FOR NEVADA AND THIS RESTRICTION ON TRANSFER HAS BEEN INCLUDED AS PART OF THE TERMS AND CONDITIONS OF THE CONFIRMED PLAN OF REORGANIZATION. FOR ADDITIONAL INFORMATION CONCERNING THIS RESTRICTION, INQUIRIES SHOULD BE DIRECTED TO:

                               Van P. Carter, Esq.
                               Walter & Haverfield P.L.L.
                               1300 Terminal Tower
                               Cleveland, Ohio 44113
                               (216) 781-1212

        P.      Set Offs.

        Debtor may, but shall not be required, to set off against any Claim and the distributions to the holder under the Plan, claims of any nature that Debtor may have against the holder of such Claim. Allowance of a Claim or failure to exercise any right of set off with respect to a claim does not constitutes a waiver or release by Debtor Of any rights or Class that Debtor may have against the holder of such Claim. Debtor's rights of set off may be limited in the manner provided for in the Plan if such rights are not exercised on or before the Effective Date of the Plan. Debtor may exercise rights of set off with respect to Claims for which it has payment responsibility.

        Q.      Title to Assets: Discharge of Liabilities.

        Except as otherwise provided by the Plan, on the Confirmation Date, title to all assets and properties dealt with by the Plan shall vest in Debtor in accordance with section 1141 of the Bankruptcy Code, free and clear of all Claims and Equity Interests; and the order confirming the Plan shall be a judicial determination of discharge of the Debtor's liabilities except as provided in the Plan.

        R.      Effect of Discharge on Rights Between Third Parties.

        If the Plan is confirmed, the provisions of the Plan will bind the Debtor and all Creditors and Equity Interest holders, whether or not they accept the Plan. Confirmation will also discharge the Debtor from all debts that arose before confirmation as of the Confirmation Date, including intercompany obligations (if any) owing by the Debtor to an Affiliate, whether such Affiliate is itself a debtor.

        The classification and the manner of satisfying all Claims under the Plan takes into consideration the existence of any guarantees by the Debtor Of any obligation of any person and the fact that the Debtor may be a joint obligor with another person or persons, with respect to the same obligation. The Plan also takes into account any contentions by Creditors or holders of Equity Interests that the Claims of other Creditors or other holders of Equity Interests may be subordinated by contract or pursuant to the Articles of Incorporation or ByLaws of the Debtor. All Claims against the Debtor based upon any such guarantees will be discharged in the manner provided in the Plan. Each Creditor and stockholder will receive the Distribution provided in the Plan, which will not be subject to any Claim of another Creditor or stockholder by reason of any claimed contractual right of subordination based upon any defaults occurring prior to the Confirmation Date.

        The Distributions provided for in the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and Equity Interests, including any Claim for interest after the Petition Date. On the Confirmation Date, all Creditors and existing Equity Interest holders shall be precluded form asserting any Claim against the Debtor or its assets or properties based upon any transaction or other activity of any kind that occurred prior to the Confirmation Date; provided, however, that nothing contained in the Plan will alter the legal, equitable and contractual right of the holder of any Claim or Equity Interest specifically designated as being unimpaired in the Plan, it being specifically intended that all such rights are to remain unaltered by the Plan.

        S.      Filing of Additional Documents.

        On or before the Effective Date, the Debtor shall file with the Bankruptcy Court such agreements, indentures, supplemental indentures and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

        T.      Post Confirmation Acquisitions, Mergers and Stock Splits.

        In order to fulfill its financial obligations to Creditors and to expand its operations, it is anticipated that the Debtor will effect one or more acquisitions or mergers subsequent to the Confirmation Date. For a two (2) year period commencing with the Effective Date, Debtor will be permitted pursuant to the Plan to effect acquisitions and mergers, stock splits and reverse stock splits. based solely upon the affirmative vote of its Board of Directors and without the necessity of requesting and receiving the consent of the Debtor shareholders.

        U.      Class A Common Stock in Lieu of Cash.

        Any Creditor entitled to receive Cash pursuant to the Plan may, by mutual agreement of the Creditor and the Debtor, receive Class A Common Stock with the number of shares to be issued and per share price to be agreed upon between the Debtor and the Creditor.

        V.      Settlement of Claims on Interests.

        Pursuant to section 1 1 23(b)(3)(A) of the Bankruptcy Code, upon Confirmation of the Plan, the following settlements will be deemed to have been ratified by the Bankruptcy Court and will be in full force and effect: (1) the NEP Settlement, (2) Ownership Settlement Agreement, and (3) the settlements entered into with respect to the claims set forth in Article III, Section G of this Disclosure Statement.

        W.      Ratification of Agreements.

        Upon Confirmation of the Plan, the Bankruptcy Court shall ratify the Amended and Restated Agreement for the Exchange of Stock for the Acquisition of DIEGO TEL and the Acquisition Agreement of VivaTel.

        X.      Contested Claims.

        Except with respect to the Claims of Creditors whose Claims arise from the rejection of an executory contract, which Claims must be filed no later than
(i) thirty days after the Confirmation Date, or (ii) if not rejected prior to the Confirmation Date, thirty (30) days following the rejection or assumption which gives rise to the Claim; the Debtor or any party-in-interest may object to any Claims, within sixty (60) days after the Confirmation Date, by filing an objection with the Bankruptcy Court and serving a copy on such claimant, in which event the Claim shall be treated as a contested Claim under the Plans. If and when a contested Claim is resolved by allowing the Claim in whole or in part, the Debtor shall make distributions to the holder of the Claim in accordance with the provisions of the Plans applicable to the Claims of that class, or in accordance with the provisions pertaining to the Disputed Claims Reserve Section 14.5 of the Plan.

                1.      Disclosure of Information.

        The information in this Disclosure Statement, and the Exhibits therein regarding the Debtor, its business operations, the value of its assets or the value of any benefits offered pursuant to the Plan, is expressly confined to the context of this Disclosure Statement, and Debtor specifically rejects use of any such information outside of consideration of the Disclosure Statement.

                2.      Termination of Committees.

        On the Confirmation Date, all Committee of Creditors, if any, appointed by the Bankruptcy Court in the Chapter 11 Cases of the Debtor, pursuant to section 1102 of the Bankruptcy Code, shall be terminated.

IX. DISCUSSION OF MATTERS OF CORPORATE GOVERNANCE

        A.      Officers and Directors of Reorganized Debtor

        The Reorganized Debtor's officers and directors will be as follows:

             Richard A. Cascarilla         Director and President
             Michael Kassouff              Director and President
             Jeffrey Hartman               Director

        B.      Compensation for Directors.

        Directors of Debtor will receive for attending duly called meetings of the board of directors, plus reimbursement of actual out-of-pocket expenses incurred in attending such meetings, whether telephonically or in person, retroactive compensation for all services issued to the date of confirmation in the form of stock options allowing for the purchase of 5,000 Class

A Common Stock per Director per month at $.10 per share. Following confirmation, directors shall receive annual Cash compensation of $10,000 per year (paid quarterly), plus actual out-of-pocket expenses so incurred, plus Stock options to purchase 2,500 shares of Class A Common Stock per Director per quarter at $.l0 per share.

        C.      Cash Compensation for Officers and Employees.

        Officers and employees will be paid standard wages as is normal and customary in the marketplace for equivalent services rendered. The Board of Directors of Debtor may adopt bonus, performance, and incentive plans as the Board deems necessary and appropriate, including stock option plans.

        D.      Provisions for Management

                1.      Directors.

        If the Plan is confirmed, subject to the Bankruptcy Court's approval under Bankruptcy Code section 1129(a)(5), the Debtor shall have as directors of Debtor Messrs. Cascarilla and Kassouff. Mr. Herth will resign, to be replaced by Mr. Jeffrey Hartman, a former Director of Debtor. These directors shall serve as directors of Debtor after the Confirmation Date until removed or replaced by the post-confirmation stockholders of Debtor. The tenure and manner of selection of directors of Debtor shall be as provided in the Articles of Incorporation and By Laws. A summary of the education, business, experience and professional qualifications of Messrs. Cascarilla, Kassouff and Hartman is included as
Exhibit 6.

                2.      Officers.

        If the Plan is confirmed, subject to the Bankruptcy Court's approval under Bankruptcy Code section 1129(a)(5), the officers of Debtor, as identified in the Disclosure Statement, shall be Mr. Cascarilla (President) and Mr. Kassouff (Secretary-Treasurer). The Board of Directors shall designate the officers of Debtor and shall specify the tenure of the individuals holding those offices.

                3.      Ratification of Corporate Actions.

        Debtor ratifies the election of Michael Kassouff as director and the elections of any and all officers thereafter.

                4.      Employment Contracts.

        Debtor will enter into employment contracts with its respective officers which shall only be operative if the Plan is confirmed. Copies of the employment contracts that will take effect immediately upon confirmation have been filed with the Bankruptcy Court. The employment contracts shall contain sufficient information to comply with Bankruptcy Code section 1129(a)(5)(B) as to disclosure of compensation to be paid to insiders who are the subject of contracts and are subject to the approval of the Bankruptcy Court and are attached as Exhibit 7.

        E.      Capitalization.

        As a result of the confirmation of the Plan, the Reorganized Debtor's capitalization will be as follows:

CLASS A COMMON STOCK

Post-Confirmation and Post-Reverse Stock Split (but excluding any Disputed Claimants who may be Entitled to Stock): assuming that the total number of shares of Class A Common Stock is 10,000,000.

                                                                             ESTIMATED
NAME                                         NUMBER OF SHARES               PERCENTAGES
---------------------------------------------------------------------------------------
Mr. David Wallace*                              3,500,000                      35.00%
---------------------------------------------------------------------------------------
Parklane Mayfair, Ltd.**                          312,000                       3.12%
---------------------------------------------------------------------------------------
Clermot and Annabelle, Ltd.**                     312,000                       3.12%
---------------------------------------------------------------------------------------
Burke Douglas Holdings, Ltd.**                    312,000                       3.12%
---------------------------------------------------------------------------------------
Clarendon Atlantic Holdings, Ltd.**               312,000                       3.12%
---------------------------------------------------------------------------------------
Macaulay Island Investments, Ltd.**               312,000                       3.12%
---------------------------------------------------------------------------------------
Young, Bayshore Investments, Ltd.**               312,000                       3.12%
---------------------------------------------------------------------------------------
Wilton Ashfield, Ltd.**                           312,000                       3.12%
---------------------------------------------------------------------------------------
Greyshire House, Ltd.**                           312,000                       3.12%
---------------------------------------------------------------------------------------
August Lake Holdings, Ltd.**                      312,000                       3.12%
---------------------------------------------------------------------------------------
Maitland Investments, Ltd.**                      312,000                       3.12%
---------------------------------------------------------------------------------------
Berkeley Square Investments, Ltd.**               312,000                       3.12%
---------------------------------------------------------------------------------------
Whitestone Brooke Holdings, Ltd.**                312,000                       3.12%
---------------------------------------------------------------------------------------
Porterman Williams, Ltd.**                        312,000                       3.12%
---------------------------------------------------------------------------------------
North Oldenfield, Ltd.**                          312,000                       3.12%
---------------------------------------------------------------------------------------
Blackstone Sterling Holdings, Ltd.**              312,000                       3.12%
---------------------------------------------------------------------------------------
Shepherd Market, Ltd.**                           312,000                       3.12%
---------------------------------------------------------------------------------------
Officer and Directors                              20,000                       0.20%
---------------------------------------------------------------------------------------
All Others                                      1,488,000                      14.88%
---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
TOTAL                                          10,000,000                     100.00%
---------------------------------------------------------------------------------------

* Pursuant to Amended and Restated Agreement for Exchange of Stock with Diego Tel assuming that all financial performance standards have been satisfied and the maximum number of shares have been earned by Mr. Wallace.

** Pursuant to NEP Settlement

X.      CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN

        A.      General.

        Certain significant federal income tax consequences of the Plan pursuant to the Internal Revenue Code (the "Tax Code") are described below. The discussion focuses on the net operating loss carryover ("NOL") rules and the implications of the Plan upon the retention of a net operating loss in excess of $4,500,000. In addition, there is discussion of the corporate alternative minimum tax which may adversely effect corporations with NOLs and with significant differences between income reported for tax purposes and income reported for financial statement purposes.

        Due to the complexity of the transactions contemplated by the Plan, the differing facts and circumstances governing the Claims of Creditors and holders of Equity Interests, differences in the nature of the Claims of the various Creditors, their taxpayer status, residences, and methods of accounting (including Creditors within the same Creditor Class) and prior actions taken by Creditors with respect to their Claims, as well as the possibility that events subsequent to the date hereof could change the federal tax consequences of the transactions, the tax consequences described below are subject to significant uncertainties.

        CREDITORS AND STOCKHOLDERS ARE ADVISED TO CONSULT WITH THEIR INDIVIDUAL TAX ADVISORS RESPECTING THE TAX CONSEQUENCES OF THE PLAN, INCLUDING STATE AND LOCAL TAXES.

        1.      Net Operating Loss Carryovers.

        For federal income tax purposes, Debtor has a substantial NOL carryover that may be available to offset the future taxable income of the reorganized company. These amounts are, however, subject to review and allowance upon audit by the IRS. As of February 28, 1996, the

NOL carryovers estimated to be reported on Debtor's consolidated tax return aggregated approximately $4,500,000. These NOL carryovers may be reduced as a result of the reduction in the indebtedness of Debtor, but may remain substantial in amount.

        Pursuant to the Tax Reform Act of 1986, complex, substantial changes were made to sections 382 and 383 of the Tax Code. Thereafter, the Internal Revenue Service issued lengthy, complicated new temporary Treasury Regulations implementing new section 382. The temporary regulations were subsequently adopted on a permanent basis.

        Under section 382, for reorganizations occurring after May 5, 1986, resulting in a change of ownership of more than 50% of the stock owned in a loss corporation, the amount of the loss corporation's taxable income after the change that can be offset by existing NOLs cannot in any one year exceed an amount equal to the value of the loss corporation multiplied by the long-term exempt rate of return prescribed by the IRS.

        In addition, no NOL or tax credit carry forwards will survive if the continuity of business enterprise requirement is not met during the two-year period beginning on the date of the change in ownership of the loss corporation. Under this continuity requirement, the loss corporation is required to continue its historic business or to use a significant portion of its assets in such a business. If the loss corporation has more than one line of business, continuity of business enterprise requires only that it continue a significant line of business. Any NOL that remains unused after fifteen years from the date incurred will expire.

        The limitations of section 382 arise upon the occurrence of an "ownership change." An ownership change occurs if, following any change in stock ownership affecting the percentage of stock owned by a "5% shareholder' (as defined below) during a three-year testing period there is a more than fifty percentage point increase in the percentage ownership of the loss corporation held at the close of the testing period by 5% shareholders over the lowest percentage holdings by such shareholders during the "testing period." An owner shift or equity structure shift may effect an ownership change. An owner shift is a change in stock ownership that affects a 5% shareholder. In general, under the Regulations any issuance of stock is also an owner shift. An equity structure shift is a tax reorganization under the Tax Code. An equity structure shift is also generally an owner shift. The Temporary Treasury Regulations essentially make no distinction between an owner shift and an equity structure shift. The term '5% shareholder' means any person holding 5% or more in value of the stock of the corporation at any time during the testing period. As discussed below, transactions affecting stock ownership can result in segregating groups of shareholders (individually owning less than 5% of the stock) into groups treated as 5% shareholders, including groups that in fact own less than 5% of the stock of the loss company.

        In general, stock includes all Equity Interests that participate in the earnings of the corporation, that vote, or that are convertible into common stock. After November 5, 1992, unexercised options will not be treated as stock.

        Special attribution and aggregation rules are provided in Section 382. The total percentage of the stock of a corporation held by persons who are not 5% shareholders is aggregated and is taken into account as if held by a single 5% shareholder and as if changes in their aggregate ownership were changes in the percentage holdings of an individual 5% shareholder. Certain family members are also aggregated for purposes of determining ownership changes and percentage ownership for this purpose. Certain transactions can result in the segregation of such less than 5% shareholders into separate groups. Thus, the less than 5% shareholders of each corporation, a party to a tax reorganization, are each segregated and treated as a separate 5% shareholder. Likewise, each issuance of stock by a corporation is segregated and the persons receiving such stock are segregated and treated as a separate 5% shareholder for purposes of determining whether an ownership change has occurred. The loss corporation may combine separate-less-than-5%- shareholder for purposes of determining whether an ownership change has occurred. The loss corporation may combine separate less-than-5%-shareholder groups, each holding an aggregate of less than 5% of the loss corporation's stock, first identified during any year into a single less-than-5%-shareholder group. Stock owned by a corporation or other entity is attributed to its shareholders; under certain circumstances stock attributed to such shareholders is also aggregated and treated as if it were held by a separate 5% shareholder. Stock ownership reporting rules are provided by the Regulations.

        Implementation of the Plan and the transactions therein contemplated could therefore result in a substantial percentage of the Reorganized Debtor Common Stock being held by persons who receive such instruments in an owner shift or equity structure shift and who in the aggregate are treated as one or more separate groups deemed to be a 5% shareholder for purposes of new Section 382.

        Section 382 also contains a special provision which provides that in the case of an exchange of debt for stock in a case under the jurisdiction of a Bankruptcy Court brought under Title 11 of the United States Code (relating to bankruptcy) (a "Title 11 Case"), the limitations of section 382 will not apply to any ownership change resulting from such a proceeding if Creditors and shareholders immediately before the exchange own, as a result of such exchange, 50% of the stock of the loss corporation. To qualify for this exception, only Claims held by persons who were Creditors as of a date eighteen months prior to the filing of the petition under Title 11 or whose Claims arose in the ordinary course of trade or business of the debtor (and were at all times beneficially owned by such persons) are taken into account. However, the Title 11 exception may result in the reduction of NOLs by some percentage of the debt discharge amount deemed satisfied by stock and by interest paid or accrued on indebtedness since the beginning of the third tax year prior to the exchange of such indebtedness for stock.

                2.      Alternative Minimum Tax

        The Corporate Alternative Minimum Tax (AMT) applies to all C corporations whose average gross receipts for the prior three years are in excess of $5 million. Once AMT becomes applicable, the corporation is required to compute its taxable income and its tax under two separate systems. The first is the regular tax system. As stated above, the corporation has a regular tax NOL in excess of $4 million. If this loss is not limited or expired under the above discussion, any taxable income of the corporation in the future will be offset dollar for dollar by this NOL until it either is all utilized or expires.

        However, for AMT purposes, there is a separate calculation of the AMT NOL. This AMT NOL is usually smaller than the regular tax NOL. The amount of the AMT NOL available to the corporation is unknown at this time. When the corporation's taxable income is calculated for AMT purposes, the amount subject to tax is reduced by the available AMT NOL as limited under the same rules applicable to the regular tax NOLs under Section 382 as discussed above.

        However, assuming that there is sufficient AMT NOL available to offset taxable income and it is not limited or expired, there are still limitations on the use of the AMT NOL against AMT Taxable income. As such, even if there is no regular tax payable in a give corporate tax year, there may be AMT payable. Thus, notwithstanding anything discussed above, the corporation may be required to pay federal income tax. The amount of the potential tax is unknown at this time.

        THIS DOCUMENT SHALL NOT BE CONSTRUED AS PROVIDING TAX ADVICE TO CREDITORS, SHAREHOLDERS OR OTHER READERS OF THIS DOCUMENT. ALL PARTIES ARE URGED TO SEEK ADVICE FROM THEIR OWN TAX ADVISORS.

        B.      Acquisition of DIEGO TEL.

        The acquisition of DIEGO TEL will occur by means of an exchange of (a) Class A Common Stock for (b) 100.0% of the issued and outstanding Common Stock of DIEGO TEL. It is the objective of the parties that this transaction qualify as a tax free reorganization pursuant to Section 382 of the Internal Revenue Code.

        C.      Creditors.

        No opinion is expressed with regard to the tax treatment of any Creditor who elects to receive Class A Common Stock pursuant to this Plan.

        Creditors are encouraged to seek advice from there personal attorney, accountant or tax advisor.

XI.     MAJOR CONTINGENCIES AND RISK FACTORS

        A.      General Business Matters.

                1.      Approval of the NEP Settlement.

        NEP is the Debtor's largest single Creditor. Perhaps more importantly, NEP controls assets (i.e., CEC d/b/a Herth Printing and Business Supplies and certain real property situated in Reno, Nevada) which had been a core component of the Company's asset base and revenue stream prior to August 1996.

        In the event that the Court and Creditors should refuse to ratify the NEP Settlement, the Company would incur substantial legal fees and expenses in order to pursue its claims against

NEP, and there is no guarantee or assurance that the Company would prevail. Moreover, in the event that the NEP Settlement is not ratified, it is probable that the acquisition of Diego Tel and VivaTel would also be challenged.

        Accordingly, in the opinion of the Debtor, ratification of the NEP Settlement is a key component to the Plan of Reorganization and implementation of the Debtor's business plan.

                2.      Acquisition of VivaTel and Diego Tel.

        Although VivaTel and Diego Tel are newly organized companies, Diego Tel is already negotiating potentially substantial contracts for the resale of long distance telecommunications services. These contracts represent an opportunity for immediate revenue to the Debtor. More importantly, based upon the events of the past year, it is the opinion of management that expansion and modification of the Debtor's business plan is necessary and appropriate in order for the Debtor to become commercially viable on a long term basis. The opportunity to acquire a foothold into the rapidly expanding telecommunications industry is consistent with the opinion of the Board of Directors that Debtor should diversify its business into business segments which are not interdependent. The Board of Directors believes telecommunications to be one of the core components.

        Accordingly, in the event that the VivaTel and DIEGO TEL acquisitions are not approved by the Bankruptcy Court, the Company's Plan will be significantly handicapped.-

                3.      General Business Risks and Contingencies.

        Both VivaTel and Diego Tel are recently organized entities without a previous business history. Debtors business must be considered in light of the risks faced by early stage companies in the rapidly evolving international telecommunications market. Early stage companies must respond to external factors, such as competition and changing regulations, without the resources, infrastructure and broader business base of more established companies. Early stage companies also must respond to these risks while simultaneously developing systems, adding personnel and entering new markets. As a result, these risks can have a much greater effect on early stage companies. If it does not successfully address such risks, Debtor's business, operating results and financial condition would be materially adversely affected.

                4.      Management of Changing Business.

                        a) Increased Demands on Management and Need to Continue to Improve Systems.

        Debtor hopes to experience revenue from the telecommunication business that it will acquire upon confirmation. In such event will expand the number of its employees and the geographic scope of its operations. These factors will result in increased responsibilities for management personnel and place increased demands upon Debtor's operating and financial systems. Debtor expects that its sale of long distance communication services into foreign countries will lead to increased financial and administrative demands, such as increased operational complexity associated with expanded network facilities, administrative burdens associated with managing an increasing number of relationships with foreign partners and expanded treasury functions to manage foreign currency risks. Accounting systems and policies will be developed as Debtor experiences significant growth, and Debtor will require personnel, systems and policies to comply with the reporting requirements of a publicly held company. Although Debtor plans to acquire a financial accounting system in 1998, there can be no assurance that Debtor's personnel, systems, procedures and controls will be adequate to support Debtor's future operations. Difficulties encountered in Debtor's development of an accounting system or the failure to implement and improve Debtor's operation, financial and management systems as needed to accommodate any expansion of Debtor's business could have a material adverse effect on Debtor's business, operating results and financial condition.

                        b)      Risks of Expansion into Commercial Market.

        Debtor intends to expand into the commercial market and such expansion will increase the risk of bad debt exposure and lead to higher operating costs. Debtor also may be required to update and improve its billing systems and procedures and/or hire new management personnel to handle the demands of the commercial market. There can be no assurance that Debtor will be able to effectively manage the costs of and risks associated with expansion into the commercial market.

                5.      Dependence on Key Personnel.

        Debtor's success, if any, will depend to a significant degree upon the efforts of senior management personnel and a group of employees with longstanding industry relationships and technical knowledge of Debtor's operations. None are bound by the terms of Non-Compete Agreements, which would restrict Debtor's ability to offer domestic interexchange products and services and solicit certain customers. Debtor's management team has limited experience working together and there can be no assurance that they can successfully integrate as a management team. Debtor believes that its future success will depend in large part upon its continuing ability to attract and retain highly skilled personnel. Competition for qualified, high-level telecommunications personnel is intense and there can be no assurance that Debtor will be successful in attracting and retaining such personnel. The loss of the services of one or more of Debtor's key individuals, or the failure to attract and retain other key personnel, could materially adversely affect Debtor's business, operating results and financial condition. See Article IV, Section F.

        B.      Energy Cogeneration Related Matters.

        In order to rehabilitate and develop the reorganized Debtor's energy cogeneration business, the reorganized Debtor must identify and negotiate joint venture or partnership relationships with energy cogeneration companies which have both working capital and marketing presence. There is no assurance to guaranty that the reorganized Debtor will be successful in that regard. In the event that the reorganized Debtor is unable to establish joint venture or partnership relationships, the reorganized Debtor must generate substantial working capital in order to reenter the energy cogeneration arena. If that should be the situation, it is likely that the reorganized Debtor would elect to liquidate its format units rather than to seek investor capital for that purpose.

        The energy cogeneration business is extremely competitive, and the development of revenue from such operations must be viewed as a long term, speculative venture.

        C. Telecommunications Related Operating Results Subject to Significant Fluctuations.

        Debtor's telecommunications related operating results are difficult to forecast with any degree of accuracy because a number of factors subject these results to significant fluctuations.

                1. Factors Influencing Operating Results, including Revenues, Costs and Margins.

        In projecting future revenue from the newly acquired telecommunications business, the following factors must be considered:

                        a) Call volume fluctuations, particularly in regions with relatively high per-minute rates;

                        b) The addition or loss of major customers, whether through competition, merger, consolidation or otherwise;

                        c) The loss of economically beneficial routing options for the termination of Debtor's traffic;

                        d)      Financial difficulties of major customers;

                        e) Pricing pressure resulting from increased competition; and

                        f) Technical difficulties with or failures of portions of the network that would impact Debtor's ability to provide service to or bill its customers.

        In projecting future cost of services and operating expenses, the following factors must be considered:

                        a) Fluctuations in rates charged by carriers to terminate Debtor's traffic;

                        b) The timing of capital expenditures and other costs associated with acquiring or obtaining other rights to switching and other transmission facilities;

                        c)      Changes in Debtor's sales incentive plans; and

                        d) Costs associated with changes in staffing levels of sales, marketing, technical support and administrative personnel.

In projecting Debtor's operating results, the following factors must be considered:

                        a) Changes in routing due to variations in the quality of transmission capability;

                        b) The amount of, and the accounting policy for, return traffic under operating agreements;

                        c) Actions by domestic or foreign regulatory entities;

                        d) The level, timing and pace of Debtor's expansion. in international and commercial markets; and

                        e) General domestic and international economic and political conditions.

Since Debtor plans to have long term arrangements for the purchase or resale of long distance services, and since historically rates fluctuate significantly over short periods of time, Debtor's gross margins are subject to significant fluctuations over short periods of time. Debtor's gross margins also may be negatively impacted in the longer term by competitive pricing pressures.

        If one of Debtor's major customers informed Debtor that it was experiencing financial difficulties and would be unable to pay in full, on a timely basis, then Debtor intends to increase its reserves to account for the potential inability to collect the account receivable from the customer. There can be no assurance that Debtor will be able to obtain adequate recourse from the customer's assets, if necessary, or that Debtor's reserves will be adequate. Debtor's ability to collect the outstanding amounts would be adversely affected to the extent that a customers financial condition deteriorates further or the customer commences bankruptcy proceedings. In such an instance, Debtor's revenue would grow slowly if a major customer reduced traffic because of financial difficulties. Such events could have a material adverse affect on Debtor's business, operating results or financial condition.

                2.      No Assurance of Growth in the Telecommunications
                        Business.

        Although Debtor expects certain significant revenue from its telecommunications business, early results should not be considered indicative of future revenue growth or operating results. If revenue levels fall below expectations, net income is likely to be disproportionately adversely affected because a proportionately smaller amount of Debtor's operating expenses will vary with its revenues. This effect is likely to increase as a greater percentage of Debtor's cost of services are associated with telecommunications facilities. There can be no assurance that Debtor will be able to achieve or maintain profitability on a quarterly or annual basis.

        Due to all of the foregoing factors, it is likely that in some future quarter Debtor's operating results will be below the expectations of public market analysts and investors. In such event, the price of Debtor's Class A Common Stock could be materially adversely affected.

                3.      Risks of International Telecommunications Business.

        Debtor will generate substantially all its revenues by providing international telecommunications services to its customers on a wholesale basis. The international nature of Debtor's operations involves certain risks, such as changes in U.S. and foreign government regulations and telecommunications standards, dependence on foreign partners, tariffs, taxes and other trade barriers, the potential for nationalization and economic downturns and political instability in foreign countries. In addition, Debtor's business could be adversely affected by a reversal in the current trend toward deregulation of telecommunications carriers.

                4.      Risk of Dependence on Foreign Partners.

        Debtor will rely on foreign partners to terminate its traffic in foreign countries and to assist in installing transmission facilities and network switches, complying with local regulations, obtaining required licenses, and assisting with customer and vendor relationships. Debtor may have limited recourse if its foreign partners do not perform under their contractual arrangements with Debtor. Debtor's arrangements with foreign partners may expose Debtor to legal, regulatory or economic risks. One foreign partner will be a Mexican company owned or controlled by Mr. David Wallace.

                5. Risks Associated with Foreign Government Control and Highly Regulated Markets.

        Governments of many countries exercise substantial influence over various aspects of the telecommunications market. In some cases, the government owns or controls companies that may become competitors of Debtor or companies (such as national telephone companies) upon which Debtor and its foreign partners may depend for required interconnections to local telephone networks and other services. Accordingly, government actions could have a material adverse effect on Debtor's operations. In highly regulated countries in which Debtor will not be dealing directly with the dominant local exchange carrier, the dominant carrier may have the ability to terminate service to Debtor or its foreign partner and, if this occurs, Debtor may have limited or no recourse. In countries where competition is not yet fully established and Debtor will be dealing with an alternative carrier, foreign laws may prohibit or impede the entry of such new carriers in the market. In situations in which the Debtor will have a foreign-partner, there may be an increased risk to the Debtor in the event that the foreign partner fails to comply with applicable foreign law.

                6. Risks Associated with International Settlement Rates, International Traffic and Foreign Currency Fluctuations.

        Debtor's revenues and cost of long distance services may be sensitive to changes in international settlement rates, imbalances in the ratios between outgoing and incoming traffic and foreign currency fluctuations. International rates charged to customers are likely to fluctuate for a variety of reasons, including increased competition between existing long distance providers, new entrants into the market and the consummation of joint ventures among large international long distance providers that facilitate targeted pricing and cost reductions. There can be no assurance that Debtor will be able to meet projected traffic volume or operating costs to offset any possible rate decreases. In addition, Debtor expects that a portion of Debtors net revenue and expenses may be denominated in currencies other than U.S. dollars, and changes in exchange rates may have a significant effect on Debtors results of operations. As Debtor continues to pursue a strategy of entering into operating agreements where it is economically advantageous to do so, Debtor's results of operations will be subject to the risks of changes in international settlement rates and foreign currency fluctuations.

                7.      Foreign Corrupt Practices Act.

        Due to its acquisition of DIEGO TEL, Debtor may become subject to the Foreign Corrupt Practices Act (FCPA), which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business

                8.      Potential Effects of Government Regulation.

        Debtors business will be subject to various Federal laws, regulations, agency actions and court decisions. Debtors international facilities-based and resale services are subject to regulation by the Federal Communications Commission (the "FCC"). The FCC requires authorization prior to leasing capacity, acquiring international facilities, and/or initiating international service. Prior FCC approval is also required to transfer control of an authorized carrier. Debtor is also subject to the FCC rules that regulate the manner in which international services may be provided, including, for instance, the circumstances under which carriers may provide international switched services by using private lines or route traffic through third countries.

                9.      The FCC's Private Line Resale Policy.

        The FCC's private line resale policy prohibits a carrier from reselling international private leased circuits to provide switched services to a country unless the FCC has found that the country affords U.S. carriers equivalent opportunities to engage in similar activities in that country. Debtor may enter into arrangements with foreign carriers may involve the transmission of switched services for termination in a country that has not been found by the FCC to offer equivalent resale opportunities. There can be no assurance that the FCC, upon viewing these alternate carrier arrangements, would permit these arrangements under its private line resale policy. If the FCC finds that these arrangements conflict with its policy, among other measures, it may issue a cease and desist order or impose fines on Debtor, which could have a material adverse effect on Debtor's business, operating results and financial condition. It is also possible that the regulatory agency of the foreign government would find that foreign law does not permit the operation of alternate carriers or that the alternate carriers have not met foreign law requirements for such operations. Such a finding could have a material adverse effect on Debtor's business, operating results and financial condition.

                10.     The FCC's International Settlements Policy.

        Debtor is also required to conduct its international business in compliance with the FCC's international settlements policy (the "ISP"). The ISP establishes the permissible arrangements for U.S.-based carriers and their foreign counterparts to settle the cost of terminating each other's traffic over their respective networks.

                11.     Recent and Potential FCC Actions.

Regulatory action that has been and may be taken in the future by the FCC may enhance the intense competition faced by Debtor. The FCC has enacted certain changes in its rules designed to permit more flexibility in its ISP as a method of achieving lower cost-based accounting rates as more facilities-based competition is permitted in foreign markets. Specifically, the FCC has decided to allow U.S. carriers, subject to certain competitive safeguards, to propose methods to pay for international call termination that deviate from traditional bilateral accounting rates and the ISP. The FCC has also proposed to establish lower ceilings ("benchmarks") for the rates that U.S. carriers will pay foreign carriers for the termination of international services. In separate proceedings, the FCC is considering equivalency determinations for Australia, Chile, Denmark, Finland, Hong Kong and Mexico. While these rule changes may provide more flexibility to Debtor to respond more rapidly to changes in the global telecommunications market, it will also provide similar flexibility to Debtor's competitors.

                12.     Foreign Regulations.

        Debtor may also be subject to regulation in foreign countries in connection with certain of its business activities. For example, Debtor's use of transit, international simple resale ("ISR") or other routing arrangements may be affected by laws or regulations in either the transited or terminating foreign jurisdiction. Foreign countries, either independently or jointly as members of the ITU, may have adopted or may adopt laws or regulatory requirements for which compliance would be difficult or expensive, that could force Debtor to choose less cost-effective routing alternatives and that could adversely affect Debtor's business, operating results and financial condition. To the extent that it seeks to provide telecommunications services in other non-U.S. markets, Debtor is subject to the developing laws and regulations governing the competitive provision of telecommunications services in those markets. Debtor currently plans to provide a limited range of services in the Far East and Mexico, as permitted by regulatory conditions in those markets, and to expand its operations as these markets implement scheduled liberalization to permit competition in the full range of telecommunications services in the next several years. The nature, extent and timing of the opportunity for Debtor to compete in these markets will be determined, in part, by the actions taken by the governments in these countries to implement competition and the response of incumbent carriers to these efforts. There can be no assurance that these countries will implement competition in the near future, or at all, or that Debtor will be able to take advantage of any such liberalization in a timely manner.

                13.     Regulation of Target Customers.

        Debtor's targeted customers may also be subject to actions taken by domestic or foreign regulatory authorities that may affect the ability of customers to deliver traffic to Debtor. Those actions could materially adversely affect the volume of traffic received from a major customer, which could have a material adverse effect on Debtor's business, financial condition and results of operations.

                14.     Dependence on Availability of Transmission Capacity.

        For fiscal 1998, Debtor predicts substantially all of its revenue to be derived from the sale of international long distance services terminated through resale arrangements with other long distance providers. There can be no assurance that predicted resale arrangements will be available to Debtor on a cost-effective basis or at all. Most transmission capacity that Debtor will be using will be obtained on a variable, per minute basis, subjecting Debtor to the possibility of unanticipated price increases and service cancellations. Debtor will also require high voice quality transmission capacity, which may not always be available at cost-effective rates. If Debtor is not able to enter into cost-effective resale arrangements with its primary vendors, or is unable to locate suitable replacement vendors that offer sufficient, high quality alternative capacity, Debtor's business, operating results and financial condition could be materially adversely affected. For instance, to the extent that Debtor's variable costs increase, Debtor may experience reduced or, in certain circumstances, negative margins for some services. As its traffic volume increases on particular routes, Debtor expects to decrease its reliance on variable usage arrangements and enter into fixed monthly or longer-term leasing or ownership arrangements, subject to obtaining any requisite authorization. To the extent that Debtor does so, and incorrectly projects traffic volume in a particular geographic area, Debtor would experience higher fixed costs without a related increase in revenue. Debtor intends to invest in developing its own global transmission and switching facilities, which is a capital intensive and time-consuming process. There can be no assurance that Debtor will successfully complete development of its global network in a timely manner and within budget.

                15. Risks Associated with Complex Switching and Information Systems Hardware and Software.

        Debtor's information systems and switching equipment are expensive to purchase, complex to install and maintain, and subject to hardware defects and software bugs. Debtor may experience technical difficulties with its hardware or software which could adversely affect Debtor's ability to provide service to its customers, manage its network, collect billing information, or perform other vital functions. Such events could have a material adverse affect on Debtor's business, operating results or financial condition.

                16.     Significant Competition.

        The international telecommunications industry is intensely competitive and subject to rapid change. Debtors competitors in the international wholesale switched long distance market include large, facilities-based multinational corporations and PTTS, smaller facilities-based providers in the U.S. and overseas that have emerged as a result of deregulation, switched-based resellers of international long distance services and international joint ventures and alliances among such companies. International wholesale switched long distance providers compete on the basis of price, customer service, transmission quality, breadth of service offerings and value-added services. Debtor believes that competition will continue to increase, placing downward pressure on prices. Such pressure could adversely affect Debtors gross margins if Debtor is not able to reduce its costs commensurate with such price reductions.

                17. Competition from Domestic and International Companies and Alliances.

        The U.S.-based international telecommunications services market is dominated by American Telephone & Telegraph Co. ("AT&T"), MCI Communications Corp. ("MCI") and Sprint Communications Company L.P. ("Sprint"). Other significant competitors include WorldCom, Inc., Pacific Gateway Exchange, Inc., TresCom International, Inc. and other U.S. based and foreign long distance providers, many of which have considerably greater financial and other resources and more extensive domestic and international communications networks than Debtor. Debtor anticipates that it will encounter additional substantial competition as a result of the formation of global alliances among large long distance telecommunications providers. Many of Debtor's current competitors are also Debtor's potential customers. Debtor's business would be materially adversely affected to the extent that a significant number of such potential customers limit or refuse to do business with Debtor for competitive or other reasons.

                18.     Competition from New Technologies.

        The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite transmission capacity for services similar to those provided by Debtor. Such technologies include satellite-based systems, such as the proposed Iridium and GlobalStar systems, utilization of the Internet for international voice and data communications and digital wireless communication systems such as personal communications services ("PCS"). Debtor is unable to predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services.

                19. Increased Competition as a Result of a Changing Regulatory Environment.

        The FCC recently granted AT&T's petitions to be classified as a non-dominant carrier in the domestic interstate and international markets, which has allowed AT&T to obtain relaxed pricing restrictions and relief from other regulatory constraints, including reduced tariff notice requirements. These reduced regulatory requirements could make it easy for AT&T to compete with Debtor. In addition, the Telecommunications Act of 1996 (the "Telecommunications Act"), which substantially revises the Communications Act of 1934 (the "Communications Act"), permits and is designed to promote additional competition in the intrastate, interstate and international telecommunications markets by both U.S.-based and foreign companies, including the Regional Bell Operating Companies ("RBOCs"). As a result of these and other factors, there can be no assurance that Debtor will compete favorably in the future.

                20. Dependence on Other Long Distance Providers and Customer Concentration.

        Debtor's primary business as a wholesale long distance provider makes it highly dependent upon traffic delivered to Debtor by other long distance providers pursuant to arrangements that can generally be terminated by the provider on short notice. Assuming that the Debtors customer develops a customer base, Debtor could lose significant customer traffic for many reasons, including the entrance into the market of significant new competitors with lower rates than Debtor, downward pressure on the overall costs of transmitting international calls, transmission quality problems, changes in U.S. or foreign regulations, or unexpected increases in Debtor's cost structure as a result of expenses related to installing a global network or otherwise. Any significant loss of customer traffic would have a material adverse effect on

Debtors business, operating results and financial condition.

        Debtor's customer concentration could also amplify the risk of non-payment by customers. Debtor's largest customers are anticipated to account for a significant amount of Debtors gross accounts receivable. If one of Debtor's major customers informed Debtor that it was experiencing financial difficulties and would be unable to pay in full, on a timely basis, Debtor would convert a portion of the account receivable into a note from the customer. Debtor would increase its reserves to account for the potential inability to collect on the note or the accounts receivable from this customer. There can be no assurance that the note or the accounts receivable would be paid, that Debtor would be able to obtain adequate recourse from the note, if necessary, or that Debtor's reserves will be adequate. Debtors ability to collect these outstanding amounts would be adversely affected to the extent that this customer's financial condition deteriorates further or the customer commences bankruptcy proceedings. While Debtor intends to perform ongoing credit evaluations of its customers, it generally does not require collateral to support accounts receivable from its customers, and there can be no assurance that reserves will be adequate in future periods. The inability of Debtor to collect significant accounts receivable in any given period could have a material adverse effect on Debtor's Cash flow and financial condition.

                21.     Capital Expenditures: Potential Need for Additional
                        Financing.

        Development of Debtor's network facilities will require a significant investment in equipment and facilities. If Debtor believes that its assets, combined with other sources of liquidity, are not sufficient to fund its capital requirements for the next twelve (12) months, Debtor will be required to obtain additional financing depending on factors such as the rate and extent of Debtor's international expansion, increased investment in ownership rights in fiber optic cable, and increased sales and marketing expenses to support international wholesale and commercial operations. Issuance of additional equity securities would result in dilution to stockholders. There can be no assurance that additional financing will be available on terms acceptable to Debtor, or at all. Debtor's inability to fund its capital requirements would have a material adverse effect on Debtor's business, operating results and financial condition.

                22.     Effects of Natural Disasters and Other Catastrophic
                        Events.

        Debtor's business is susceptible to natural disasters such as earthquakes, as well as other catastrophic events such as fire, terrorism and war. While Debtor has taken a number of steps such as building redundant systems for power supply to the switching equipment, to prevent its network from being affected by natural disasters, fire and the like, there can be no assurance that any such systems will prevent Debtor's switches from becoming disabled in the event of an earthquake, power outage or otherwise. The failure of Debtor's network, or a significant decrease in telephone traffic resulting from effects of a natural or man-made disaster, could have a material adverse effect on Debtor's relationship with its customers, Debtor's business, operating results and financial condition.

        D.      Other Matters.

                1.      Securities and Exchange Commission.

        As of the filing of the Plan, the Company is not current with respect to reports which it is required to file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The delinquency in filing is attributable to actions taken by the former Board of Directors, the former President of the Company (Mr. Pattinson Hayton III), and various third parties who were affiliated with the Board of Directors and Mr. Hayton.

        The Company is currently unable to comply with the reporting requirements established by the SEC because the Company does not have audited financial statements. It is the Company's intention, prior to the Effective Date, to engage Kafoury, Armstrong and Company as its independent auditors for the purpose of preparing audited financial statements. Kafoury and Armstrong served as the Company's auditors for the period 1993 through approximately September 1996, at which time the firm resigned due to disputes with the then management and Board of Directors.

        In the event that the Company is unable to secure audited financial statements, there will be substantial difficulty in complying with the reporting requirements. In that event, the market value of the Company's stock may decline.

                2.      NASD.

        The Company's Class A Common Stock was previously classified as a "SmallCap" stock eligible for trading on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The National Association of Securities Dealers, Inc. ("NASD") subsequently delisted the Class A Common Stock when the Company failed to file its required reports with the Securities and Exchange Commission and when the market value of the Company's Common Shares failed to meet the minimum listing criteria established by the NASD.

        Currently, the Company's Common Stock is traded on an ad hoc basis in the over-the-counter market; however, there is no active market for the Company's stock.

        The ability of the Company to establish and maintain a market demand for its stock is directly dependent upon approval of the Plan (as submitted) together with the preparation of audited financial statements and compliance with the reporting obligations of the Company pursuant to the Securities and Exchange Act of 1934. It is estimated that the costs associated with this effort will range from $40,000 to $100,000.

        In the event that none of these events fail to occur, there will be an adverse impact upon the market value of the Company's stock.

                3.      Market for Class A Common Stock.

        Debtor's common stock is currently not traded in the NASDAQ Small Cap Market, having been de-listed from such exchange. However, the Debtor's Class A Common Stock does currently trade on the NASD Electronic Bulletin Board for Over-The-Counter or "Pink Sheet" stocks. It is not anticipated that the Class A Common Stock issued pursuant to the Plan will be immediately listed for trading on any exchange. The inability of Debtor's ability to qualify for re-listing on the NASD or an a national stock exchange could adversely affect marketability of the Debtor's Class A Common Stock and otherwise impair its ability to raise new capital.

                4.      No Dividends: Dilution

        It is not anticipated that Debtor will pay any Cash dividends on its New Class A Common Stock for the foreseeable future. However, the Plan does contemplate distributions of securities undertaken in connection with one or more merger transactions of either the Debtor or existing or newly formed subsidiaries.

XII.    LIQUIDATION ANALYSIS

        Section 1129(a)(7) of the Bankruptcy Code requires, in pertinent part, that the Debtor determine the amount of proceeds available for distribution to Creditors in the event of a liquidation of the Debtor. This analysis is conducted in order that Creditors may determine whether the proposed Plan is likely to result in distributions in excess of the amount that would be received in the event that the Debtor were to be liquidated.

        In this context, Debtor's assets (in the event of a liquidation) would be limited to (1) Cash on hand, and (2) the energy co-generation equipment previously acquired by Debtor.

        In other words, the common stock of CEC, VivaTel, and Diego Tel would not be taken into consideration because these assets would not be owned by Debtor in the event that the Plan is not confirmed and the Bankruptcy Court were to order a liquidation of the Debtor.

        As of May 30, 1998, Debtor's Cash on hand totaled approximately $22,000. Based upon an appraisal secured in 1996, the energy co-generation equipment owned by Debtor had an appraised fair market value as of approximately $5,700,000, less accumulated depreciation and changes in the equipment.

        For purposes of conducting the liquidation analysis, Debtor has computed its Allowed liabilities to total $11,326,500 as follows:

                                    Allowed Claims                 Disputed
                                    --------------                ----------
             Class 1                  $  200,000                           0
             Class 2                  $        0                  $   24,000
             Class 3                  $   26,000                           0
             Class 4                           0                  $  550,000
             Class 5                  $        0                           0
             Class 6                  $   30,000                           0
             Class 7                  $1,000,000                  $3,500,000
             Class 8                  $6,000,000                           0
             Class 10                 $        0                           0
             Total                    $7,326,000                  $4,200,000*

      * Deemed to be Class 9 Claims.

        With respect to the energy co-generation equipment, although this equipment has an appraised value of $5,700,000, in the opinion of the Board of Directors of Debtor and its management, in the event of a liquidation of Debtor, it is unlikely that a third party would purchase the energy co-generation equipment at its appraised value. In the opinion of Debtor's Board of Directors and management, the Company's energy co-generation equipment, if sold at auction on a liquidation basis, would likely generate less than $4,000,000 and may require a substantial lead time to affect the transaction. The Board of Directors and management have taken into consideration, at arriving at this figure, the facts that (1) the energy co-generation equipment is currently in storage and, therefore, a prospective buyer would have difficulty in confirming that the equipment will function as designed, (2) the energy co-generation equipment is currently stored in remote locations and not readily accessible to prospective buyers, (3) there is limited application for the equipment in the commercial environment and, therefore, the number of prospective purchasers is limited, (4) if sold in a liquidating transaction, it is likely that purchasers would seek to offer lower prices than would occur under other circumstances because there is no surviving business entity against which recourse may be asserted. In other words, the equipment would be purchased "AS IS" and "WHERE IS."

        The opinions expressed above are subjective in nature. There is no empirical mechanism by which Debtor may determine the actual purchase price which would be paid by a third party. While the Board of Directors and management believe that the 1996 appraisal (which is consistent with the appraisals in a previously obtained in 1993, 1994 and 1995) represent a reasonable estimate of the fair market value of the equipment if sold on an arm's length basis to a ready, willing, and able buyer who is not motivated by factors other than affective utilization of the equipment, there is no assurance or guaranty that the equipment would generate a minimum of $4,000,000 if sold in a liquidating transaction.

        Assuming, however, for the purposes of this analysis that the energy cogeneration were to generate $4 million (net of transaction costs), Debtor would have available approximately $3,700,000 to be distributed among creditors whose claims total approximately $7,326,500. (Note: this is allowed claims only and presumes 0.0% of the disputed claims are valid. If 100.0% of the disputed claims were to be allowed, the allowed claims creditors would total approximately $11,526,000.

        (In this event a liquidation would result in the payment of approximately 49.0% of the amount of each claim).

        In contrast, the proposed plan affords creditors the opportunity to secure (a) cash, (b) stock or (c) a combination of cash and stock. Depending upon the combination which is elected, the creditor will receive an amount in excess of the distribution which would occur in the event of liquidation, as set forth in the following chart, which compares the distribution to a creditor holding a claim in the amount of $10,000.00:

                               CLAIM = $10,000.00

Liquidation Plan

                                    Option A     Option B1      Option B2        Option C
                                    ---------    -----------    ----------       --------
One time
cash payment $4,9000.00             $1,200.00    $ 2,000.00      $2,000.00              0
Cash                                        0    $ 8,000.00              0              0
Class A Stock                               0      1,600.00       9,600.00         20,000
Total $4,900.00                     $1,200.00    $10,000.00      $2,000.00              0
                                                     +                +
                                                 1,600 shares    9,600 shares     20,000 shares

        Every general unsecured creditor holding an allowed claim has the right to elect, pursuant to the Plan the payment option the creditor feels to be in the creditor's best interest. As the above chart illustrates, if the creditor elects Option B, Plan 1 the creditor will receive an amount in excess of the cash distribution to be effected in the event of a liquidation. In contrast, if the creditor elects Option C, the creditor will receive significantly less cash, and in lieu thereof, will receive Class A Common Stock. There is no assurance of guaranty that the Class A Common Stock has or will ever have any economic value. At this time, the Debtor's board of directors places a de minimis value upon the Class A Common Stock, and therefore, a Creditor who elects to receive Class A Common Stock in lieu of or as partial payment for the Creditor's allowed claim, is assuming a substantial risk as the Class A Common Stock may never have value. If, on the other hand, the Class A Common Stock were to achieve value in the marketplace, it is possible that the Class A Common Stock could have a value substantially in excess of the amount of cash to be distributed under Option A, Option B1, or Option B2 of the Plan.

        All Creditors are treated equally. Every Creditor has the right to select the payment plan which the Creditor believes to be in the individual Creditor's best interest.

        The proposed Plan would result in a significantly higher distribution to the Debtor.

        For this reason, the Board of Directors and management of Debtor believe that the proposed Plan is in the best interests of all Creditors and encourage its acceptance.

XIII.   VOTING PROCEDURES AND REQUIREMENTS

        A.      Ballots and Voting Deadline.

        A ballot to be used for voting to accept or reject the Plan is enclosed with this Disclosure

Statement and provided to Creditors and Equity Interest holders who are entitled to vote. A Creditor or Equity Interest holder voting must (i) carefully review the ballot and the instructions printed thereon, (ii) vote to accept or reject the Plan, (iii) with respect to Creditors in Class 7 of the Plan, indicate under which payment alternative you elect to receive in the event that the Plan is confirmed by the Court, and (iv) return the ballot to the address indicated thereon by the deadline in order to enable the ballot to be considered for voting purposes.

        The record date for determining which holders of Class A Common Stock are entitled to vote on the Plan is the date on which the Bankruptcy Court approves the Disclosure Statement.

DO NOT RETURN YOUR STOCK CERTIFICATE WITH YOUR BALLOT.

        Bank and broker nominees will transmit a ballot, together with a copy of this Disclosure Statement, to each beneficial owner of Class A Common Stock of Debtor held in the name of such nominees. Instructions for returning ballots will also be sent to beneficial owners by nominees. If your Class A Common Stock is held in the name of a brokerage firm or bank, please return your ballot in the envelope provided by that institution.

        Debtor intends to make pre-solicitation inquiry to nominees in order to determine (i) the number of beneficial owners of Debtor securities, and (ii) the number of copies of the Disclosure Statement necessary to supply record or nominee holders of the solicitation materials in sufficient time to make an informed decision.

        The Bankruptcy Court has directed that, in order to be counted for voting purposes, ballots for the acceptance or rejection of the Plan must be received by the Debtor no later than 5:00 p.m. (PST) on August 24, 1998 at the following address:

                            PowerTel, USA, Inc.
                            c/o Belding Harris & Petroni
                            Stephen R. Harris
                            417 W. Plumb Ln.
                            Reno, NV 89509
                            Counsel for Debtor

        TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED BY 5.00 P.M., PACIFIC STANDARD TIME ON AUGUST 24,1998.

        B.      Creditors and Shareholders Entitled to Vote.

        Any Creditor of Debtor whose Claim is "impaired" under the Plan is entitled to vote if either (i) the Claim has been scheduled by the Debtor (and such Claim is not scheduled as disputed, contingent or unliquidated), or (ii) it has filed a Proof of Claim on or before the last date set by the Bankruptcy Court for such filings. Any Claim as to which an objection has been filed (and such objection is still pending) is not entitled to vote, unless the Bankruptcy Court temporarily allows the Claim in an amount which it deems proper for the purpose of accepting or rejecting the Plan, such authorization to be made upon motion by a Creditor whose Claim has been the subject of an objection. Such motions must be heard and determined by the Bankruptcy Court prior to the date established by the Court to confirm the Plan. In addition, a Creditor's vote may be disregarded if the Bankruptcy Court determines that the Creditor's acceptance or rejection of the Plan was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

        C.      Definition of Impairment.

        Section 1124 of the Bankruptcy Code specifies certain terms and conditions pursuant to which a class of Claims or Equity Interests are deemed to be "impaired" under a plan of reorganization.

        D.      Classes Impaired Under the Plan.

                (i) Creditors holding Claims in Classes 4, 5, 7 and 8 and Equity Interest holders in Class 10 are deemed to be "impaired" for purposes of section 1124 of the Bankruptcy Code and, therefore, are eligible to vote on acceptance or rejection of the Plan.

                (ii) Voting Shareholders are also eligible to vote.

        E.      Identification of Claims and Equity Interest Not Impaired by the
                Plan.

                1.      Unimpaired Classes.

        Claims of classes 1, 2, 3 and 6 are not impaired under the Plan.

                2.      Controversy Concerning Impairment.

        In the event of a controversy as to whether any Creditors or holders of Equity Interest or class of Creditors or class of holders of Equity Interest are impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

        F.      Information on Voting and Ballots

        While ballots are being forwarded to all Creditors, unimpaired Creditors under the Plan are conclusively deemed to have accepted their treatment under the Plan and votes by those Creditors will not be considered by the Bankruptcy Court.

        G.      Vote Required for Class Acceptance.

        The Bankruptcy Code defines acceptance of a plan of reorganization by a class of creditors to be the acceptance by holders of two-thirds (2/3) in dollar amount and a majority in the number of Claims of that class which actually casts ballots for acceptance or rejection of the plan of reorganization. In other words, acceptance takes place only if the plan is approved by two-thirds (2/3) an amount and a majority in number of the Creditors actually voting. DEBTOR URGES YOU TO VOTE IN FAVOR OF ITS PLAN WHICH, IN THE OPINION OF ITS

BOARD OF DIRECTORS AND MANAGEMENT, REPRESENTS THE BEST OPPORTUNITY FOR THE CREDITORS AND EQUITY INTEREST HOLDERS TO RECEIVE COMPENSATION.

        H.      Confirmation of the Plan

        Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

                1.      Confirmation Hearing.

        Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan (the "Confirmation Hearing"). Section 1128(b) provides that any party-in-interest may object to the confirmation of the Plan.

        By order of the Bankruptcy Court dated May 21, 1998, the Confirmation Hearing has been scheduled for August 25, 1998 at 10:00 a.m. in Court Room United States Federal Building, 300 Booth Street, Reno, Nevada. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement made at the Confirmation Hearing or any adjournment thereof. Any objection to the confirmation must be made in writing and filed with the Bankruptcy Court with proof of service and served upon the following parties on or before August 11, 1998:

                         PowerTel USA, Inc.
                         c/o Walter & Haverfield P. L. L.
                         1300 Terminal Tower
                         Cleveland, Ohio 44113
                         Attention:  Van P. Carter, Esq., Counsel for Debtor

        UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

                2.      Requirements for Confirmation of the Plan.

        At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of section 1129 of the Bankruptcy Code have been satisfied, in which event the Bankruptcy Court shall enter an order confirming the Plan.

        The Debtor believes that the Plan satisfies all of the statutory requirements of Chapter 11 of the Bankruptcy Code, that the Debtor has complied or will have complied with all of the requirements of Chapter 11 and that the proposal set forth in the Plan is made in good faith.

        The Debtor contends that holders of all Claims impaired under the Plan will receive payments under the Plan having a present value as of the Confirmation Date in amounts not less than the amounts likely to be received if the Debtor was to be liquidated in a Chapter 7 proceeding pursuant to the Bankruptcy Code. Included in Section X. of this Disclosure Statement is a summary of the amounts estimated to be realized by the Creditors of Debtor in the event of its liquidation pursuant to Chapter 7.

        At the Confirmation Hearing, the Bankruptcy Court will determine whether Creditors would receive greater Distributions pursuant to the Plan than would be distributed in a liquidation pursuant to Chapter 7.

                3.      Cramdown.

        In the event that any impaired class of Claims in the Plan does not accept the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtor if, as to each impaired class which has not accepted the Plan, the Plan "does not discriminate unfairly" and is "fair and equitable." A plan of reorganization does not discriminate unfairly within the meaning of the Bankruptcy Code if no class receives more than it is legally entitled to receive for its claims or equity interest. The term "fair and equitable" has different meanings for secured and unsecured claims and equity interests.

        With respect to a secured claim, the term "fair and equitable" means either: (a) the impaired secured creditor retains its liens to the extent of its allowed claim and receives deferred cash payments at least equal in amount to the allowed amount of its claim with a present value as of the effective date at least equal to the value of such creditor's interest in the property securing its liens; (ii) property subject to the lien of the impaired secured creditor is sold free and clear of that lien, with that lien attaching to the proceeds of the sale, and such lien proceeds must be treated in accordance with clauses (i) and (iii) hereof; or (iii) the impaired secured creditor realizes the "indubitable equivalent" of its claim under a plan of reorganization.

        With respect to an unsecured claim, the term "fair and equitable" means either: (i) each impaired unsecured creditor receives or retains property of a value equal to the amount of its allowed claim; or (ii) the holders of claims in interest that are junior to the claims of the dissenting class will not receive any property under, a plan of reorganization.

        With respect to a claim of equity interest, the term "fair and equitable" means either: (i) each impaired equity interest receives or retains on account of such interest property of a value equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (ii) the holder of any interest that is junior to the interest of such class will not receive or retain under the plan on account of such junior interest any property.

        In the event one or more classes of impaired claims of the Plan rejects the Plan, the Bankruptcy Court will determine at the Confirmation Hearing whether the Plan is fair and equitable and does not discriminate unfairly against any rejecting impaired class of claims.

XIV.    CONCLUSION

        For the foregoing reasons, the Board of Directors of Debtor recommends adoption of the Plan as submitted.


                           Respectfully submitted,
                                 /s/    Stephen R. Harris
                           -----------------------------------------
                           STEPHEN R. HARRIS, ESQ.
                           BELDING AND HARRIS
                           Nevada Bar No. 001463
                           417 W. Plumb Lane
                           Reno, NV  89509

SCHEDULE OF EXHIBITS

Exhibit 1 - Ballot (to be provided)
Exhibit 2 - First Amended and Restated Setlement and Release Agreement
Exhibit 3 - Balance Sheet dated May 31, 1998
Exhibit 4 - Amended and Restated Agreement for Exchange of Stock
Exhibit 5 - Budget Report by Month: May 1, 1998 through December 31, 1998
Exhibit 6 - Summary of Directors (to be provided)
Exhibit 7 - Employment Contracts

Stephen R. Harris, Esq.
BELDING & HARRIS, LTD.
417 West Plumb Lane
Reno, NV 89509
Telephone: (702) 786-7600
Attorneys for Debtor

                         UNITED STATES BANKRUPTCY COURT

                               DISTRICT OF NEVADA

IN RE:                                          CASE NO. 97-30265-BMG
                                                CHAPTER  11
PowerTel USA, INC., formerly known as
NEVADA ENERGY, INC., also formerly known        BALLOT FOR ACCEPTING OR
as MUNSON GEOTHERMAL, INC.,                     REJECTING DEBTOR'S FIRST AMENDED
                                                PLAN OF REORGANIZATION
              Debtor.
                                                HEARING DATE:
_______________________________________/        HEARING TIME:


      The undersigned acknowledges receipt of the Plan of Reorganization ("Plan") filed July 1998, and votes as follows:

[Check One Box]

Class of Creditor:     ______       Accepts (_______)          Rejects (_______)

Amount of Claim:       $__________________

Name of Creditor:       __________________   Address: __________________________

                                                      __________________________

By:                     __________________________

Title:                  __________________________

CLASS 6 CLAIMANTS               ONLY

        The undersigned, an unsecured creditor of PowerTel USA, Inc., in the unpaid principal amount of $_____________,

        [              ] Accepts
        [              ] Rejects

        the treatment for Class 6 claimants set forth in the Plan proposed by Debtor PowerTel USA, Inc.

        OR

        CLASS 6 ALTERNATIVE TREATMENT ELECTION

        The undersigned, an unsecured creditor of PowerTel USA, Inc. in the unpaid principal amount of $_____________, elects

        [              ] Cash
        [              ] Stock

CLASS 7 CLAIMANTS               ONLY

        The undersigned, an unsecured creditor of PowerTel USA, Inc., in the unpaid principal amount of $____________,

        [     ] Accepts

        [     ] Rejects

        the treatment for Class 7 claimants set forth in the Plan proposed by Debtor PowerTel USA, Inc.

                OR

        CLASS 7 ALTERNATIVE TREATMENT ELECTION

        If you hold a Class 7 Allowed Unsecured Claim and you vote to support the First Amended Plan of Reorganization, you must make an election on how your claim will be treated.

        OPTION A: My Allowed Unsecured Claim exceeds $1,200.

        [       ] I elect to accept $1,200 one the Effective Date in full
                  satisfaction of my Class 7 claim.

        OPTION B: My Allowed Unsecured Claim exceeds $1,200.

        [       ] I elect to accept a combination of Cash and Stock for my
                  Allowed Unsecured Claim.

                [       ] I elect to accept Option B Plan 1

                [       ] I elect to accept Option B Plan 2

        OPTION C: My Allowed Unsecured Claim exceeds $1,200.

        [       ] I elect to receive all stock for my Allowed Unsecured Claim.

        NOTE: IN THE EVENT THAT THE HOLDER OF A CLASS 7 ALLOWED UNSECURED CLAIM FAILS TO ELECT OPTION A, B OR C, IT WILL BE DEEMED TO HAVE ELECTED OPTION C.

        The First Amended Plan of Reorganization referred to in this Ballot can be confirmed by the Court only if two-thirds in amount and more than one-half in number of creditors in each class of claims or interests voting on the Plan accept the Plan, or, in the event of a rejection, the Court finds that the Plan nonetheless conforms to the requirements of the law. See 11 U.S.C. Section 1129(a) and (b).

        This Ballot must be returned on or before ____________, 1998 to:

        Stephen R. Harris, Esq.
        417 West Plumb Lane
        Reno, NV 89509

        DATED this _____ day of _________________, 1998

                                          BELDING & HARRIS, LTD.


                                          ______________________________________
                                          Stephen R. Harris, Esq.
                                          Attorneys for Debtor

Stephen R. Harris, Esq.
BELDING & HARRIS, LTD.
417 West Plumb Lane
Reno, NV 89509
Telephone: (702) 786-7600
Attorneys for Debtor


                         UNITED STATES BANKRUPTCY COURT

                               DISTRICT OF NEVADA


IN RE:                                         CASE NO.  97-30265-BMG
                                               CHAPTER   11
PowerTel USA, INC., formerly known as
NEVADA ENERGY, INC., also formerly known       AMENDED ERRATA TO BALLOT
as MUNSON GEOTHERMAL, INC.,                    AND TO DEBTOR'S SECOND
                                               AMENDED DISCLOSURE STATEMENT
              Debtor.                          PURSUANT TO 11 U.S.C.SECTION 1125

                                               HEARING DATE:     8/25/98
  _______________________________________/     HEARING TIME:    10:00 A.M.



        PowerTel USA, Inc. hereby files this Errata to its Second Amended Disclosure Statement Pursuant To 11 U.S.C. Section 1125 ("Disclosure Statement").

        Section IV D at page 30 is amended to include:

        Working in conjunction with David Wallace, management identified a specific strategy for the penetration of international telecommunication services, and commenced to implement that strategy through the acquisition of two companies, VivaTel and DiegoTel, both of which were established by David Wallace. VivaTel was formed in 1997 of the purpose of establishing a business in the international long distance service with a primary emphasis on wholesale purchases and sales. VivaTel had in place a $270,000 letter of credit to secure a contract with a wholesale vendor of international long distance services. The letters of credit were returned to the funding source in 1998 and the contract was mutually rescinded. DiegoTel offered the opportunity to expand into the wholesale international long distance telecommunications business. The specific business plan of DiegoTel is set forth in Section VI. DiegoTel is purchasing on a wholesale basis, telecommunication services from Viva Servicios. Viva Servicios is purchasing telecommunication services from Tier One and Tier Two carriers as well as other international carriers on a best available price basis.

        Section XI C 4. at page 88 should be amended to include:

        One foreign partner is a Mexican company owned or controlled by David Wallace.

        Exhibit 3 is amended to include the following information regarding the liabilities of PowerTel as a February, 1997 (exclusive of costs of administration), which are being addressed by the plan of reorganization:

        Class 1          Administrative Expenses                 $200,000 (est.)
        Class 2          Wages                                          0
        Class 3          Taxes (Munson Geo)                        26,000
        Class 4          Priority Taxes                            16,000 (est.)
        Class 5          Secured                                        0
        Class 6          Unsecured Claims less than $1200           3,800
        Class 7          Unsecured Claims greater than 1200       640,000
        Class 8          NEP                                            0
        Class 9          Disputed                                 303,000
        Class 10         Equity                                    Stock
                                                                 ------------
                                                                 $988,000


        In the event that you decide, as a result of these amendments, to change your ballot, please contact Stephen R. Harris, Esq., at (702) 786-7600 on or before August 24, 1998.

        DATED this ____ day of _____________, 1998.

                                       BELDING & HARRIS, LTD.



                                       By:      ________________________________
                                                Stephen R. Harris, Esq.
                                                Attorneys for PowerTel USA, Inc.

           FIRST AMENDED AND RESTATED SETTLEMENT AND RELEASE AGREEMENT


         This First Amended and Restated Settlement and Release Agreement ("Amended Agreement") is entered into by and among (1) PowerTel USA, Inc. ("PowerTel") a Delaware Corporation whose principal place of business is situated in East Lansing, Michigan and formerly known as Munson Geothermal, Inc. and also formerly known as Nevada Energy Company, Inc. ("NEC") (collectively "Company"), (2) Nevada Energy Partners I, a Nevada Limited Partnership ("NEP"), by Nevada Electric Power Company, its general partner, (3) Nevada Electric Power Company, a Nevada corporation with its principal place of business situated in Reno, Nevada ("NEPC"), and (4) the following sixteen (16) Corporations: Wilton Ashfield, Ltd., Greyshire House, Ltd., August Lake Holdings, Ltd., Whitestone Brooke Holdings, Ltd., Porterman Williams, Ltd., North Oldenfield, Ltd., Shepherd Market, Ltd., Parklane Mayfair, Ltd., Clermont & Annabel, Ltd., Berkeley Square Investments, Ltd., Blackstone Sterling Holdings, Ltd., Burke Douglas Holdings, Ltd., Clarendon Atlantic Holdings, Ltd., Macaulay Island Investments, Ltd., Young Bayshore Investments, Ltd., and Maitland Investments, Ltd., (collectively referred to as "the Corporations"). "The Parties" referred to in this Agreement refer to PowerTel, NEP, NEPC and the Corporations. This Agreement is executed as of the day and year set forth below but is deemed to be effective retroactive as of December 1, 1997 (the "Settlement Date").

                                    RECITALS:

         WHEREAS, the Parties to this Agreement have negotiated and executed an Agreement (the "Initial Contract") addressing the subject of this Amended Agreement but subsequent to the execution of the Initial Contract the Parties have concluded that the Initial Contract did not reflect the intent of the Parties;

         WHEREAS, the Parties intend to amend and modify the Initial Contract by this Amended Agreement and, therefore, declare the Initial Contract to be null and void ab initio and further declare that this Amended Agreement to be the only binding, enforceable contract between the parties with respect to the subject matters set forth herein;

         WHEREAS, prior to August 16, 1996, NEP owned 100.0% of the issued Class B Common Stock of NEC; which Class B Common Stock was convertible into shares of Class A Common Stock of NEC in an amount equal to 50.0% of the issued and outstanding Class A Common Stock; and

         WHEREAS, NEC and NEP entered into an Agreement dated August 16, 1996 (the "1996 Agreement") a copy of which is attached hereto as Exhibit 1; and

         WHEREAS, pursuant to the terms of the 1996 Agreement various transactions occurred between NEP and the Company, between NEP and NEPC and thereafter between NEPC and/or NEP and the Corporations; and

         WHEREAS, in reliance upon the 1996 Agreement, NEP agreed to sell and did in fact sell to the Corporations all of the Class A Common Stock of NEC which was owned beneficially by NEP: and

         WHEREAS, NEC allegedly refused to honor the terms of the 1996 Agreement thereby precluding NEP from delivering the Class A Common Stock to the Corporations; and

         WHEREAS, on or about November 19, 1996 NEP beneficially on behalf of the Corporations commenced litigation as Plaintiff against Company seeking specific performance of the 1996 Agreement and alleging damages in excess of Six Million Dollars ($6,000,000), such litigation being identified as Nevada Energy Partners I vs. PowerTel USA, Inc. and being Case No. CV 96-07487, Second Judicial District Court of the State of Nevada in and for the County of Washoe (the "NEP Litigation"); and

         WHEREAS, Company denies all liability in the NEP Litigation and intends to vigorously contest NEP's claims if and when said litigation proceeds; and

         WHEREAS, on or about February 13, 1997 multiple creditors of PowerTel filed an involuntary petition for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code (the "Code") such application being filed pursuant to Section 303 of the Code, and such case being styled In Re. PowerTel USA, Inc.; United States Bankruptcy Court, District of Nevada, Case No. 97-30265-BMG; and

         WHEREAS, the filing of Case No. 97-30265-BMG automatically stayed further prosecution of the NEP Litigation; and

         WHEREAS, NEP filed a Proof of Claim in the Chapter 11 case; and

         WHEREAS, the Corporations are the beneficiaries of the NEP Proof of Claim and, therefore, are deemed to be creditors of PowerTel; and

         WHEREAS, PowerTel has removed the NEP Litigation to the United States Bankruptcy Court; and

         WHEREAS, subsequent to the execution of the 1996 Agreement, NEC conveyed to NEP 100.0% of the issued and outstanding Common Stock of Combustion Energy Company ("CEC"), a Nevada corporation with its principal place of business situated in Reno, Nevada together with title to a parcel of real property also situated in Reno, Nevada (collectively the "1996 Assets"). Thereafter, NEP transferred the 1996 Assets to NEPC in two separate transactions; and

         WHEREAS, PowerTel has given notice to NEP, NEPC and the Corporations of its intent to commence a proceeding pursuant to Sections 547 and 548 of the Code for the purpose of voiding the 1996 Agreement and all transactions arising therefrom between NEP, NEPC and the Corporations; and

         WHEREAS, NEPC and NEP have denied that Company has the right to rescind the 1996 Agreement under any terms or conditions including, but not limited to, alleged violations of Sections 547 and 548 of the Code; and

         WHEREAS, the Parties to this Amended Agreement stipulate and acknowledge that the prosecution of the multiple civil and administrative proceedings recited above will be expensive, time consuming and difficult to resolve and there is no assurance or guarantee that any party will prevail at trial and, in the event of a favorable judgment, there is no assurance or guarantee that the judgment will be sustained on appeal; and

         WHEREAS, the Parties to this Amended Agreement desire to achieve a final, complete resolution of all of their disputes and controversies by and among them.

         NOW THEREFORE, in consideration with the mutual covenants and conditions set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the Parties to this Amended Agreement, intending to be legally bound, do hereby agree as follows:

1. The Recitals set forth above are true and correct and are incorporated herein as if fully rewritten.

2. This Amended Agreement is subject to ratification by the United States Bankruptcy Court for the District of Nevada by virtue of the pending Chapter 11 Reorganization involving PowerTel in Case Number 97-30265-BMG. All Parties to this Amended Agreement hereby consent to the authority and subject matter jurisdiction of the United States Bankruptcy Court for all purposes, including ratification of this Amended Agreement.

3. This Amended Agreement, when ratified by the United States Bankruptcy Court, shall constitute a full, final and complete resolution of any and all disputes by or among any one or more or all of the Parties hereto of whatever cause or nature, including but not limited to any waiver for damages of any kind, nature or amount, contingent or liquidated and each party does hereby forever release, discharge, and waive each and every cause of action which it has or may have against any other party as of the Settlement date of this Agreement, except that Company retains and does not waive or release any claim or cause of action, if any, which it has or may have against NEPC arising out of actions performed by NEPC in its capacity as the General Partners of NEP. NEPC represents and warrants that the Corporations are the only entities who have any equitable or beneficial rights in or to the Class A or Class B Common Stock of NEC owned or received by NEP as of the Settlement Date.

4. PowerTel, NEP and NEPC acknowledge that the Corporations are domiciled outside the United States and, in recognition of this, PowerTel, NEP and NEPC, stipulate that this Amended Agreement will be executed by Mr. Jeffrey Antisdel on their behalf. Mr. Antisdel represents and warrants to Company that (i) he has the legal power and authority to execute this Amended Agreement on behalf of each of the Corporations, and (ii) each of the Corporations will ratify this Agreement by executing the Memorandum described in
        Section 5.d of this Amended Agreement on or before July 15, 1998 (the "Final Execution Date"). In the event that each and every one of the Corporations have not ratified this Agreement by the Final Execution Date, Company has the option of either (a) declaring this Amended Agreement to be null and void, or (b) enforcing this Amended Agreement as to all signatories. In order to expedite execution of this Amended Agreement, PowerTel, NEP and NEPC stipulate that (i) this Amended Agreement may be executed in multiple counterparts, and (ii) the receipt of a facsimile signature page executed by any one of the Corporations shall be deemed to be an original signature.

        NEPC agrees to indemnify and hold Company harmless from any and all damages and expenses (including legal fees) incurred by PowerTel in the event that any of the Corporations refuse to execute this Agreement.

5. In consideration of the mutual releases as set forth herein and the consideration as set forth in the Recitals, the Parties to this Amended Agreement do hereby agree as follows:

        1. The 1996 Agreement attached hereto as Exhibit 1 is hereby deemed to be amended and restated in its entirety, except as set forth in this Amended Agreement and, therefore, remains legally binding upon all parties thereto. Notwithstanding the foregoing, NEPC and NEP shall reconvey to PowerTel (i) 100% of the issued and outstanding Common Stock of Combustion Energy Company, a Nevada corporation, and (ii) title to a parcel of real property situated at 403 Fourth Street, Reno, NV. 1.

        2. The Company and NEPC do hereby modify, amend and revise the Agreement of Limited Partnership of Nevada Energy Partners I, a Nevada limited partnership, retroactively to January 1, 1995 to provide that for the period January 1, 1995 through August 15, 1996 (i) any and all distributions of cash and property are to be allocated 60.0% to the limited partner and 40.0% to the general partner, and (ii) the allocations of profits and loses to capital accounts shall be 99.0% of all profits and loses accredited and charged to the capital account of the limited partner and 1.0% of all profits and loses are charged and credited to the capital account of the general partner. The Parties stipulate that, commencing January 1, 1995 through August 15, 1996, NEPC is and shall be the sole general partner of NEP and the Company shall be the sole and exclusive limited partner of NEP. As of August 16, 1996, the Company specifically relinquishes, waives and forever abandons any claim or interest which it has or may have in or to any partnership interest of NEP. NEPC and the Company stipulate and acknowledge that, subsequent to January 1, 1995, cash distributions were made to NEPC and the Company pursuant to the 60/40 allocation set forth above. In addition, NEPC and the Company stipulate that on or about August 16, 1996 (after withdrawal of NEC from NEP), NEP distributed to NEPC, as its general partner, Class B Common Stock of the Company totaling 4,437,473 shares which, thereafter NEPC sold to the corporations on a prorata basis. NEPC and the Company also stipulate that, as of August 16, 1996, NEP relinquished any and all rights which it had pursuant to the Plan of Reorganization involving Munson Geothermal, Inc. to receive additional Class A Common Stock and, thereby, waived and forever relinquished its right to receive additional Class B Common Stock in the amount of 8,808,485 shares.

        3. The Company does specifically that on or about August 16, 1996 NEPC converted the Class B Common to Class A Common and, further recognizes that NEPC sold to the Corporations the Class A Common Stock owned by NEPC as set forth above. The Company does hereby agree that NEPC shall retain any and all consideration paid or to be paid by the Corporations. In order to effect a permanent, common final and complete resolution of any and all disputes among the parties to this Agreement, the Company stipulates that the Class B Common Stock distributed to NEPC as of August 16, 1996 was convertible into Class A Common Stock at a ratio equal to 50.0% of the issued and outstanding Class A Common Stock as of August 16, 1996. Accordingly, the Company stipulates that the Corporations, by virtue of their purchase of the Class A Common Stock, are entitled to own Class A Common Stock. The Company further stipulates that, ten days after the Effective Date of the Plan of Reorganization, the Company shall adjust (i.e., increase or decrease) the number of shares of Class A Common Stock to be distributed to the Corporations such that the Corporations shall own 50.0% of the issued and outstanding Class A Common Stock as of the close of business ten days after the Effective Date of the Plan of Reorganization.

        4. NEPC, as the General Partner of NEP shall wind up the affairs of the partnership with all deliberate speed including but not limited to the preparation and filing of all requisite tax returns. The General Partner shall not charge the Limited Partner for the expenses of winding up the Partnership and the Limited Partner waives any right of reimbursement for any distribution to the General Partner prior to the date of this Agreement.

6. In the event that the United States Bankruptcy Court fails to ratify this Agreement, this Agreement shall be voidable by any Party upon prompt notice to Company and NEPC. If the Agreement is voided, then any Property conveyed pursuant to this Agreement shall be returned to the grantor from whom or which it was received.

7. Company shall have seventy-five (75) days from the Confirmation Date of the Plan of Reorganization to conduct any "due diligence," investigation, inquiry and/or review ("Review") which it deems to be necessary of appropriate concerning any statement of fact, warranty, representation, consent and/or condition ("Represented Fact") made or given to Company by any other party to this Amended Agreement and upon which PowerTel has relied upon in the execution of this Amended Agreement. If on the basis of the Review, PowerTel in its sole and absolute discretion concludes that any Represented Fact is inaccurate, false, misleading or deceptive, PowerTel has the right to revoke this Amended Agreement upon providing all other written notice of such termination and the basis therefor.

8. The Parties to this Amended Agreement stipulate and acknowledge that a variety of supplemental documents may be necessary in order to effectuate the objectives anticipated by this Amended Agreement or to obtain ratification hereof by the United States Bankruptcy Court, and every party to this Amended Agreement does irrevocably commit to act in good faith to implement this Amended Agreement and to execute any additional documents necessary or appropriate to achieve the objective of this Amended Agreement and/or ratification hereof.

9. This Amended Agreement shall be governed by the laws of the State of Nevada, without regard to its conflict of laws provision. Every party to this Amended Agreement consents to the exclusive jurisdiction of the United States Bankruptcy Court for the District of Nevada with regard to the enforcement, interpretation, or any other issue or claim arising as a result of this Amended Agreement.

10. It is the intention to the Parties to this Amended Agreement that the 1996 Agreement shall be amended and restated. Accordingly, to the extent that any party to this Amended Agreement has any contractual rights, causes of action, claims or other legal or equitable rights or remedies (collectively "Rights") which existed prior to the 1996 Agreement and were extinguished, waived, released or modified thereby, such Rights shall be deemed to be fully and completely restored and each party to this Amended Agreement does hereby agree that the Statute of Limitations, if any, which would otherwise operate as a bar to the prosecution of any cause of action or claim of any nature to enforce such Rights is hereby tolled and each party does irrevocably waive and agrees not to assert for a twelve (12) month term from the Settlement Date of this Amended Agreement the Statute of Limitations as a defense to the prosecution of any cause of action or claim of any nature to enforce such Rights which is restored by virtue of this Agreement.

11. Each and every section of this Agreement shall survive execution, delivery and performance of this Amended Agreement.

12. The "1996 Agreement," the form of the Memorandum attached hereto and the Memorandums as executed by each of the Corporations are incorporated by reference and are deemed to constitute material components of this Amended Agreement:

13.     Exhibits 1 and 2 are hereby incorporated herein by reference.

14. Unless otherwise directly set forth in this Amended Agreement, any contract, agreement, memorandum of understanding or other legally binding and enforceable agreement by or among the Parties to this Amended Agreement shall remain in full force and effect and is not amended, modified, superseded or otherwise affected by this Amended Agreement.

         IN WITNESS WHEREOF, this The Parties have executed this Amended Agreement as of the day and year set forth with their signatures.


                                            NEVADA ENERGY PARTNERS I,
                                            a Nevada Limited Partnership

                                            By:  Nevada Electric Power Company
                                            Its: General Partner

Date :      6-25-98                         By:    /s/   Jeffrey Antisdel
      -------------------                       --------------------------------
                                              Jeffrey Antisdel, Its President

                                            NEVADA ELECTRIC POWER COMPANY


Date :     6-25-98                          By:   /s/   Jeffrey Antisdel
      -------------------                      ---------------------------------
                                               Jeffrey Antisdel, Its President

                                            POWERTEL USA, INC.


Date :     6-25-98                           By:  /s/  Richard A. Cascarilla
      -------------------                      ---------------------------------
                                               Richard Cascarilla, Its President


                                            "THE CORPORATIONS"


Date :     6-25-98                           By:  /s/   Jeffrey Antisdel
      -------------------                      ---------------------------------
                                                Jeffrey Antisdel

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT


         THIS AGREEMENT, ("Agreement"), is entered into between Nevada Energy Company, Inc., a Delaware corporation, ("NEC"), and Nevada Energy Partners I, Limited Partnership, a Nevada Limited Partnership, ("NEP"), both having offices at 401 East 4th Street, Reno, Nevada, USA, 89512.

                                    RECITALS:
                                    ---------


         A. Nevada Energy Partners I, Limited Partnership, ("NEP"), is a Nevada partnership with one corporate limited partner and a corporate general partner.

         B. Nevada Energy Company, Inc., ("NEC"), is the sole limited partner of NEP, and owns 60% of the partnership interest in NEP.

         C. Nevada Electric Power Company, Inc., ("NEPC"), is the general partner of NEP, and owns the remaining 40% of the partnership interest of NEP.

         D. As of July 25, 1996, the partnership NEP, currently owns 4,437,473 shares of Class B Common Stock of NEC, ("Class B Stock"), which represents all the issued and outstanding shares of Class B Common Stock of NEC.

         E. The owners of the Class B Stock of NEC have voting rights and liquidation rights in the assets of NEC without the right to participate in earnings or cash dividends, except on sale, liquidation or merger. In addition, such owners have the right to pro rata issuance of one share of Class B Common Stock for each share of Class A Common Stock, ("Class A Stock"), issued and outstanding. The consideration for the issuance may be subject to a determination by the board of directors of NEC.

         F. As of July 25, 1996, there are 12,203,247 shares of Class A Common Stock of NEC issued and outstanding.

         G. Based upon the number of NEC's issued Class A Common shares, NEP has the right to acquire an additional 8,865,774 shares of Class B Common Stock.

         H. NEC desires to redeem the Class B Stock in exchange for Class A
Stock.

         I. NEC currently owns 6,000 shares of common stock of Combustion Energy Company, which represents all of the issued and outstanding common shares of Combustion Energy Company, a Nevada Corporation, ("CEC").

         J. NEP is a plaintiff and a counter-defendant in litigation in the Second District Court in Washoe County, State of Nevada, in case CV92-04609, Dept. No. 1, ("Litigation").

         K. For the past four years, NEC and NEPC have shared in the costs and expenses of NEP, including without limitation, the costs and expenses of the Litigation on a 60/40 basis respectively.

         L. NEC does not wish to participate any further in the Litigation or further business with NEP.

         M. NEC wishes to withdraw from NEP.

         N. NEP wishes to acquire the stock CEC.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, NEP and NEC, agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the terms set forth below shall have the following meanings:

        a.      Agreement shall mean this agreement.
        b.      Class A Stock shall mean the Class A common shares of NEC.
        c. Class B Stock shall mean the Class B common shares of NEC, all of which are owned by NEP.
        d. Herth Printing shall refer to the business known as Herth Printing and Business Supplies, Inc., which was merged into Combustion Energy Company, a Nevada Corporation, a wholly owned subsidiary of NEC, in December 1994.
        e.      Knowledge means actual knowledge after reasonable investigation.
        f. Law shall mean any statute, regulation, rule, judgment, ordinance, order, decree, stipulation, injunction, charge, or other restrictions of any federal, state or local government, governmental agency, or court.
        g. Liability means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.
        h. Litigation shall refer to the lawsuit filed in the Second Judicial District Court of the State of Nevada, County of Washoe, Case No. CV92-04609, Dept. No. 1, between NEP, as plaintiff, and Hot Springs Power Company, a Nevada corporation, Randy S. Goldenhersh and George W. Holbrook, Jr., as defendants and counter-plaintiff, and NEP as counter-defendant.
        i. Material Adverse Effect means an adverse effect of fifty thousand dollars or more upon the business, operations, properties, assets or condition of NEP.
        j. NEC shall refer to Nevada Energy Company, Inc., a Delaware corporation.

        k. NEP shall refer to Nevada Energy Partners I, Limited Partnership, a Nevada Limited Partnership.
        l. NEPC shall refer to Nevada Electric Power Company, a Nevada corporation, and General Partner of NEP.
        m.      Securities Act means the Securities Act of 1933, as amended.
        n.      Securities Exchange Act means the Securities Exchange Act of
                1934.
        o. Security Interest means any mortgage, pledge, security interest, encumbrance, charge or other lien, other than
                i. construction, mechanic's materialmen's, and similar liens,
                ii.     liens for taxes not yet due and payable,
                iii. liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation,
                iv. liens arising in connection with sales of foreign receivables,
                v. purchase money liens and liens securing rental payments under capital lease arrangements, and,
                vi. other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

2.       BASIC TRANSACTION

         a. NEC shall exchange all of NEP's Class B Common Stock for an equal number of NEC Class A Common Stock. The effective date of the exchange shall be September 1, 1996.
         b.       NEC shall withdraw as a limited partner from NEP.
         c. In general, NEPC, as general partner, will release NEC, as limited partner, from NEP, the partnership. NEC will waive all rights to any assets, litigation rights or other attributes of the partnership.
         d. In general, NEPC, as general partner, will agree to indemnify NEC for any present and future litigation expenses, obligations or damages arising out of the Litigation.
         e. NEP will release any claims that NEP may have for additional shares of Class B Stock pursuant to Amended Certificate of incorporation under the Order of the Bankruptcy Court dated November 20, 1990.
         f.       NEC shall transfer to NEP all of the shares of CEC.
         g. This Agreement and other related documents shall be held in escrow, ("Release Escrow"), pending the completion of the post closing events.

3. EXCHANGE OF CLASS B SHARES FOR CLASS A SHARES. NEC desires to retire all of the Class B shares as follows:

         a. NEP as the owners of the Class B Stock of NEC have voting rights and liquidation rights in the assets of NEC without the right to participate in earnings or cash dividends, except on sale, liquidation or merger. In addition, NEP has the right to pro rata issuance of one share of Class B Common Stock for each share of Class A Common Stock issued and outstanding. The consideration for the issuance may be subject to a determination by the board of directors of NEC.

         b. NEP has the right to an additional 8,808,485 shares of Class B Common Stock of NEC.
         c. NEP herewith exchanges 4,437,473 shares of Class B Common Stock of NEC, which represents all the issued and outstanding shares of Class B Common Stock of NEC for 4,437,473 shares of Class A Common Stock of NEC which shall be free trading without restrictions.
         d. NEP herewith forbears forever from any and all claims for an additional 8,808,485 shares of Class B Common Stock of NEC.

4. WITHDRAWAL OF NEC FROM NEP. NEC no longer desires to participate in the partnership NEP and withdraws as follows:

         a. NEC has participated in the Litigation since its inception. The counter-plaintiffs claim damages in excess of one million ($1,000,000.00) dollars and further damages to be proved against NEC.
         b. NEC has contributed from time to time its pro rata share of attorney fees, legal costs and expenses.
         c. There appears to be no possibility of settlement or resolution of the Litigation in the near future.
         d. NEP was a partner with Hot Springs Power Company, a Nevada corporation in Nevada Geothermal Power Partners, a Nevada Limited Partnership. The Litigation arises out of the partnership relationship. The plaintiff and counter-defendant is NEP. The defendant and counter-plaintiff is Hot
                  Springs Power Company.
         e. Nevada Geothermal Power Partners has ceased doing business and has wound up its affairs. The only remaining relationship between the partners is the Litigation.
         f. NEC hereby withdraws as a limited partner in NEP and waives further accounting except as necessary to prepare its federal tax returns. The effective date of the withdrawal shall be September 1, 1996.

5. RELEASE OF NEC FROM THE LITIGATION AND FURTHER OBLIGATIONS OF NEP. NEPC, as general partner of NEP, hereby releases NEC from all further partnership obligations and duties.
         a. Pursuant to the partnership agreement, NEC was obligated to contribute to the attorneys' fees, legal costs and expenses of any litigation arising out of the partnership relationship.
         b. Concurrent with the withdrawal of NEC as a limited partner, NEP releases NEC from any further contributions for attorneys' fees, legal costs or expenses with respect to the Litigation. NEP agrees to indemnify NEC for any damages arising out of the Litigation. NEC shall have the right to have its own co-counsel at its own expense.
         c. NEPC, as general partner of NEP, will hereby guaranty the payment of attorneys' fees, legal costs and expenses by NEC for counsel under NEP's guidance and employ who will defend NEC's interests.

         d. NEC agrees to cooperate in the prosecution and defense of the Litigation and to the extent possible, NEC waives its attorney client privilege in favor of NEP.

6. NEP RELEASES ALL CLAIMS UNDER THE ORDER OF THE BANKRUPTCY COURT. As the sole recipient of Class B shares under order from the Bankruptcy Court, NEP waives any claims it may have for additional shares of Class B Stock without consideration as follows:

        a. Rights and Restrictions. The rights and restrictions of the Class B Stock are as follows:

                i. Federal Bankruptcy Court's Plan of Reorganization. On November 20, 1990, the Bankruptcy Court of Nevada, by Order, required the amendment of the Certificate of Incorporation. The Order provided at page 25, "Class B Common Stock will have full voting rights but will have no participation in dividends. The terms of the Class B Common shares will also provide that, upon the issuance of any share, or fraction thereof, of Class A Common Stock, the owners of Class B Common Stock will contemporaneously have issued to them, on a pro rata basis, a number of shares of Class B Common Stock which is the same as the number of Class A Common shares then being issued.

                ii. Amendment of the Certificate of Incorporation. NEC (then Munson Geothermal, Inc.) amended its Certificate of Incorporation on November 20, 1990 (filed on December 3, 1990) and submitted a new paragraph defining NEC's capital, paragraph 4-A. The new paragraph governed the description of all capital stock. The new paragraph authorized Class A Common Stock and Class B Common Stock. All Common Stock has a par value of $.001 per share. All common stockholders (either Class A or Class B) received one vote for each whole share of stock. The Certificate authorized that Class A and Class B Common Stock would not participate in the earnings of the corporation through dividends. A Class B Common Stockholder would only receive funds from NEC by statute upon the sale, merger, or liquidation in the form of a liquidating distribution.

                iii. Voting Rights of the Class B Stock. Class B Stock shares do not receive dividends but would participate in distribution of proceeds if the NEC sells, merges or liquidates. Class B Stock shares are entitled to vote. Because the Class B Stock shares are entitled to fifty percent (50%) of the Common Stock, the Class B Stock shares are entitled to 50% of the votes.

                iv. Class B Stock and NEP. The Plan of Reorganization provided that immediately after the reorganization that NEP would own 100% of the Class B Stock. According to the Plan of Reorganization, any holder of Class B Stock through NEP at the time of the reorganization was entitled to an additional share of Class B Stock for each share of Class A Stock issued.

                v. Conflict between the Plan of Reorganization and the Certificate regarding Issuance of Class B Stock. The Certificate provided that upon the issuance of any share of Class A Common Stock, NEC shall issue a pro rata amount of Class B Common Stock to Class B Stock holders. Only present shareholders of Class B Stock shares would be eligible to receive additional Class B Stock shares. Further, paragraph 4-D states, "such shares of Class B Common Stock shall be issued for such

                CONSIDERATION as may be determined from time to time by the Board of Directors". (Emphasis added.) The Plan of Reorganization DOES NOT provide for payment of "consideration" in exchange for newly issued shares of Class B Stock.

        b. Concurrent with the exchange of shares, NEP forever waives and gives up any rights for additional Class B Stock without payment of consideration as provided in the Order of the Bankruptcy Court dated November 20, 1990.

7. NEP TRANSFERS THE SHARES OF CEC. NEC herewith transfers to NEP all of NEC's six thousand (6,000) shares of CEC as follows:

        a. NEC merged its wholly owned subsidiary, CEC, with a business known as Herth Printing and Business Supplies in 1994.
        b. The business of CEC is not compatible with the general business plan of NEC.
        c.       The shares of CEC are not registered as described in
                 section 8.d.
        d. In consideration of the obligations assumed by NEP under this agreement, NEC herewith transfers and assigns all rights, title and interest to the shares and assets of CEC to NEP. The effective date of the transfer shall be September 1, 1996.

8. REPRESENTATIONS AND WARRANTIES OF NEP. NEP represents and warrants to NEC that the statements contained in this Section 8.d. are correct and complete as of the date of this Agreement.

        a. Organization of NEP. NEP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Nevada and is in good standing and qualified to do business under the laws of each jurisdiction in which the nature of the business or the ownership or leasing of its properties requires such qualification. NEP has full power and authority to carry on the business in which it is engaged and to own and use the properties owned, leased and used by it.
        b. Authorization of Transaction. NEP has full power under its partnership agreement and authority to execute and deliver this agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the General Partner of NEP has fully authorized the execution, delivery and performance of this Agreement by NEP. This Agreement constitutes the valid and legally binding obligations of NEP, enforceable in accordance with its terms and conditions, subject to the effect of i. bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors generally, and ii. general principles of equity.
        c. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate or (ii) conflict with, result in a breach of, constitute a default under, result in the require any notice of any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument or indebtedness, Security Interest, or other arrangement to which NEP is a party of by which it is bound or to which any of its assets is subject, or result in the imposition of any Security Interest upon any of its assets. NEP need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency to consummate the transactions contemplated by this Agreement.
         d. Acknowledgment of Unregistered Stock. In connection with this Agreement, NEP represents and warrants, which representations and warranties shall survive the transfer of CEC's shares to NEP pursuant to this Agreement, as follows:

                  i. NEP is aware that no market may exist for the resale of the CEC stock received under this Agreement.

                  ii. NEP is obtaining the shares for investment and not for the further distribution of CEC stock.

                  iii. NEP is aware of any and all restrictions imposed on the further distribution of the CEC stock, including, but not limited to, any restrictive legends appearing on the certificate(s).

          e. Disclosure. The representations and warranties contained in this Section 8.e. do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 8.d. not misleading.

9. REPRESENTATIONS AND WARRANTIES OF NEC. NEC represents and warrants to NEP that the statements contained in this Section 9 are correct and complete as of the date of this Agreement.

         a. Organization of NEC. NEC is a Company Incorporated in Delaware duly organized, validly existing and in good standing under the Laws of Delaware, and is in good standing and qualified to do business under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. NEC has full power and authority to carry on the business in which it is engaged and to own and use the properties owned, leased and used by it.

         b. Authorization of Transaction. NEC has full power under its organization agreement and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Directors of NEC have fully authorized the execution, delivery and performances of this Agreement by NEC. This Agreement constitutes the valid and legally binding obligation of NEC, enforceable in accordance with its terms and conditions, subject to the effect of;

                  i. bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors generally, and ii. general principles of equity.

         c. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate or (ii) conflict with, result in a breach of, constitute a default under, result in the require any notice of any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument or indebtedness, Security Interest, or other arrangement to which NEC is a party of by which it is bound or to which any of its assets is subject, or result in the imposition of any Security Interest upon any of its assets. NEC need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency to consummate the transactions contemplated by this Agreement.
         d. Disclosure of Unregistered Securities. NEC hereby discloses the following information to NEP in connection with the offer and sale of CEC stock by NEP,

                  i. The CEC stock have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and were acquired by NEC pursuant to a registration exemption contained in Section 4(2) of the Securities Act and/or Securities and Exchange Commission Rule 506, promulgated thereunder.

                  ii. The CEC stock have the status of securities acquired under
                  Section 4(2) of the Securities Act and cannot be resold without registration under the Securities Act or the availability of an exemption from registration.

                  iii. A legend has been, or will be, placed on each certificate or other document evidencing the CEC stock in substantially the following form:

                  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE RESOLD UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

                  iv. Prior to this transaction, stop transfer instructions to the appropriate officers of NEC had been placed in NECs records with respect to the CEC stock so as to restrict the resale, pledge, hypothecation, or other transfer thereof.

                  v. The CEC stock have not been registered under the Nevada Securities Act, set forth in the Nevada Revised Statutes, as amended (the "Nevada Act"), and were acquired by NEC pursuant to a exemption.

                  vi. NEC reasonably believes that NEP is obtaining the shares for investment and has no information to the contrary.

         e. Disclosure. The representations and warranties contained in this Section 9.e do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this
                  Section 9 not misleading.

10. CONDITIONS TO RELEASE OF THE ESCROW. This Agreement and all f the documents related to this Agreement shall be held in escrow referred to as the Release Escrow which shall be released upon the satisfaction of following conditions.

         a. NEP and NEC shall have executed and delivered an escrow agreement to and for the Release Escrow agent.
         b. All actions to be taken by NEC in connection with consummation of the transactions contemplated hereby and all certifications, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the General Partner of NEP who shall not unreasonably withhold approval of the transactions contemplated by this Agreement.
         c. NEC shall have received from counsel to NEP an opinion addressed to NEC stating the legal organization of NEP and that NEP has the authority to enter into this Agreement.
         d. All actions to be taken by NEP in connection with consummation of the transactions contemplated hereby and all certifications, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Directors of NEC who shall not unreasonably withhold approval of the transactions contemplated by this Agreement.
         e. NEP shall have received from counsel to NEC an opinion addressed to NEP stating the legal organization of NEC and that NEC has the authority to enter in this Agreement.
         f. NEC shall have executed and delivered any additional agreement or agreements necessary to withdrawing or liquidating its interests in NEP in favor of NEP.
         g. NEPC shall have executed and delivered a guaranty of all payment of liability, including attorneys' fees, costs and expenses, in favor of NEC regarding the Litigation.
         h. NEP shall have executed and transferred all of the Class B Stock to NEC.
         i. NEC shall have issued free trading Class A Stock with restrictions of any kind to NEP or its assigns.
         j. NEC shall have executed and transferred all the common shares of CEC to NEP.
         k. In general, the obligation of NEP to consummate the transactions to be performed by it after this agreement is executed is subject to satisfaction that the representations and warranties set forth in Section 9 above shall be true and correct in all material respects at and as of the date of execution of this Agreement and:

                  i. NEC shall have preformed and complied with all of its covenants hereunder in all material respects at and as of the date of execution of this Agreement;

                  ii. The Board of Directors of NEC shall have approved the transactions contemplated by this Agreement;

                  iii. All actions to be taken by NEC in connection with consummation of the transactions contemplated hereby and all instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to NEP.

11.      MISCELLANEOUS.

         a. Notices. All notices or other communications required or permitted hereunder, including notice of intent to arbitrate, shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery, confirmed telecopy or prepaid first class registered or certified mail, return receipt requested, to the following addresses:

         If to NEP, to:                       with courtesy copies to:

         Nevada Energy Partners I, L.L.P.     David L. Wallace, Esq.
         401 East Fourth Street               2055 Wood Street, Suite 220
         Reno, Nevada 89512                   Sarasota, Florida, USA 34237-7929
         Telephone: (702) 786-7979            Telephone: (941) 364-9598
         Facsimile: (702) 786-7989            Facsimile: (941) 364-9599


         If to NEC, to:                       with courtesy copies to:

                                              Roderick H. McCloy, Esq.
                                              Roderick H. McCloy Law Corporation
                                              Jones McCloy Peterson
                                              1700 Three Bentail Centre
                                              P.O. Box 49117
                                              595 Burrard Street
                                              Vancouver, B.C. V7X 1G4
                                              Telephone: (604) 882-1851
                                              Facsimile: (604) 682-7329

         Any such notices shall be effective when delivered in person or sent by telecopy, one business day after being sent by overnight deliver or three business days after being be registered or certified mail. Any of the foregoing addressed may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

         b. Further Assurances. At any time, and from time to time, each party will execute additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.
         c. Costs and Expenses. Each party hereto agrees to pay its own costs and expenses, including legal, accounting, consultant, and advisor fees, incurred in negotiation this Agreement and consummating the transactions described herein.
         d.       Time.  Time is of the essence.
         e. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.
         f. Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

         g. Assignment. NEC may not assign this Agreement to any affiliated entity or nominee or to any party hereto without the prior written consent of the NEP
         h. Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Nevada, without regard to conflicts of law.
         i. Dispute Arbitration. NEC and NEP intend to provide a speedy and informal method for resolving all disputes and other matters in question arising out of, or relating to, this Agreement, which involves interstate commerce and is subject to the Federal Arbitration Code. All disputes and other matters in question, of any kind, between NEC and NEP arising out of, or relating to this Agreement, shall be decided by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be binding. The arbitrator is specifically granted authority and directed to award reasonable attorneys' fees, expenses and costs to the successful party. A court of competent jurisdiction may be used to enforce, but not to appeal or challenge, the arbitrators' decision including the award of attorneys' fees, expenses and costs. If it becomes necessary to enforce the arbitrators' decision at either the trial or appellate level, a reasonable attorney fee for the enforcement of the arbitrators' decision shall become an additional item of damages. Any suit between NEC and NEP must be brought in Washoe County, Nevada. NEC consents to personal jurisdiction in Nevada.
         j. Construction. NEC and NEP and their respective legal counsel participated in the preparation of this Agreement, therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.
         k. Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party or any breach of any provision of this Agreement will not be construed to be a waiver, by any such party of any succeeding breach of that provision or a waiver by such party or any breach of any other provision.
         l. Severability. The invalidity, illegality or unenforceability of any provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reasons be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.
         m. Binding Nature. This Agreement, including the requirement to arbitrate, will be binding upon and will enure to the benefit of any successors of the parties hereto.
         n. Counterparts. This Agreement is intended to be executed in more than one counterpart, including facsimile counterparts. Each counterpart shall be deemed an original on all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, NEP and NEC have executed this Agreement.


                                        Nevada Energy Company, Inc., a
                                        Delaware corporation



    August 16, 1996                     By:      Charles A. Cain
------------------------------              ----------------------------------
         Date                                    Charles A. Cain

                                        Its:       Director
                                            ----------------------------------



    August 16, 1996                     By:      Peter J. Cannell
------------------------------              ----------------------------------
         Date                                    Peter J. Cannell

                                        Its:       Director
                                            ----------------------------------




                                        Nevada Energy Partners, I, a Nevada
                                        Limited Partnership, by Nevada Electric
                                        Power Company, General Partner


    August 16, 1996                     By:      David L. Wallace
------------------------------              ----------------------------------
         Date                                    David L. Wallace


                                        Its:       Attorney In Fact
                                            ----------------------------------
                                                   Power of Attorney attached.

                                                                       EXHIBIT 2
                                                                       ---------

                               M E M O R A N D U M

TO:      PowerTel USA, Inc., A Delaware, USA, corporation
         (Referred to as "PowerTel")

FROM: XXXXXXXXX, XXX., a Company Limited by Shares under the International Business Companies Act of 1989, Commonwealth of the Bahamas (Referred to as AXXXXXXX"), with mailing address at XXXXXXXXXXXXX.

RE: Receipt of Class A Common Stock Pursuant to the Plan of Reorganization of PowerTel

         PowerTel USA, Inc. ("PowerTel") and XXXXXXX have entered into a First Amended and Restated Settlement and Release Agreement effective as of December 1, 1997 (the "Agreement"), which Agreement was subsequently incorporated into and made a part of a Plan of Reorganization (the "Plan") filed by PowerTel with the United States Bankruptcy Court for the District of Nevada in a Chapter 11 proceeding identified as Case No 97-30265-BMG.

         Pursuant to the Plan, XXXXXXX is to receive Class A Common Shares (the "Shares") to be issued by PowerTel pursuant to Section 1145 of the United States Bankruptcy Code. In consideration of the issuance of the Shares, XXXXXXX represents and warrants to PowerTel and to the Court that XXXXXXX is not an Aunderwriter@ as that term is defined in Section 1145(b) of the Bankruptcy Code. XXXXXXX also acknowledges that the Shares which it will receive have not been registered with the United States Securities and Exchange Commission pursuant to
Section 5 of the Securities Act of 1933 in reliance upon the exemption from registration provided in Section 1145(a) of the Bankruptcy Code. XXXXXXX also confirms that it has been advised that PowerTel has consented to the issuance of the Shares based upon PowerTel=s understanding that XXXXXXX is experienced in financial matters, has access to advisors who are experienced in evaluating investments and is ready, willing and able to assume the risk of acquiring a speculative, high risk investment, such as the Shares.

          XXXXXXX also confirms that it has received and reviewed the FIRST AMENDED DISCLOSURE STATEMENT PURSUANT TO 11 U.S.C. '1125 filed by PowerTel and has been afforded an opportunity to make inquiry into the affairs of PowerTel, including an opportunity to confer with the Directors and Officers of PowerTel. XXXXXXX has been advised that, for the preceding three calendar years, PowerTel has made various filings with the Securities and Exchange Commission (including but not limited to annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and at least one registration statement on Form S-8). XXXXXXX acknowledges that a copy of these filings is available upon request or may be procured from the United States Securities and Exchange Commission, Washington, D.C.

          XXXXXXX acknowledges that PowerTel has not made any representation or warranty that (i) its Plan will be implemented successfully, (ii) there will be a market for the Shares or (if there is a market) that the per Share price will be maintained within any specific bid/ask range, or (iii) PowerTel will be financially solvent or that its pro forma financial projections will materialize as anticipated.

          XXXXXXX is aware that there are various Federal and State statutes, rules and regulations in the United States governing the offer and sale of securities. XXXXXXX is also aware that the Securities Exchange Act of 1934 imposes duties and responsibilities upon certain shareholders, officers and directors. XXXXXXX represents that it shall comply with all applicable statutes, rules and regulations.

         Except as set forth in the Agreement and the Plan, XXXXXXX acknowledges that there is no agreement, contract or understanding (either oral or written) by and between XXXXXXX and PowerTel. XXXXXXXXX further acknowledges the authority and ratifies the signature of Jeffrey Antisdel on the First Amended and Restated Settlement and Release Agreement on behalf of XXXXXXXXXXXXXXX.

          XXXXXXX acknowledges that both PowerTel and the United States Bankruptcy Court will rely upon this Memorandum in issuing the Shares.


         In Witness Whereof, XXXXXXXXX, XXX., has given its Common Seal this date.

GIVEN UNDER THE COMMON SEAL        XXXXXXXXX,  XXX., a Company Limited by Shares
of XXXXXXXXX, XXX.                 under the International  Business  Companies
                                   Act of 1989,  Commonwealth of the Bahamas

Date: ____________________


                                   Per:________________________________
                                           Managing Director

                                    POWERTEL

                                  BALANCE SHEET

                                  MAY 31, 1998

                                     Assets


  Current Assets:

     Cash                                            $    21,333.85
                                                     --------------
       Accounts Receivable                           $
                                                     --------------
       Allowance for Doubtful Accounts               $
                                                     --------------
       Accounts Receivable (Net)                     $
                                                     --------------
       Inventory                                     $
                                                     --------------
       Prepaid Expenses                              $
                                                     --------------

       Total Current Assets                          $    21,333.85
                                                     --------------

  Property and Equipment (Fair Market Value)

       Real Property                                 $
                                                     --------------
       Machinery and Equipment                       $ 5,700,000.00
                                                     --------------
       Furniture and Fixtures                        $
                                                     --------------
       Office Equipment                              $
                                                     --------------
       Leasehold Improvements                        $
                                                     --------------
       Vehicles                                      $
                                                     --------------
       Other _____________                           $
             _____________                           --------------
                                                     $
                                                     --------------


       Total Property and Equipment                  $ 5,700,000.00
                                                     --------------
  Investments:

       Herth Printing and Business Supply
          Stock (at Book Value)                      $   374,875.00
                                                     --------------

       Total Assets:                                 $ 6,096,208.85
                                                     --------------

                         WILLIAM J. CRANDALL, CHARTERED
                          CERTIFIED PUBLIC ACCOUNTANTS
                         1885 SOUTH ARLINGTON, SUITE 105
                               RENO, NEVADA 89509



HERTH PRINTING AND BUSINESS SUPPLY
(A DIVISION OF COMBUSTION ENERGY COMPANY)
RENO, NEVADA

WE HAVE COMPILED THE ACCOMPANYING SPECIAL-PURPOSE STATEMENT OF ASSETS AND LIABILITIES OF HERTH PRINTING AND BUSINESS SUPPLY (A DIVISION OF COMBUSTION ENERGY CO.) AS OF MAY 31, 1998 AND THE RELATED SPECIAL-PURPOSE STATEMENTS OF REVENUES AND EXPENSES, AND CASH FLOWS FOR THE ONE MONTH AND THREE MONTHS THEN ENDED IN ACCORDANCE WITH STATEMENTS ON STANDARDS FOR ACCOUNTING AND REVIEW SERVICES ISSUED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS.

A COMPILATION IS LIMITED TO PRESENTING IN THE FORM OF FINANCIAL STATEMENTS INFORMATION THAT IS THE REPRESENTATION OF MANAGEMENT. WE HAVE NOT AUDITED OR REVIEWED THE FINANCIAL STATEMENTS AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM.

THE ACCOMPANYING SPECIAL-PURPOSE STATEMENTS WERE PREPARED FOR THE PURPOSE OF PRESENTING THE BRANCH OPERATION CF HERTH PRINTING AND BUSINESS SUPPLY (A DIVISION OF COMBUSTION ENERGY CO.) WITHOUT ALL DISCLOSURES AND FOOTNOTES, AND ARE NOT INTENDED TO BE A PRESENTATION IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

THIS REPORT IS INTENDED SOLELY FOR THE INFORMATION AND USE OF THE BOARD OF DIRECTORS AND MANAGEMENT OF COMBUSTION ENERGY COMPANY, AND SHOULD NOT BE USED FOR ANY OTHER PURPOSE.




JUNE 9, 1998

                       HERTH PRINTING AND BUSINESS SUPPLY
                    (A DIVISION OF COMBUSTION ENERGY COMPANY)

                              FINANCIAL STATEMENTS
                      FOR ONE MONTH AND THREE MONTHS ENDED
                                  MAY 31, 1998
                     (WITH ACCOUNTANTS' COMPILATION REPORT)

                       HERTH PRINTING AND BUSINESS SUPPLY
                    (A DIVISION OF COMBUSTION ENERGY COMPANY)

                             STATEMENT OF CASH FLOWS
                        ONE MONTH AND THREE MONTHS ENDED
                                  MAY 31, 1998
                      (SEE ACCOUNTANTS' COMPILATION REPORT)



                                                        CURRENT           YEAR TO
                                                         MONTH              DATE
                                                        -------           -------
CASH FLOWS FROM OPERATING ACTIVITIES
   NET LOSS                                              (3,972)           (9,345)
   ADJUSTMENTS TO RECONCILE NET INCOME
   TO NET CASH PROVIDED BY OPERATING
   ACTIVITIES
      DEPRECIATION                                        5,770            17,318
      DECREASE IN RECEIVABLES                             9,401            16,482
      (INCREASE) DECREASE IN INVENTORY                     (348)            1,345
      (DECREASE) IN ACCOUNTS PAYABLE                       (325)          (13,069)
      (DECREASE) IN ACCRUED LIABILITIES                  (1,465)           (3,616)
      INCREASE IN CUSTOMER DEPOSITS                           0            17,968
                                                        -------           -------

     NET CASH PROVIDED BY OPERATING ACTIVITIES            9,061            27,093
                                                        -------           -------
CASH FLOWS FROM FINANCING ACTIVITIES PAYMENTS
ON LONG TERM DEBT                                        (2,337)           (6,953)
                                                        -------           -------

     NET CASH (USED) BY FINANCING ACTIVITIES             (2,337)           (6,953)
                                                        -------           -------

NET INCREASE
   IN CASH & EQUIVALENTS                                  6,724            20,140

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD           77,790            64,374
                                                        -------           -------
CASH AND CASH EQUIVALENTS, END OF PERIOD                 84,514            84,514
                                                        =======           =======

                       HERTH PRINTING AND BUSINESS SUPPLY
                    (A DIVISION OF COMBUSTION ENERGY COMPANY)

                       STATEMENT OF REVENUES AND EXPENSES
                        ONE MONTH AND THREE MONTHS ENDED
                                  MAY 31, 1998
                      (SEE ACCOUNTANTS' COMPILATION REPORT)


                                      CURRENT                            YEAR TO
                                       MONTH            PERCENT           DATE             PERCENT
                                      -------           -------          -------           -------
  OPERATING EXPENSES
     (CONTINUED)

   FREIGHT OUT                            326              0.49              907              0.43
   INSURANCE                              797              1.19            2,534              1.20
   INTEREST                             1,881              2.80            5,701              2.71
   JANITORIAL                               0              0.00              180              0.09
   LAUNDRY AND LINEN                      168              0.25              394              0.19
   LEGAL AND ACCOUNTING                   740              1.10            4,165              1.98
   MAINTENANCE & REPAIR                 1,147              1.71            6,415              3.05
   OFFICE EXPENSE                          77              0.11              405              0.19
   OFFICE AND ADMINISTRATIVE            2,052              3.06            5,138              2.44
   SECURITY                                 0              0.00              105              0.05
   TAXES AND LICENSES                     211              0.31              211              0.10
   TAXES-PAYROLL                        2,981              4.41           10,442              4.98
   TELEPHONE                              279              0.42              542              0.26
   UTILITIES                            1,224              1.82            2,522              1.20
                                      -------           -------          -------           -------
                                       12,034             17.92           39,995             19.02
                                      -------           -------          -------           -------
EXPENSES OVER REVENUES                 (3,972)             5.92           (9,345)             4.44

                       HERTH PRINTING AND BUSINESS SUPPLY
                    (A DIVISION OF COMBUSTION ENERGY COMPANY)

                       STATEMENT OF REVENUES AND EXPENSES
                        ONE MONTH AND THREE MONTHS ENDED
                                  MAY 31, 1998
                      (SEE ACCOUNTANTS' COMPILATION REPORT)




                                      CURRENT                                 YEAR TO
                                       MONTH              PERCENT              DATE               PERCENT
                                     ---------           ---------           ---------           ---------
  SALES
   SALES-OFFICE SUPPLIES                 1,384                2.06               5,141                2.44
   SALES-PRINTING                       67,615              100.71             209,022               99.38
   SALES RETURNS AND ALLOW.             (1,890)               2.82              (3,976)               1.89
   OTHER INCOME                             31                0.05                 132                0.06
                                     ---------           ---------           ---------           ---------
                                        67,140              100.00             210,319              100.00
                                     ---------           ---------           ---------           ---------

COST OF SALES
   BEGINNING INVENTORY                  11,029                                  12,722
   PURCHASES                            26,415                                  82,292
   LABOR SALARIES                       12,122                                  37,853
   SALES SALARIES                       11,425                                  36,161
   SUPPLIES & FREIGHT                    3,716                                   4,765
   DEPRECIATION                          5,748                                  17,253
   ENDING INVENTORY                    (11,377)                                (11,377)
                                     ---------                               ---------
                                        59,078               87.99             179,669               85.43
                                     ---------           ---------           ---------           ---------

GROSS PROFIT                             8,062               12.01              30,650               14.57
                                     ---------           ---------           ---------           ---------

OPERATING EXPENSES
   ADVERTISING                               0                0.00                  32                0.02
   AUTOMOBILE                               56                0.08                 144                0.07
   CASH VARIANCE                             9                0.01                   9                0.00
   DEPRECIATION                             22                0.03                  55                0.03
   DUES AND SUBSCRIPTIONS                   84                0.13                  84                0.04

                      LIABILITIES AND STOCKHOLDER'S EQUITY


  CURRENT LIABILITIES
      ACCOUNTS PAYABLE                              14,874
      CUSTOMER DEPOSITS                             18,343
      CONTRACT - CURRENT PORTION                    29,582
      ACCRUED PAYROLL COSTS                          5,746
      ACCRUED PROFESSIONAL FEES                     22,000
      ACCRUED SALES TAX                              2,323
                                                  --------
       TOTAL CURRENT LIABILITIES                    92,848
                                                  --------

  LONG TERM DEBT
      NET OF CURRENT PORTION                       199,668
                                                  --------

      HOME OFFICE EQUITY                           384,220
      CURRENT PERIOD REVENUE OVER EXPENSES          (9,345)
                                                  --------
                                                   374,875
                                                  --------

                                                   667,391
                                                  ========

                       HERTH PRINTING AND BUSINESS SUPPLY
                    (A DIVISION OF COMBUSTION ENERGY COMPANY)

                       STATEMENT OF ASSETS AND LIABILITIES
                                  MAY 31, 1998
                      (SEE ACCOUNTANTS' COMPILATION REPORT)



                                     ASSETS


CURRENT ASSETS
    CASH                                    84,514
    ACCOUNTS RECEIVABLE                    100,199
    INVENTORY                               11,377
    PREPAID EXPENSES                        12,500
                                           -------
     TOTAL CURRENT ASSETS                  208,590
                                           -------


OTHER ASSETS
    DEPOSITS                                 2,754
                                           -------


PROPERTY AND EQUIPMENT
    FURNITURE AND FIXTURES                  17,433
    MACHINERY AND EQUIPMENT                455,938
    VEHICLES                                 4,700
    BUILDING                               253,156
    LAND                                    70,000
                                           -------
                                           801,227
LESS ACCUMULATED DEPRECIATION              345,180
                                           -------
     TOTAL PROPERTY AND EQUIPMENT          456,047
                                           -------


                                           667,391
                                           =======

                               POWERTEL USA, INC.

                         Forecasted Statements of Income
                                 for years ended
                      February 28, 1999, February 29, 2000
                              and February 28, 2001
                     (With Accountants' Compilation Report)

                          WILLIAM J. CRANDALL CHARTERED
                          Certified Public Accountants
                           William J. Crandall, C.P.A.


INCLINE VILLAGE                               RENO
761 Northwood Blvd.                           1885 So. Arlington Ave., Ste. 105
Incline Village, Nevada 89451                 Reno, Nevada 89509
Telephone  702-831-1787                       Telephone  702-324-1787
FAX  702-831-3357                             FAX   702-324-1791



  Board of Directors
  Powertel USA, Inc.
  East Lansing, Michigan



  We have compiled the accompanying forecasted statements of income of Powertel USA, Inc. for the fiscal years ending February 28, 1999, February 29, 2000, and February 28, 2001, in accordance with standards established by the American Institute of Certified Public Accountants.

  A compilation is limited to presenting in the form of a forecast information that is the representation of management and does not include evaluation of the support for the assumptions underlying the forecast. We have not examined the forecast and, accordingly, do not express an opinion or any other form of assurance on the accompanying statements or assumptions. Furthermore, there will usually be differences between the forecasted and actual results because events and circumstances frequently do not occur as expected, and those differences may be material. We have no responsibility to update this report for events and circumstances occurring after the date of this report.





            June 24, 1998

                               POWERTEL USA, INC.

                         Forecasted Statements of Income
                         Years Ended February 28, 1999,
                     February 29, 2000 and February 28, 2001
                     (With Accountants' Compilation Report)

                                                 February 28,           February 29,           February 28,
                                                     1999                   2000                    2001
                                                 ------------           ------------           ------------
Sales                                            $ 11,572,600           $ 30,547,300           $ 33,542,700
Sales returns                                          (1,100)                (1,150)                (1,200)
Other income                                          105,800                198,800                218,600
                                                 ------------           ------------           ------------
                                                   11,677,300             30,744,950             33,760,100
                                                 ------------           ------------           ------------
Cost of sales
    Materials                                         364,400                375,300                386,600
    Service                                         8,750,000             23,760,000             26,136,000
    Equipment lease                                   136,000                224,400                246,800
    Trunk line lease                                   60,000                 99,000                108,900
    Switching service                                   8,000                 13,200                 14,600
    Carrier line                                       20,000                 33,000                 36,300
    Wages                                             426,400                580,900                616,800
                                                 ------------           ------------           ------------
                                                    9,764,800             25,085,800             27,546,000
                                                 ------------           ------------           ------------
            Gross profit                            1,912,500              5,659,150              6,214,100
                                                 ------------           ------------           ------------

General and administrative
    Advertising                                           100                    100                    100
    Automobile                                          3,500                  5,600                  6,100
    Bank charges                                          250                    300                    300
    Depreciation                                       69,200                 47,700                 49,100
    Dues and publications                                 300                    300                    300
    Freight and shipping                                5,900                  6,100                  6,300
    Insurance                                          16,800                 20,300                 21,500
    Interest                                           22,100                 18,800                 19,400
    Janitorial and laundry                              2,000                  2,100                  2,200
    Legal and accounting                               16,600                 17,600                 18,200
    Maintenance and repair                             18,800                 19,400                 20,000
    Office costs                                        2,800                  2,900                  3,000
    Office wages                                       51,600                 87,200                 94,600
    Rent                                               40,000                 66,000                 72,600
    Taxes and licenses                                 14,400                 21,700                 23,400
    Taxes - payroll                                    52,900                 77,300                 82,400
    Telephone                                          28,300                 44,500                 48,800
    Utilities                                          18,900                 24,900                 26,700
    Other                                              24,000                 26,400                 29,000
                                                 ------------           ------------           ------------
                                                      388,450                489,200                524,000
                                                 ------------           ------------           ------------
            Income before provision for
            federal income tax                      1,524,050              5,169,950              5,690,100

            Federal income tax                                               235,950              1,934,600
                                                 ------------           ------------           ------------
                        Net income               $  1,524,050           $  4,934,000           $  3,755,500
                                                 ============           ============           ============

See accompanying summary of significant forecast assumptions.

                               POWERTEL USA, INC.

                          Note to Forecasted Statements
                    February 28, 1999, February 29, 2000 and
                                February 28, 2001
                     .(See Accountants, Compilation Report)





1.      Summary of Significant Forecast Assumptions

        The financial forecast presents, to the best of management's knowledge and belief, the Company's expected results of operations. Accordingly, the forecast reflects management's judgement as of June 24, 1998, the date of this forecast, of the expected conditions and its expected course of action. The assumptions disclosed herein are those that management believes are significant to the forecast. There will usually be differences between the forecasted and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material.

        Sales

        Management developed sales forecasts from expected long distance line use and available capacity, and known sales of its printing division already in operation. Increases in sales year to year were estimated using rates of increase of 10% and 3% for the long distance service and printing sales respectively. Long distance service will be between Southern California and Mexico.

        Cost of Sales

        Materials cost represents those items used in printing operation including print brokerage and are forecasted using inventory costs and past experience.

        Service cost is the charge paid by the Company for long distance service, which is 80% of sales amount.

        Equipment lease, trunk line lease, switching service and carrier line are costs directly associated with providing long distance phone service and each is a fixed monthly amount by contract.

        Wages are combined for both long distance service and printing operation. The long distance services wages are for sales personnel only which is not expected to be a material cost. Wages for the printing operation includes both sales and production personnel and is forecasted based on past experience.

                               POWERTEL USA, INC.

                          Note to Forecasted Statements
                    February 28, 1999, February 29, 2000 and
                                February 28, 2001
                      (See Accountants' Compilation Report)


Note I (continued)


            General and Administrative Expenses

            General and administrative expenses are forecasted to be consistent and relatively low from year to year. Office wages and payroll taxes, rent, and telephone service account for the majority of long distance service general and administrative costs. These are estimated from known and estimated costs. Costs of the printing operation are forecasted from past experience.

            Income Taxes

            Forecasted income taxes are based on statutory rates in effect at the date of this forecast, after subtraction from operating income of available net operating loss carryforwards.

2.          Summary of Significant Accounting Policies

            The financial forecast has been prepared on the basis of generally accepted accounting principles expected to be used in the financial statements covering the forecast periods.

            Depreciation

            Fixed assets are recorded at cost in the period acquired. Depreciation is calculated using the declining balance method over estimated useful lives of the assets.

                              AMENDED AND RESTATED
                              --------------------
                         AGREEMENT FOR EXCHANGE OF STOCK
                         -------------------------------


         This amended and restated agreement ("AGREEMENT") is entered into this date and is effective as of February 12, 1998 by and among (i) POWERTEL USA, INC., a corporation incorporated under the laws of Delaware with its principal place of business situated in East Lansing, Michigan ("POWERTEL"), (ii) DIEGO TEL, INC. a Nevada corporation with its principal place of business situated in Sarasota, Florida ("DIEGOTEL"), and (iii) DAVID L. WALLACE, an individual residing in Sarasota, Florida ("WALLACE"), who owns 100% of the issued and outstanding Common Stock of DIEGOTEL.


                                    RECITALS
                                    --------

         WHEREAS, WALLACE is the owner of 100% the issued and outstanding shares of DIEGOTEL; and

         WHEREAS, DIEGOTEL is engaged in the business of purchasing and reselling long distance telecommunication services and related activities ("BUSINESS"); and

         WHEREAS, WALLACE desires to exchange with POWERTEL common stock of POWERTEL in exchange for 100% of the common stock of the DIEGOTEL and POWERTEL desires to exchange stock as noted above; and

         WHEREAS, for federal income tax purposes, it is intended that this transaction shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended; and

         WHEREAS, DIEGOTEL desires to guarantee the obligations of WALLACE pursuant to this AGREEMENT; and

         WHEREAS, this AGREEMENT is specifically contingent upon confirmation by the Bankruptcy Court of the Plan of Reorganization to be filed by POWERTEL with the Bankruptcy Court (the "CONFIRMATION"),

         WHEREAS, the Parties to this Agreement have previously executed a document entitled "Agreement for Exchange of Stock" executed February 12, 1997, (the "Initial Agreement"); and

         WHEREAS, the Parties have decided to amend and restate the Initial Agreement in order to incorporate certain supplemental terms and modifications.

         NOW, THEREFORE, in consideration of the foregoing, the payment of $100,000.00 to POWERTEL by WALLACE in the form of a promissory note and the exchange of stock pursuant to this AGREEMENT and the representations, warranties, covenants, and mutual promises contained herein, the parties hereto, intending to be legally bound, do agree as follows:

                                   SECTION 1.
                                   ----------

                           EXCHANGE OF SHARES OF STOCK
                           ---------------------------

         1.1 EXCHANGE. At CLOSING as defined in Section 9 of this AGREEMENT, WALLACE shall tender to POWERTEL 100% of the issued and outstanding shares of common stock of DIEGOTEL ("SHARES") and a Promissory Note in the amount of $100,000.00 in consideration of the tender by POWERTEL of the Class A Common Stock of POWERTEL as provided in this AGREEMENT.

         1.2 CONVEYANCE OF TITLE. The conveyance of title to the SHARES shall be effective as of the CLOSING by the delivery of the stock certificates therefor at the CONFIRMATION duly endorsed for transfer to POWERTEL.

         1.3 EXCLUSIVE NATURE OF AGREEMENT. This AGREEMENT shall preclude and restrict WALLACE from entertaining other offers of sale or exchange of the SHARES.

                                   SECTION 2.
                                   ----------

                 CONSIDERATION AND POST-CONFIRMATION ADJUSTMENT
                 ----------------------------------------------

         2.1 ADJUSTMENT. In consideration of the tender to POWERTEL of 100% of the issued and outstanding common stock of DIEGOTEL, POWERTEL shall forthwith tender to the escrow agent an amount of the issued and outstanding Class A Common Stock of POWERTEL such that the escrow agent will hold Thirty-Five (35%) percent of the issued and outstanding Class A Common Stock of POWERTEL. In the event that POWERTEL, as a result of its Plan of Reorganization or any settlements of any claims (except those of the disputed class) issues additional Class A Common Stock or effects a reverse stock split at any time before the tenth day following the Effective Date of the Plan of Reorganization, then the number of shares of Class A Common Stock issued to the escrow agent shall be adjusted to Thirty-Five 35.0% of the issued and outstanding Class A Common Stock of POWERTEL subsequent to implementation of the Plan of Reorganization and distribution to WALLACE on a pro rata basis.

         2.2 ESCROW OF POWERTEL CLASS A COMMON STOCK AND POST CONFIRMATION ADJUSTMENT OF PURCHASE PRICE. Because WALLACE has made certain representations to POWERTEL respecting the business affairs of DIEGOTEL and its future financial performance WALLACE agrees as follows:

             a) The Class A Common Stock of POWERTEL to be issued pursuant to
Section 2.1 of this AGREEMENT shall be held in escrow as provided in Section 2.2(d) for up to a thirty month term after the Distribution Date in POWERTEL'S Plan.

             b) The Class A Common Stock held in escrow shall be restricted stock pursuant to the Securities Act of 1933 and shall be separated into 10 equal allotments, each of which shall be referred to as a 10 percent allotment. The escrow agent shall release a 10 percent allotment at the end of the month in which POWERTEL receives telecommunications revenue in excess of $100,000. The escrow agent shall release an additional 10 percent allotment for each additional incremental increase of $100,000 of telecommunications revenue more than the month before. The 10 percent allotments shall be distributed to WALLACE at no more than monthly intervals. To receive all ten allotments, POWERTEL must receive telecommunications revenue in excess of 4.5 million dollars within thirty months after the Distribution Date in POWERTEL'S Plan.

             c) If shares remain in the escrow at the end of thirty months, than the escrow shall release the remaining shares within 30 days. In no event shall the escrow agent return the unissued shares to POWERTEL if the telecommunications revenue exceeds 4.5 million dollars. If the total telecommunications revenue is less that 4.5 million dollars then the remaining shares shall be distributed on a pro rata basis among WALLACE and POWERTEL based upon a formula for distribution set forth in Section 2.2.

             d) All stock and transfer ledgers to be exchanged pursuant to this AGREEMENT shall be held in escrow by Walter & Haverfield, P.L.L. of Cleveland, Ohio, (the "Escrow Agent"), legal counsel to POWERTEL. In the event that either
(a) the Bankruptcy Court refuses to ratify this AGREEMENT, (b) the Plan of Reorganization is not confirmed, or (c) POWERTEL elects to terminate this AGREEMENT, this AGREEMENT shall be deemed to be null and void and the Escrow Agent shall return the stock to the grantor from whom it was received, otherwise the stock shall be exchanged and distributed by the Escrow Agent pursuant to the terms of this AGREEMENT.

             e) During the period of time that the stock is held in escrow, POWERTEL shall have full power to vote all shares in escrow.

                                   SECTION 3.
                                   ----------

                    REPRESENTATIONS AND WARRANTIES OF WALLACE
                    -----------------------------------------

         Unless otherwise set forth in writing to POWERTEL, WALLACE represents and warrants to the best of his knowledge as follows:

         3.1 CORPORATE STATUS. DIEGOTEL is duly organized, validly existing, and in good standing under the laws of the state of Nevada and has the power and authority to own its properties and to conduct its business as now being conducted. DIEGOTEL does not have any subsidiaries and does not own any stock in any other corporation or have any investments in any partnerships or joint ventures.

         3.2 CAPITALIZATION. The authorized stock of DIEGOTEL consists solely of 25,000 shares of common stock with par value of $0.001 per share of which only the SHARES are issued and outstanding. The SHARES constitute all of the issued and outstanding shares of stock of DIEGOTEL. The SHARES are validly issued, fully paid and non-assessable.

         3.3 OWNERSHIP OF SHARES. WALLACE is the owner of the 25,000 of SHARES and in the aggregate owns 100% of the issued and outstanding SHARES of DIEGOTEL. WALLACE has title to the SHARES free and clear of any and all liens and encumbrances.

         3.4 CONSENT OF THIRD PARTIES. This AGREEMENT is legally binding upon WALLACE and the consummation of the transactions contemplated hereby in accordance with the terms hereof does not require the consent of any third party.

         3.5 FINANCIAL STATEMENTS AND PRO FORM FINANCIAL PROJECTIONS. If requested by POWERTEL, within sixty (60) days of the date of this AGREEMENT, WALLACE shall cause DIEGOTEL to prepare balance sheets, income statements and related schedules and footnotes for DIEGOTEL'S fiscal period commencing in 1997 with the date of incorporation and continuing through December 31, 1997 ("FINANCIAL STATEMENT") which FINANCIAL STATEMENT shall accurately and fairly reflect the financial condition of DIEGOTEL as of the dates indicated thereon, and the results of the operations of DIEGOTEL for the respective fiscal periods then ended. In addition to the foregoing, to the best of WALLACE'S knowledge, the pro forma financial projections for DIEGOTEL previously provided to POWERTEL and WALLACE accurately and fairly reflect the current and future financial condition of DIEGOTEL as of the dates indicated thereon, and the results of the operations of DIEGOTEL for the respective fiscal periods then ended, subject to the assumptions and representations set forth therein.

         3.6 ABSENCE OF CERTAIN CHANGES. The business operations of DIEGOTEL have been conducted prudently and in the ordinary course of business and there has been no material change in the financial condition, results of operations, business, business prospects, capitalization or any increase in the compensation of DIEGOTEL'S employees, if any.

         3.7 LIABILITIES. To the best of WALLACE'S knowledge (i) as of the date of the last FINANCIAL STATEMENT, DIEGOTEL did not have any liabilities, whether absolute, accrued, contingent or otherwise, that are not disclosed in the FINANCIAL STATEMENT attached hereto, and (ii) there was no basis upon which any person could assert a liability against DIEGOTEL which was not disclosed on the last FINANCIAL STATEMENT. Since the date of the last FINANCIAL STATEMENT, DIEGOTEL has not incurred any liabilities not in the ordinary course of business, and to the best of WALLACE'S knowledge there is presently no basis upon which a person could assert such a liability, nor has any person asserted the existence of such a liability.

         3.8 TAX MATTERS. DIEGOTEL'S federal, state and local tax returns for 1997 have not been filed or audited. There are no pending tax examinations of, or tax claims asserted against, DIEGOTEL and there are no known bases for any such claims. DIEGOTEL has not granted any extension of any limitation period applicable to tax claims which extension is still in effect and has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986. DIEGOTEL has never filed an election to be taxed as a small business corporation pursuant to IRC sec. 1361.

DIEGOTEL is and has not been a member of a "control group" as defined in IRC sec.1563 or an affiliated group as defined in IRC sec.1504.

         3.9 TITLE TO PROPERTY. DIEGOTEL has good and marketable title to all of its assets free and clear of all liens and encumbrances. DIEGOTEL'S use of intangibles has not and will not infringe the rights of any other person. The rights, properties and other assets presently owned, leased or licensed by DIEGOTEL and described in this AGREEMENT include all rights, properties and other assets necessary to permit DIEGOTEL to conduct its business in the same manner as its business has been conducted.

         3.10 RECEIVABLES. All of the receivables of DIEGOTEL are reflected on the books of DIEGOTEL and are considered to be collectible or have been collected as of the CLOSING.

         3.11 INVENTORIES. The inventories of DIEGOTEL, if any, are of a quality and quantity to be usable and salable in the ordinary course of DIEGOTEL'S business.

         3.12 CONDITION OF TANGIBLE PROPERTY. The equipment, and other tangible property of DIEGOTEL are, to the best of WALLACE'S knowledge, in good condition and repair, and are adequate for the uses to which such property is put in the conduct of the BUSINESS. WALLACE has no knowledge of any defects in any of such tangible property.

         3.13 CONDEMNATION. No property owned or leased by DIEGOTEL is subject to any governmental decree or order, or to the best of WALLACE'S knowledge, threatened or proposed order to be sold or taken by any public authority.

         3.14 SCHEDULE OF CONTRACTS. Upon request for POWERTEL, WALLACE shall prepare a complete list of all contracts of any type, other than insurance policies, to which DIEGOTEL is a party. All contracts to which DIEGOTEL is a party are in full force and effect and DIEGOTEL and the other parties thereto have performed all of the obligations required to be performed by them thereunder and are not in default thereof. Neither the execution of this AGREEMENT, nor the consummation of the transactions contemplated hereby, will constitute a default under any of such contracts as to which the sale of the shares contemplated by this AGREEMENT may or does constitute a default. None of such contracts will result in a loss to DIEGOTEL upon the completion thereof and none of the purchase commitments which are the subject thereof are in excess of the normal requirements of the BUSINESS or establish a price in excess of that customarily charged for the items which are the subject thereof. Full and complete copies of all such contracts will be supplied to POWERTEL upon request.

         3.15 EMPLOYMENT MATTERS. Upon request from POWERTEL, WALLACE shall prepare a complete schedule of the compensation paid to all employees of DIEGOTEL.

         3.16 LABOR RELATIONS. To the best of WALLACE'S knowledge, DIEGOTEL has complied with all laws, rules, and regulations relating to the employment of labor and has no labor troubles in the sense that there are no strikes, lockouts, work stoppages, or slow downs, pending or threatened against DIEGOTEL.

         3.17 LEGAL PROCEEDINGS. There are no legal or administrative proceedings of any nature pending or, to the best of WALLACE'S knowledge, threatened against or affecting DIEGOTEL. DIEGOTEL is not in default of any judgment, writ, injunction, or order of any court or governmental agency.

         3.18 COMPLIANCE WITH LAWS. DIEGOTEL has not received any notice from any governmental entity asserting a violation by DIEGOTEL of any laws, regulations, or governmental pronouncements of any type, including, without limitation, zoning ordinances, and (i) there are no known claims or investigations involving asserted violations thereof, and (ii) DIEGOTEL has duly complied with all statutes, regulations and governmental pronouncements of all types (including, without limitation, zoning ordinances) and has acquired all licenses and permits required for the operation of its business.

         3.19 LACK OF MARKET FOR POWERTEL SHARES. WALLACE represents that he has had direct, continuing and first-hand experience with the business and operation of POWERTEL and its financial condition and affairs. WALLACE acknowledges that
(i) POWERTEL is currently functioning as Debtor-in-Possession pursuant to Chapter 11 of the United States Bankruptcy Code, (ii) there is little, if any, market for POWERTEL's Class A Common Stock and there may never be any market for such securities, (iii) the Class A Common Stock is deemed to be "high risk" and "speculative," (iv) there is no assurance or guarantee that the Class A Common Stock will ever have any economic value, and (v) the securities issued to WALLACE will be restricted for not less than one year.

         3.20 BANK ACCOUNTS. Upon request from POWERTEL, WALLACE shall prepare a complete and accurate list of each bank or financial institution with which DIEGOTEL has an account (including the account numbers) or safety deposit box and the names of the persons authorized to draw thereon or have access thereto.

         3.21 DISCLOSURE. WALLACE has disclosed to POWERTEL all facts material to the business, assets, operations, financial condition, and prospects of DIEGOTEL.

         3.22 RELATED PARTIES' LOANS. Upon request from POWERTEL, WALLACE shall prepare a list of all loans to or from DIEGOTEL.

         3.23 DELIVERIES BY WALLACE. In connection with the proposed sale of the SHARES, WALLACE will deliver to POWERTEL the corporate documents at CONFIRMATION.

         3.24 SECURITIES EXEMPTION. WALLACE's sophisticated and knowledgeable individual who is an "accredited investor" as defined in Rule 501 of Regulation D of the Securities Act of 1933. WALLACE has had an opportunity to conduct an independent investigation into the affairs of DIEGOTEL. WALLACE represents that he is acquiring the SHARES for his personal investment and not with an intention to re-sell or distribute the SHARES to third parties who are not parties to the AGREEMENT. WALLACE stipulates that the purchase of the SHARES is a speculative transaction and that WALLACE is prepared to incur risk of loss of its investment. WALLACE also stipulates that the sale of the SHARES pursuant to the AGREEMENT has been effected pursuant to the provisions of Regulation D and Section 4(2) of the Securities Act of 1933 and comparable provisions of applicable state securities laws. WALLACE agrees to file any documents reasonably required by POWERTEL to comply with applicable securities laws.

                                   SECTION 4.
                                   ----------

                   REPRESENTATIONS AND WARRANTIES OF POWERTEL
                   ------------------------------------------

         POWERTEL, represents and warrants as follows:

         4.1 CONSENT OF THIRD PARTIES. Subject only to ratification of this AGREEMENT by the United States Bankruptcy Court, this AGREEMENT is legally binding upon POWERTEL and POWERTEL'S consummation of the transactions contemplated hereby does not require the consent of any third party except for approval by the Bankruptcy Court as referenced in Section 6.5.

         4.2 SECURITIES EXEMPTION. POWERTEL is a sophisticated and knowledgeable individual who is an "accredited investor" as defined in Rule 501 of Regulation D of the Securities Act of 1933. POWERTEL has had an opportunity to conduct an independent investigation into the affairs of DIEGOTEL. POWERTEL represents that it is acquiring the SHARES for its personal investment and not with an intention to re-sell or distribute the SHARES to third parties who are not parties to the AGREEMENT. POWERTEL stipulates that the purchase of the SHARES is a speculative transaction and that POWERTEL is prepared to incur risk of loss of its investment. POWERTEL also stipulates that the sale of the SHARES pursuant to the AGREEMENT has been effected pursuant to the provisions of Regulation D and
Section 4(2) of the Securities Act of 1933 and comparable provisions of applicable state securities laws. POWERTEL agrees to file any documents reasonably required by WALLACE to comply with applicable securities laws.

         4.3 FINANCIAL STATEMENT AND PRO FORM FINANCIAL PROJECTIONS. Upon request by WALLACE, POWERTEL will provide WALLACE with a copy of its FINANCIAL STATEMENT as filed with the United States Bankruptcy Court. POWERTEL hereby authorizes WALLACE (at WALLACE'S expense) to secure a credit report on POWERTEL. POWERTEL represents that the final statements identified above fairly and accurately reflect POWERTEL'S financial condition and that there are no adverse facts not described to WALLACE in writing regarding POWERTEL'S financial affairs.

                                   SECTION 5.
                                   ----------

                              COVENANTS OF WALLACE
                              --------------------


         Unless POWERTEL waives such performance in writing, WALLACE covenants as follows:

         5.1 CONVEYANCE OF TITLE TO SHARES. Pursuant to Section 2.2(d), at CONFIRMATION (as defined in Section 9.1 hereinafter), WALLACE will convey good and marketable title to the SHARES to POWERTEL free and clear of all security interests, claims, liens, proxies, charges, or other encumbrances.

         5.2 WALLACE'S CONFIRMATION CERTIFICATE. WALLACE shall execute and deliver to POWERTEL at the CONFIRMATION a certificate which shall certify that, except as otherwise specifically provided therein: (a) all of the representations and warranties made by WALLACE in this AGREEMENT are true and accurate in all respects as of the CONFIRMATION with the same force and effect as though made at such time; and (b) WALLACE have fully performed and/or complied with all of his covenants and other obligations under this AGREEMENT required to be performed and/or complied with by them as of the CONFIRMATION. WALLACE shall describe in such certificate the circumstances concerning any incorrect or inaccurate representations or warranties identified therein.

         5.3 CONDUCT OF BUSINESS. To and through the date of CONFIRMATION, subject to Section 5.8 hereof, DIEGOTEL shall conduct its business prudently and in the ordinary course consistent with past practice.

         5.4 NO AMENDMENTS. To and through the date of CONFIRMATION, no change or amendment shall be made to the Articles of Incorporation of DIEGOTEL.

         5.5 NO CAPITAL CHANGES. To and through the date of CONFIRMATION, DIEGOTEL shall not issue or grant options, warrants, or rights to purchase or to subscribe to any of its stock or any securities or obligations convertible into its stock or make any other changes in its capital structure.

         5.6 NO DIVIDENDS OR REDEMPTIONS. To and through the date of CONFIRMATION, DIEGOTEL shall not declare or pay any dividend or other distribution in respect of its stock or purchase any of its stock.

         5.7 FORBEARANCE BY CORPORATION. To and through the date of CONFIRMATION, except as otherwise specifically provided for or required herein, DIEGOTEL shall not do, or agree to do, any of the following:

                  a) Mortgage, pledge, or otherwise encumber any of its assets;

                  b) Incur liabilities in an aggregate amount greater than $250,000 without the express written consent of POWERTEL other than in the ordinary course of business or pay any liability other than current liabilities and current maturities of existing long term debt;

                  c) Sell or transfer any of its assets other than sales of inventory in the ordinary course of business;

                  d) Sell any of the inventory of DIEGOTEL other than in the ordinary course of business;

                  e) Cancel, release, or assign any obligations owed to DIEGOTEL or any claims held by it;

                  f) Increase in any manner the compensation of any of DIEGOTEL'S employees (including an increase in fringe benefits or the provision of fringe benefits to employees not previously entitled thereto) or pay or agree to pay any pension or retirement allowance not required by any existing plan or agreement to any employees, or enter into any new pension, retirement, or profit sharing plan or agreement or employment agreement;

                  g) Hire or terminate any employee, except for just cause;

                  h)       Loan money or assets to any person; or

                  i)       Adopt any new method of accounting;

         5.8 ACCESS. To and through the date of CONFIRMATION, WALLACE shall grant POWERTEL and its agents full access to all personnel records, assets, records and documents of DIEGOTEL and shall furnish such financial and operating information as POWERTEL may reasonably request. WALLACE shall provide, upon POWERTEL'S request, verification of DIEGOTEL'S receivables and liabilities.

         5.9 FILING OF TAX RETURNS. To and through the date of CONFIRMATION, any tax returns required to be filed by DIEGOTEL on or prior to the CONFIRMATION shall be submitted to POWERTEL for review.

                                   SECTION 6.
                                   ----------

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF POWERTEL
                 -----------------------------------------------

         The obligations of POWERTEL to be performed hereunder shall be subject to the satisfaction (or waiver by POWERTEL) on or before the CONFIRMATION of each of the following conditions, absent which, at POWERTEL'S election, both parties shall be relieved of any further obligation to one another and any funds or securities deposited or paid by either party shall be returned to the party so depositing or paying compensation:

         6.1 REPRESENTATIONS AND WARRANTIES TRUE AND ACCURATE AS OF CONFIRMATION. The representations and warranties of WALLACE contained herein shall be true and accurate in all respects as of the CONFIRMATION with the same force and effect as though made at such time.

         6.2 PERFORMANCE OF OBLIGATIONS OF WALLACE. WALLACE shall have completely performed all of his covenants and obligations hereunder.

         6.3 EXCHANGE OF ASSETS. WALLACE and POWERTEL shall exchange all securities in the amount and manner specified herein.

         6.4 MATERIAL ADVERSE FACTS. POWERTEL shall not have discovered nor shall there have occurred after the date hereof, any events, facts or circumstances which reflect in any material adverse way on the financial condition, assets, liabilities, business, or prospects of DIEGOTEL, in the event that POWERTEL discovers any such fact, event or circumstance at any time prior to the Effective Date of the Plan of Reorganization, POWERTEL, at its sole election, may declare this AGREEMENT to be null and void. WALLACE may cause DIEGOTEL to pay out to WALLACE all cash, the cash value of life insurance policies, and funds in bank accounts to satisfy compensation and debt obligations owed to WALLACE by DIEGOTEL, and POWERTEL consents thereto.

         6.5 FORM OF DOCUMENTS. All certificates, opinions, and other documents to be delivered by WALLACE to POWERTEL hereunder shall be in form and substance satisfactory to POWERTEL.

         6.6 RATIFICATION OF THE AGREEMENT AND CONFIRMATION OF THE PLAN OF REORGANIZATION. POWERTEL is currently functioning as a Debtor-in-Possession pursuant to Section 1107 of the United States Bankruptcy Code. The obligations of POWERTEL to be performed pursuant to this AGREEMENT are specifically contingent upon ratification of this AGREEMENT by the United States Bankruptcy Court for the District of Nevada. In the event that the Bankruptcy Court refuses, for any reason, to ratify this AGREEMENT, the AGREEMENT shall be null and void and have no legal binding effect upon POWERTEL or WALLACE. In addition to the foregoing, this AGREEMENT is specifically contingent upon confirmation by the Bankruptcy Court of the Plan of Reorganization to be filed by POWERTEL with the Bankruptcy Court, and in the event that the Bankruptcy Court refuses, for any reason, to confirm the Plan of Reorganization as submitted by POWERTEL, this AGREEMENT shall be null and void and have no further effect or impact upon POWERTEL or WALLACE. WALLACE specifically and explicitly assumes the risk that either (a) the Bankruptcy Court may refuse to ratify this AGREEMENT, or (b) the Bankruptcy Court may refuse to confirm the Plan of Reorganization as submitted by POWERTEL.

                                   SECTION 7.
                                   ----------

                              COVENANTS OF POWERTEL
                              ---------------------

         From the date hereof to and including the CONFIRMATION, POWERTEL covenants as follows (unless otherwise agreed in writing by WALLACE):

         7.1 POWERTEL'S CONFIRMATION CERTIFICATE. POWERTEL shall execute and deliver to WALLACE a certificate which shall certify that, except as otherwise specifically provided therein: (a) all of the representations and warranties made by POWERTEL in this AGREEMENT are true and accurate in all respects as of the CONFIRMATION with the same force and effect as though made at such time; (b) POWERTEL has performed and/or complied with all of its covenants and other obligations under this AGREEMENT required to be performed and/or complied with by it as of the CONFIRMATION; and (c) a statement showing the calculation used by POWERTEL in determining that the escrow agent has received an amount equal to Thirty-Five (35%) percent of the issued and outstanding Class A Common Stock of POWERTEL subsequent to implementation of the Plan of Reorganization. From the date hereof until the date of CONFIRMATION, POWERTEL shall notify WALLACE immediately in writing if any of the representations and warranties made herein should become untrue or inaccurate.

                                   SECTION 8.
                                   ----------

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF WALLACE
                 ----------------------------------------------

         The obligations of WALLACE to be performed hereunder shall be subject to the satisfaction (or waiver by WALLACE) on or before the CONFIRMATION of each of the following conditions:

         8.1 REPRESENTATIONS AND WARRANTIES TRUE AND ACCURATE AS OF CONFIRMATION. The representations and warranties of WALLACE contained herein shall be true and accurate in all respects as of the CONFIRMATION with the same force and effect as though made at such time.

         8.2 FORM OF DOCUMENTS AND PLAN OF REORGANIZATION. All certificates and other documents to be delivered by POWERTEL to WALLACE hereunder shall be in form and substance satisfactory to WALLACE. If the Plan of Reorganization as confirmed by the Bankruptcy Court as referred to in Section 6.5, does not conform or alters in any way this AGREEMENT, then this AGREEMENT shall be null and void and have no further effect or impact upon POWERTEL or WALLACE. POWERTEL specifically and explicitly assumes the risk that either (a) the Bankruptcy Court may refuse to ratify this AGREEMENT, (b) the Bankruptcy Court may refuse to confirm the Plan of Reorganization as submitted by POWERTEL, or (c) WALLACE may determine that the Plan of Reorganization does not conform or alters this AGREEMENT within ten days of receipt of a copy of the Plan or any amendments.

                                   SECTION 9.
                                   ----------

                            CLOSING AND CONFIRMATION
                            ------------------------

         9.1 DATE. The CLOSING is deemed the date of CONFIRMATION. The CONFIRMATION is date the Bankruptcy Court confirms the Plan.

         9.2 OBLIGATIONS OF WALLACE. Within ten days of this AGREEMENT, WALLACE and POWERTEL shall deliver, or cause to be delivered, to Escrow Agent the following:

                  a) The certificates for the SHARES duly endorsed for transfer to POWERTEL by WALLACE,

                  b) The certificates for the Class A Common Stock deposited with the escrow agent shall be issued in the name of POWERTEL and reissued to WALLACE at time of distribution,

                  c) The corporate records, minute book and stock record book of DIEGOTEL.

                  d) The Promissory Note from WALLACE to POWERTEL in the amount of $100,000 at 9% per year interest with payments to commence six months after the date of DISTRIBUTION and to be paid over thirty monthly payments and in no event will the final shares be distributed until the Note is paid in full.

         9.3 ADDITIONAL ACTIONS. Each of the parties, individually and/or in their corporate capacities, hereby agrees to execute and deliver all such additional documents and take all actions necessary or appropriate to consummate any and all of the transactions contemplated hereby.

                                   SECTION 10.
                                   -----------

        INDEMNIFICATION AND POST CLOSING ADJUSTMENT IN PURCHASE PRICE
        -------------------------------------------------------------

         10.1 INDEMNIFICATION BY WALLACE. WALLACE agrees to indemnify and hold POWERTEL and DIEGOTEL harmless from any liabilities or losses (including attorneys' fees and all costs of defense) which are not otherwise covered by any policy of insurance to which the DIEGOTEL was, or is, a party, resulting from:

              a) The falsity or inaccuracy of any representations or warranties made herein by WALLACE;

              b) The failure of WALLACE to completely perform any of its covenants or other obligations hereunder; or

              c) Any liability or loss incurred or suffered by DIEGOTEL or POWERTEL after the CLOSING which relates or is attributable to intentional acts or omissions of WALLACE prior to the CONFIRMATION.

         10.2 INDEMNIFICATION BY POWERTEL. POWERTEL agrees to indemnify and hold WALLACE harmless from any liabilities or losses resulting from:

              a) The falsity or inaccuracy of any representations or warranties made herein by POWERTEL;

              b) The failure of POWERTEL to completely perform any of his covenants or other obligations hereunder; or

              c) Any liability or loss incurred or suffered by WALLACE after the CLOSING which relates or is attributable to acts or omissions of POWERTEL prior to the CONFIRMATION.

         10.3 DEFENSE. If an indemnified party or parties hereunder should receive notice of any claim or proceeding against it or them made by a third party that might result in an indemnification claim hereunder, the indemnified party or parties shall promptly give the indemnifying party or parties written notice of such claim or proceeding and shall permit the indemnifying party or parties at their option, to conduct or participate in the defense of such claim or proceeding by counsel of the indemnifying party's or parties' own choosing and at their own expense. If the indemnifying party or parties accept the tender of the defense of such claim, they shall be deemed to have accepted for their account any and all liability resulting from or relating to such claim. If the indemnifying party or parties decline to conduct the defense of such claim or proceeding, the indemnified party or parties shall assume the defense thereof and may settle the same without the consent of the indemnifying party or parties.

                                   SECTION 11.
                                   -----------

                            MISCELLANEOUS PROVISIONS
                            ------------------------

         11.1 SURVIVAL OF CLOSING. The provisions of Sections 2, 3, 4, 5.14, 5.15, 7, 10 and 11 shall survive the CLOSING and CONFIRMATION.

         11.2 NOTICES. Any notices required or permitted hereby shall be deemed given when sent by one party to the other, and to its counsel, in writing by registered or certified U.S. mail, postage prepaid, addressed as follows:

                  WALLACE:                David L. Wallace
                                          5545 Shadow Lawn Drive
                                          Sarasota, FL 34242

                  POWERTEL:               POWERTEL USA, Inc.
                                          c/o Mr. Richard Cascarilla, President
                                          321 West Lake Lansing Rd., Suite 100
                                          East Lansing, NH 48823

                  POWERTEL'S COUNSEL:     Van P. Carter, Esq.
                                          Walter & Haverfield
                                          1300 Terminal Tower
                                          Cleveland, Ohio 44113

                  DIEGO TEL:              DIEGOTEL, Inc.
                                          c/o David Wallace
                                          5545 Shadow Lawn Drive
                                          Sarasota, FL 34242

The above addresses may be changed from time to time by giving notice thereof in the manner provided herein.

         11.3 SUCCESSORS AND ASSIGNS. None of the parties hereto may assign their rights or delegate their duties hereunder without the prior written consent of all parties to this AGREEMENT, which consent will not be unreasonably withheld. This AGREEMENT shall be binding upon and inure to the benefit of the heirs, executors, administrators, and successors of the parties hereto.

         11.4 INTEGRATED AGREEMENT. This instrument and the exhibits attached hereto constitute the complete and exclusive agreement of the parties. The terms of this AGREEMENT may not be modified except in a writing signed by all of the parties hereto.

         11.5 RISK OF LOSS. Risk of loss of, or damage or destruction to, the assets of DIEGOTEL shall be borne by WALLACE until the CONFIRMATION. In the event of material damage or destruction to such property, WALLACE shall promptly notify POWERTEL. POWERTEL shall thereupon have the right, at its option, to elect to terminate this AGREEMENT without liability or to proceed to the CONFIRMATION and accept any insurance proceeds received by DIEGOTEL as a result of such damage or destruction. "Material damage" shall mean such damage as prevents the CORPORATION from effectively conducting its business.

         11.6 GOVERNING LAW. The rights and obligations of the parties hereunder and the interpretation of this AGREEMENT shall be governed by the laws of the state of Nevada (other than those relating to conflicts of laws).

         11.7 NO FINDER'S FEES OR BROKERAGE COMMISSIONS. Each of the parties hereto represents that it dealt with no brokers or finders with respect to the sale of the SHARES hereunder and that there are no brokerage commissions, finder's fees, or similar payments owed as a result thereof.

         11.8 COUNTERPARTS. This AGREEMENT may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument. The receipt of a telefax copy of any executed page shall be accepted as the original.

         11.9 WAIVERS. Waiver of the benefit of any provision hereof must be in writing to be effective. The waiver by any party of a breach of any provision of this AGREEMENT shall not operate or be construed as a waiver of any subsequent breach. No action taken pursuant to this AGREEMENT, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or other obligations contained herein.

         11.10 BOOKS AND RECORDS AND TAX RETURNS. POWERTEL will during regular business hours provide WALLACE with reasonable access to WALLACE'S financial and accounting books and records which relate to the period prior to the CONFIRMATION, provided, however, that WALLACE shall have similar access at if audits of WALLACE'S individual federal, state or local income tax returns necessitate access to DIEGOTEL'S records or in the event POWERTEL defaults in the timely payment of any amounts due to WALLACE hereunder. For purposes hereof, access to books and records shall include the right to make copies thereof. In addition, neither DIEGOTEL nor POWERTEL shall file any federal, state or local tax return or form for the fiscal year ending February 28, 1997 unless and until such return is reviewed and approved by WALLACE.

         11.11 INTERPRETATION. Except where otherwise required by the context, words of any gender used herein shall be deemed to include any and all genders and the singular and plural shall be interchangeable.

         11.12 NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended to confer or shall be construed as conferring upon or giving to any person other than the parties hereto and DIEGOTEL any rights or benefits under or by reason of this AGREEMENT.

         11.13 INCORPORATION BY REFERENCE. Each Exhibit referenced in this AGREEMENT is hereby incorporated by reference and deemed to be a material component of this AGREEMENT as if fully set forth therein.

         11.14 COMMITMENT TO ASSIST IN POST CLOSING MATTERS. The Parties to this AGREEMENT acknowledge that it may be necessary to amend this AGREEMENT and/or to execute additional documents in order to implement the understanding which has been reached, and each Party to this AGREEMENT commits to cooperate and use its/his best efforts in order that the objectives of this AGREEMENT may be achieved.

         11.16 ACCURACY OF RECITALS. The Recitals set forth above are true and correct and are hereby incorporated herein by reference.

         11.17 ENTIRE AGREEMENT. This AGREEMENT constitutes the entire agreement by and among the Parties with respect to the exchange of shares and all other agreements, oral or written shall be deemed to be null and void.

         To evidence their consent to the foregoing, the parties executed this instrument on the dates set opposite their signatures below.

                                 POWERTEL USA, INC.


Dated:   April 22, 1998          By:     /s/ Richard A. Cascarilla
      -----------------------       ----------------------------------------
                                    Its:  President, Richard A. Cascarilla



                                 DIEGO TEL, INC.


Dated:   April 22, 1998          By:     /s/ David L. Wallace
      -----------------------       -----------------------------------------
                                    Its:  President, David L. Wallace




Dated:   April 22, 1998          By:     /s/ David L. Wallace
      -----------------------         ---------------------------------------
                                          David L. Wallace

                   ADDENDUM TO AMENDED AND RESTATED AGREEMENT
                   ------------------------------------------
                              FOR EXCHANGE OF STOCK
                              ---------------------

         THIS ADDENDUM TO AMENDED AND RESTATED AGREEMENT FOR EXCHANGE OF STOCK (the "Addendum") is intended to and does by execution hereof amend, modify, and alter the Amended and Restated Agreement for Exchange of Stock between David Wallace and POWERTEL USA, Inc. dated April 22,1998 as follows:

         Section 2.1 entitled "Adjustment' is hereby deleted in its entirety and the new Section 2.1 will read:

2.1      ADJUSTMENT.

         In consideration of the tender to POWERTEL of 100% of the issued and outstanding common stock of DIEGO TEL, POWERTEL shall forthwith tender to the Escrow Agent an amount of the issued and outstanding, Class A Common Stock of POWERTEL such that the Escrow Agent will hold Thirty-Five Percent (35%) of the issued and outstanding Class A Common Stock of POWERTEL. In the event that POWERTEL, as a result of its Plan of Reorganization or any settlements of any claims (except those of the disputed class) issues additional Class A Common Stock or effects a reverse stock split at any time before the tenth day following the Effective Date of the Plan of Reorganization, then the number of shares of Class A Common Stock issued to the Escrow Agent shall be adjusted to Thirty-Five Percent (35%) of the issued and outstanding Class A Common Stock of POWERTEL subsequent to implementation of the Plan of Reorganization and distributed to WALLACE in accordance with Section 2.2(b) of this Agreement.

         Section 2.2(b) is hereby deleted in its entirety and new Section 2.2(b) will read:

         The Class A Common Stock held in escrow shall be restricted stock pursuant to the Securities Act of 1933 and shall be separated into ten (10) equal allotments, each of which shall be referred to as a 10 percent allotment. The Escrow Agent shall release a 10 percent allotment at the end of the month in which POWERTEL receives "Telecommunications Revenue," which for purposes of this Agreement means the cash receipts actually received by POWERTEL, in excess of $100,000. The Escrow Agent shall release an additional 10 percent allotment for each additional incremental increase of $100,000 of Telecommunications Revenue more than the month before. The 10 percent allotments shall be distributed to WALLACE at no more than monthly intervals. To receive all ten allotments, POWERTEL must receive Telecommunications Revenue in excess of $4.5 Million within thirty months after the Confirmation Date as defined in POWERTEL's Plan of Reorganization.

         Section 2.2(c) is hereby deleted in its entirety and the new Section 2.2(c) will read:

         (c) If shares remain in the escrow at the end of the thirty months, then the escrow shall release the remaining shares within thirty (30) days. In no event shall the Escrow Agent return the unissued shares to POWERTEL if the Telecommunications Revenue exceeds $4.5 Million and provided WALLACE has paid in full the Promissory Note in the amount $100,000 held in escrow by the Escrow Agent. If the total Telecommunications Revenue is less than $4.5 Million, then the remaining, unearned and unissued shares shall be returned to POWERTEL and the earned 10 percent allotments shall be distributed to WALLACE upon payment in full of the $100,000 Promissory Note.

         IN WITNESS WHEREOF, the POWERTEL, DIEGO TEL and WALLACE have signed duplicate copies of this Addendum on this 8th day of June , 1998.

Signed in the Presence of:
                                             POWERTEL USA, INC.

     /s/ Wendy S. Burhard            By:  /s/ Richard Cascarilla
-----------------------------------      ------------------------------------
                                                  Richard Cascarilla
                                             Title:     President
                                                  ---------------------------

                                             DIEGO TEL, INC.



                                             By:    /s/ David L. Wallace
-----------------------------------             --------------------------------
                                                    David L. Wallace
                                             Title:     President
                                                    ---------------------------



                                                 /s/ David L. Wallace
-----------------------------------          --------------------------------
                                             David L. Wallace, Individually

                             Budget Report by Month
                            5/1/98 Through 12/31/98
                                                                         Month 1

                                       5/1/98                       5/31/98
Category Description                   Actual        Budget       Difference
INFLOWS
  Other Inc                             0.00           0.00           0.00
  Sales:
    Wholesale:
      Mexico                            0.00           0.00           0.00

    TOTAL Wholesale                     0.00           0.00           0.00

  TOTAL Sales                           0.00           0.00           0.00

TOTAL INFLOWS                           0.00           0.00           0.00

OUTFLOWS

  Admin Services:
    Bookkeeping                         0.00           0.00           0.00

  TOTAL Admin Services                  0.00           0.00           0.00
  Aero Harris                           0.00           0.00           0.00
  Auto:
    Fuel                                0.00           0.00           0.00
    Insurance                           0.00           0.00           0.00

  TOTAL Auto                            0.00           0.00           0.00
  Bank Charge                           0.00          25.00          25.00
  Cost of Service:
    VIVA MEX                            0.00      24,000.00      24,000.00

  TOTAL Cost of Service                 0.00      24,000.00      24,000.00
  Insurance:
    Ins office                          0.00           0.00           0.00
    Insurance - Other                   0.00           0.00           0.00

  TOTAL Insurance                       0.00           0.00           0.00
  LA DACS Lease                         0.00           0.00           0.00
  LA SD Line                            0.00           0.00           0.00
  LA SD Service                         0.00           0.00           0.00
  Payroll:
    Bookkeeper                          0.00           0.00           0.00
    Off Mgr                             0.00           0.00           0.00
    Sales Staff                         0.00           0.00           0.00
    Secretary                           0.00           0.00           0.00

  TOTAL Payroll                         0.00           0.00           0.00
  SD AeroRent                           0.00           0.00           0.00
  SD TJ Line                            0.00           0.00           0.00
  SD TJ Service                         0.00           0.00           0.00
  Tax:
    State                               0.00           0.00           0.00
    Tax - Other                         0.00           0.00           0.00

  TOTAL Tax                             0.00           0.00           0.00
  Telephone:
    Phone cellular                      0.00           0.00           0.00
    Phone long                          0.00           0.00           0.00
    Phone office                        0.00           0.00           0.00
    Telephone - Other                   0.00           0.00           0.00

  TOTAL Telephone                       0.00           0.00           0.00
  TJ Trunk                              0.00           0.00           0.00
  Utilities:
    Gas & Electric                      0.00           0.00           0.00
    Water                               0.00           0.00           0.00

  TOTAL Utilities                       0.00           0.00           0.00
  Uncategorized Outflows           16,087.50           0.00     -16,087.50

TOTAL OUTFLOWS                     16,087.50      24,025.00       7,937.50

OVERALL TOTAL                     -16,087.50     -24,025.00       7,937.50

                             Budget Report by Month
                            5/1/98 Through 12/31/98
                                                                         Month 2

                                      6/1/98                       6/30/98
Category Description                  Actual         Budget     Difference
INFLOWS
  Other Inc                             0.00           0.00           0.00
  Sales:
    Wholesale:
      Mexico                            0.00           0.00           0.00

    TOTAL Wholesale                     0.00           0.00           0.00

  TOTAL Sales                           0.00           0.00           0.00

TOTAL INFLOWS                           0.00           0.00           0.00

OUTFLOWS

  Admin Services:
    Bookkeeping                         0.00           0.00           0.00

  TOTAL Admin Services                  0.00           0.00           0.00
  Aero Harris                           0.00           0.00           0.00
  Auto:
    Fuel                                0.00           0.00           0.00
    Insurance                           0.00           0.00           0.00

  TOTAL Auto                            0.00           0.00           0.00
  Bank Charge                           0.00          25.00          25.00
  Cost of Service:
    VIVA MEX                            0.00     126,000.00     126,000.00

  TOTAL Cost of Service                 0.00     126,000.00     126,000.00
  Insurance:
    Ins office                          0.00           0.00           0.00
    Insurance - Other                   0.00           0.00           0.00

  TOTAL Insurance                       0.00           0.00           0.00
  LA DACS Lease                         0.00           0.00           0.00
  LA SD Line                            0.00           0.00           0.00
  LA SD Service                         0.00           0.00           0.00
  Payroll:
    Bookkeeper                          0.00           0.00           0.00
    Off Mgr                             0.00           0.00           0.00
    Sales Staff                         0.00           0.00           0.00
    Secretary                           0.00           0.00           0.00

  TOTAL Payroll                         0.00           0.00           0.00
  SD AeroRent                           0.00           0.00           0.00
  SD TJ Line                            0.00           0.00           0.00
  SD TJ Service                         0.00           0.00           0.00
  Tax:
    State                               0.00       1,200.00       1,200.00
    Tax - Other                         0.00           0.00           0.00

  TOTAL Tax                             0.00       1,200.00       1,200.00
  Telephone:
    Phone cellular                      0.00           0.00           0.00
    Phone long                          0.00           0.00           0.00
    Phone office                        0.00           0.00           0.00
    Telephone - Other                   0.00           0.00           0.00

  TOTAL Telephone                       0.00           0.00           0.00
  TJ Trunk                              0.00           0.00           0.00
  Utilities:
    Gas & Electric                      0.00           0.00           0.00
    Water                               0.00           0.00           0.00

  TOTAL Utilities                       0.00           0.00           0.00
  Uncategorized Outflows                0.00           0.00           0.00

TOTAL OUTFLOWS                          0.00     127,225.00     127,225.00

OVERALL TOTAL                           0.00    -127,225.00     127,225.00

                             Budget Report by Month
                            5/1/98 Through 12/31/98
                                                                         Month 3

                                      7/1/98                         7/31/98
Category Description                  Actual          Budget      Difference
INFLOWS
  Other Inc                             0.00            0.00            0.00
  Sales:
    Wholesale:
      Mexico                            0.00      250,000.00     -250,000.00

    TOTAL Wholesale                     0.00      250,000.00     -250,000.00

  TOTAL Sales                           0.00      250,000.00     -250,000.00

TOTAL INFLOWS                           0.00      250,000.00     -250,000.00

OUTFLOWS

  Admin Services:
    Bookkeeping                         0.00          100.00          100.00

  TOTAL Admin Services                  0.00          100.00          100.00
  Aero Harris                           0.00       15,000.00       15,000.00
  Auto:
    Fuel                                0.00          200.00          200.00
    Insurance                           0.00          200.00          200.00

  TOTAL Auto                            0.00          400.00          400.00
  Bank Charge                           0.00           25.00           25.00
  Cost of Service:
    VIVA MEX                            0.00      200,000.00      200,000.00

  TOTAL Cost of Service                 0.00      200,000.00      200,000.00
  Insurance:
    Ins office                          0.00          300.00          300.00
    Insurance - Other                   0.00          300.00          300.00

  TOTAL Insurance                       0.00          600.00          600.00
  LA DACS Lease                         0.00        2,000.00        2,000.00
  LA SD Line                            0.00        2,500.00        2,500.00
  LA SD Service                         0.00          500.00          500.00
  Payroll:
    Bookkeeper                          0.00            0.00            0.00
    Off Mgr                             0.00        1,000.00        1,000.00
    Sales Staff                         0.00        5,000.00        5,000.00
    Secretary                           0.00            0.00            0.00

  TOTAL Payroll                         0.00        6,000.00        6,000.00
  SD AeroRent                           0.00        5,000.00        5,000.00
  SD TJ Line                            0.00        5,000.00        5,000.00
  SD TJ Service                         0.00          500.00          500.00
  Tax:
    State                               0.00            0.00            0.00
    Tax - Other                         0.00          200.00          200.00

  TOTAL Tax                             0.00          200.00          200.00
  Telephone:
    Phone cellular                      0.00          200.00          200.00
    Phone long                          0.00        2,000.00        2,000.00
    Phone office                        0.00          500.00          500.00
    Telephone - Other                   0.00        3,500.00        3,500.00

  TOTAL Telephone                       0.00        6,200.00        6,200.00
  TJ Trunk                              0.00        2,500.00        2,500.00
  Utilities:
    Gas & Electric                      0.00        1,000.00        1,000.00
    Water                               0.00          100.00          100.00

  TOTAL Utilities                       0.00        1,100.00        1,100.00
  Uncategorized Outflows                0.00            0.00            0.00

TOTAL OUTFLOWS                          0.00      247,625.00      247,625.00

OVERALL TOTAL                           0.00        2,375.00       -2,375.00

                             Budget Report by Month
                            5/1/98 Through 12/31/98
                                                                         Month 4

                                     8/1/98                       8/31/98
Category Description                 Actual         Budget      Difference
INFLOWS
  Other Inc                            0.00      15,000.00      -15,000.00
  Sales:
    Wholesale:
      Mexico                           0.00     750,000.00     -750,000.00

    TOTAL Wholesale                    0.00     750,000.00     -750,000.00

  TOTAL Sales                          0.00     750,000.00     -750,000.00

TOTAL INFLOWS                          0.00     765,000.00     -765,000.00

OUTFLOWS

  Admin Services:
    Bookkeeping                        0.00         100.00          100.00

  TOTAL Admin Services                 0.00         100.00          100.00
  Aero Harris                          0.00      15,000.00       15,000.00
  Auto:
    Fuel                               0.00         200.00          200.00
    Insurance                          0.00         200.00          200.00

  TOTAL Auto                           0.00         400.00          400.00
  Bank Charge                          0.00          25.00           25.00
  Cost of Service:
    VIVA MEX                           0.00     600,000.00       600,000.00

  TOTAL Cost of Service                0.00     600,000.00       600,000.00
  Insurance:
    Ins office                         0.00         300.00           300.00
    Insurance - Other                  0.00         300.00           300.00

  TOTAL Insurance                      0.00         600.00           600.00
  LA DACS Lease                        0.00       2,000.00         2,000.00
  LA SD Line                           0.00       2,500.00         2,500.00
  LA SD Service                        0.00         500.00           500.00
  Payroll:
    Bookkeeper                         0.00         500.00           500.00
    Off Mgr                            0.00       1,500.00         1,500.00
    Sales Staff                        0.00      10,000.00        10,000.00
    Secretary                          0.00           0.00             0.00

  TOTAL Payroll                        0.00      12,000.00        12,000.00
  SD AeroRent                          0.00       5,000.00         5,000.00
  SD TJ Line                           0.00       5,000.00         5,000.00
  SD TJ Service                        0.00         500.00           500.00
  Tax:
    State                              0.00           0.00             0.00
    Tax - Other                        0.00         400.00           400.00

  TOTAL Tax                            0.00         400.00           400.00
  Telephone:
    Phone cellular                     0.00         200.00           200.00
    Phone long                         0.00       2,000.00         2,000.00
    Phone office                       0.00         500.00           500.00
    Telephone - Other                  0.00           0.00             0.00

  TOTAL Telephone                      0.00       2,700.00         2,700.00
  TJ Trunk                             0.00       2,500.00         2,500.00
  Utilities:
    Gas & Electric                     0.00       1,000.00         1,000.00
    Water                              0.00         100.00           100.00

  TOTAL Utilities                      0.00       1,100.00         1,100.00
  Uncategorized Outflows               0.00           0.00             0.00

TOTAL OUTFLOWS                         0.00      650,325.00      650,325.00

OVERALL TOTAL                          0.00      114,675.00     -114,675.00

                             Budget Report by Month
                            5/1/98 Through 12/31/98
                                                                         Month 5

                                      5/1/98                         9/30/98
Category Description                  Actual           Budget      Difference
INFLOWS
  Other Inc                             0.00        15,000.00      -15,000.00
  Sales:
    Wholesale:
      Mexico                            0.00     1,000,000.00   -1,000,000.00

    TOTAL Wholesale                     0.00     1,000,000.00   -1,000,000.00

  TOTAL Sales                           0.00     1,000,000.00   -1,000,000.00

TOTAL INFLOWS                           0.00     1,015,000.00   -1,015,000.00

OUTFLOWS

  Admin Services:
    Bookkeeping                         0.00           100.00          100.00

  TOTAL Admin Services                  0.00           100.00          100.00
  Aero Harris                           0.00        15,000.00       15,000.00
  Auto:
    Fuel                                0.00           200.00          200.00
    Insurance                           0.00           200.00          200.00

  TOTAL Auto                            0.00           400.00          400.00
  Bank Charge                           0.00            25.00           25.00
  Cost of Service:
    VIVA MEX                            0.00       800,000.00      800,000.00

  TOTAL Cost of Service                 0.00       800,000.00      800,000.00
  Insurance:
    Ins office                          0.00           300.00          300.00
    Insurance - Other                   0.00           300.00          300.00

  TOTAL Insurance                       0.00           600.00          600.00
  LA DACS Lease                         0.00         2,000.00        2,000.00
  LA SD Line                            0.00         2,500.00        2,500.00
  LA SD Service                         0.00           500.00          500.00
  Payroll:
    Bookkeeper                          0.00         1,000.00        1,000.00
    Off Mgr                             0.00         2,000.00        2,000.00
    Sales Staff                         0.00        10,000.00       10,000.00
    Secretary                           0.00           500.00          500.00

  TOTAL Payroll                         0.00        13,500.00       13,500.00
  SD AeroRent                           0.00         5,000.00        5,000.00
  SD TJ Line                            0.00         5,000.00        5,000.00
  SD TJ Service                         0.00           500.00          500.00
  Tax:
    State                               0.00             0.00            0.00
    Tax - Other                         0.00           700.00          700.00

  TOTAL Tax                             0.00           700.00          700.00
  Telephone:
    Phone cellular                      0.00           200.00          200.00
    Phone long                          0.00         2,000.00        2,000.00
    Phone office                        0.00           500.00          500.00
    Telephone - Other                   0.00             0.00            0.00

  TOTAL Telephone                       0.00         2,700.00        2,700.00
  TJ Trunk                              0.00         2,500.00        2,500.00
  Utilities:
    Gas & Electric                      0.00         1,000.00          100.00
    Water                               0.00           100.00          100.00

  TOTAL Utilities                       0.00         1,100.00        1,100.00
  Uncategorized Outflows                0.00             0.00            0.00

TOTAL OUTFLOWS                          0.00       852,125.00      852,125.00

OVERALL TOTAL                           0.00       162,875.00     -162,875.00

                             Budget Report by Month
                            5/1/98 Through 12/31/98
                                                                         Month 6

                                     10/1/98                          10/31/98
Category Description                  Actual         Budget         Difference
INFLOWS
  Other Inc                             0.00      15,000.00          -15,00.00
  Sales:
    Wholesale:
      Mexico                            0.00   1,250,000.00      -1,250,000.00

    TOTAL Wholesale                     0.00   1,250,000.00      -1,250,000.00

  TOTAL Sales                           0.00   1,250,000.00      -1,265,000.00

TOTAL INFLOWS                           0.00   1,265,000.00      -1,265,000.00

OUTFLOWS

  Admin Services:
    Bookkeeping                         0.00         100.00             100.00

  TOTAL Admin Services                  0.00         100.00             100.00
  Aero Harris                           0.00      15,000.00          15,000.00
  Auto:
    Fuel                                0.00         200.00             200.00
    Insurance                           0.00         200.00             200.00

  TOTAL Auto                            0.00         400.00             400.00
  Bank Charge                           0.00          25.00              25.00
  Cost of Service:
    VIVA MEX                            0.00   1,000,000.00       1,000,000.00

  TOTAL Cost of Service                 0.00   1,000,000.00       1,000,000.00
  Insurance:
    Ins office                          0.00         300.00             300.00
    Insurance - Other                   0.00         300.00             300.00

  TOTAL Insurance                       0.00         600.00             600.00
  LA DACS Lease                         0.00       2,000.00           2,000.00
  LA SD Line                            0.00       2,500.00           2,500.00
  LA SD Service                         0.00         500.00             500.00
  Payroll:
    Bookkeeper                          0.00       1,000.00           1,000.00
    Off Mgr                             0.00       2,500.00           2,500.00
    Sales Staff                         0.00      19,000.00          10,000.00
    Secretary                           0.00       1,000.00           1,000.00

  TOTAL Payroll                         0.00      14,500.00          14,500.00
  SD AeroRent                           0.00       5,000.00           5,000.00
  SD TJ Line                            0.00       5,000.00           5,000.00
  SD TJ Service                         0.00         500.00             500.00
  Tax:
    State                               0.00           0.00               0.00
    Tax - Other                         0.00         900.00             900.00

  TOTAL Tax                             0.00         900.00             900.00
  Telephone:
    Phone cellular                      0.00         200.00             200.00
    Phone long                          0.00       2,000.00           2,000.00
    Phone office                        0.00         500.00             500.00
    Telephone - Other                   0.00           0.00               0.00

  TOTAL Telephone                       0.00       2,700.00           2,700.00
  TJ Trunk                              0.00       2,500.00           2,500.00
  Utilities:
    Gas & Electric                      0.00       1,000.00           1,000.00
    Water                               0.00         100.00             100.00

  TOTAL Utilities                       0.00       1,100.00           1,100.00
  Uncategorized Outflows                0.00           0.00               0.00

TOTAL OUTFLOWS                          0.00   1,053,325.00       1,053,325.00

OVERALL TOTAL                           0.00     211,675.00        -211,675.00

                             Budget Report by Month
                            5/1/98 Through 12/31/98
                                                                         Month 7

                                        11/1/98                         11/30/98
Category Description                    Actual         Budget         Difference
INFLOWS
  Other Inc                             0.00         15,000.00        -15,000.00
  Sales:
    Wholesale:
      Mexico                            0.00      1,500,000.00     -1,500,000.00

    TOTAL Wholesale                     0.00      1,500,000.00     -1,500,000.00

  TOTAL Sales                           0.00      1,500,000.00     -1,500,000.00

TOTAL INFLOWS                           0.00      1,515,000.00     -1,515,000.00

OUTFLOWS

  Admin Services:
    Bookkeeping                         0.00            100.00            100.00

  TOTAL Admin Services                  0.00            100.00            100.00
  Aero Harris                           0.00         15,000.00         15,000.00
  Auto:
    Fuel                                0.00            200.00            200.00
    Insurance                           0.00            200.00            200.00

  TOTAL Auto                            0.00            400.00            400.00
  Bank Charge                           0.00             25.00             25.00
  Cost of Service:
    VIVA MEX                            0.00      1,200,000.00      1,200,000.00

  TOTAL Cost of Service                 0.00      1,200,000.00      1,200,000.00
  Insurance:
    Ins office                          0.00            300.00            300.00
    Insurance - Other                   0.00            300.00            300.00

  TOTAL Insurance                       0.00            600.00            600.00
  LA DACS Lease                         0.00          2,000.00          2,000.00
  LA SD Line                            0.00          2,500.00          2,500.00
  LA SD Service                         0.00            500.00            500.00
  Payroll:
    Bookkeeper                          0.00          1,000.00          1,000.00
    Off Mgr                             0.00          2,500.00          2,500.00
    Sales Staff                         0.00         10,000.00         10,000.00
    Secretary                           0.00          1,500.00          1,500.00

  TOTAL Payroll                         0.00         15,000.00         15,000.00
  SD AeroRent                           0.00          5,000.00          5,000.00
  SD TJ Line                            0.00          5,000.00          5,000.00
  SD TJ Service                         0.00            500.00            500.00
  Tax:
    State                               0.00              0.00              0.00
    Tax - Other                         0.00          1,000.00          1,000.00

  TOTAL Tax                             0.00          1,000.00          1,000.00
  Telephone:
    Phone cellular                      0.00            200.00            200.00
    Phone long                          0.00          2,000.00          2,000.00
    Phone office                        0.00            500.00            500.00
    Telephone - Other                   0.00              0.00              0.00

  TOTAL Telephone                       0.00          2,700.00          2,700.00
  TJ Trunk                              0.00          2,500.00          2,500.00
  Utilities:
    Gas & Electric                      0.00          1,000.00          1,000.00
    Water                               0.00            100.00            100.00

  TOTAL Utilities                       0.00          1,100.00          1,100.00
  Uncategorized Outflows                0.00              0.00              0.00

TOTAL OUTFLOWS                          0.00      1,253,925.00      1,253,925.00

OVERALL TOTAL                           0.00        261,075.00       -261,075.00

                             Budget Report by Month
                            5/1/98 Through 12/31/98
                                                                         Month 8

                                     12/1/98                          12/31/98
Category Description                  Actual            Budget      Difference
INFLOWS
  Other Inc                             0.00         15,000.00      -15,000.00
  Sales:
    Wholesale:
      Mexico                            0.00      1,750,000.00   -1,750,000.00

    TOTAL Wholesale                     0.00      1,750,000.00   -1,750,000.00

  TOTAL Sales                           0.00      1,750,000.00   -1,750,000.00

TOTAL INFLOWS                           0.00      1,750,000.00   -1,765,000.00

OUTFLOWS

  Admin Services:
    Bookkeeping                         0.00            100.00          100.00

  TOTAL Admin Services                  0.00            100.00          100.00
  Aero Harris                           0.00         15,000.00       15,000.00
  Auto:
    Fuel                                0.00            200.00          200.00
    Insurance                           0.00            200.00          200.00

  TOTAL Auto                            0.00            400.00          400.00
  Bank Charge                           0.00             25.00           25.00
  Cost of Service:
    VIVA MEX                            0.00      1,400,000.00    1,400,000.00

  TOTAL Cost of Service                 0.00      1,400,000.00    1,400,000.00
  Insurance:
    Ins office                          0.00            300.00          300.00
    Insurance - Other                   0.00            300.00          300.00

  TOTAL Insurance                       0.00            600.00          600.00
  LA DACS Lease                         0.00          2,000.00        2,000.00
  LA SD Line                            0.00          2,500.00        2,500.00
  LA SD Service                         0.00            500.00          500.00
  Payroll:
    Bookkeeper                          0.00          1,000.00        1,000.00
    Off Mgr                             0.00          2,500.00        2,500.00
    Sales Staff                         0.00         20,000.00       20,000.00
    Secretary                           0.00          1,500.00        1,500.00

  TOTAL Payroll                         0.00         25,000.00       25,000.00
  SD AeroRent                           0.00          5,000.00        5,000.00
  SD TJ Line                            0.00          5,000.00        5,000.00
  SD TJ Service                         0.00            500.00          500.00
  Tax:
    State                               0.00           0.00               0.00
    Tax - Other                         0.00          1,000.00        1,000.00

  TOTAL Tax                             0.00          1,000.00        1,000.00
  Telephone:
    Phone cellular                      0.00            200.00          200.00
    Phone long                          0.00          2,000.00        2,000.00
    Phone office                        0.00            500.00          500.00
    Telephone - Other                   0.00              0.00            0.00

  TOTAL Telephone                       0.00          2,700.00        2,700.00
  TJ Trunk                              0.00          2,500.00        2,500.00
  Utilities:
    Gas & Electric                      0.00          1,000.00        1,000.00
    Water                               0.00            100.00          100.00

  TOTAL Utilities                       0.00          1,100.00        1,100.00
  Uncategorized Outflows                0.00              0.00            0.00

TOTAL OUTFLOWS                          0.00      1,463,925.00    1,463,925.00

OVERALL TOTAL                           0.00        301,075.00     -301,075.00

                             Budget Report by Month
                            5/1/98 Through 12/31/98
                                                                    Year Total

                                     12/1/98                          12/31/98
Category Description                  Actual         Budget         Difference
INFLOWS
  Other Inc                             0.00      75,000.00         -75,000.00
  Sales:
    Wholesale:
      Mexico                            0.00   6,500,000.00      -6,500,000.00

    TOTAL Wholesale                     0.00   6,500,000.00      -6,500,000.00

  TOTAL Sales                           0.00   6,500,000.00      -6,500,000.00

TOTAL INFLOWS                           0.00   6,575,000.00      -6,575,000.00

OUTFLOWS

  Admin Services:
    Bookkeeping                         0.00         600.00             600.00

  TOTAL Admin Services                  0.00         600.00             600.00
  Aero Harris                           0.00      90,000.00          90,000.00
  Auto:
    Fuel                                0.00       1,200.00           1,200.00
    Insurance                           0.00       1,200.00           1,200.00

  TOTAL Auto                            0.00       2,400.00           2,400.00
  Bank Charge                           0.00         200.00             200.00
  Cost of Service:
    VIVA MEX                            0.00   5,350,000.00       5,350,000.00

  TOTAL Cost of Service                 0.00   5,350,000.00       5,350,000.00
  Insurance:
    Ins office                          0.00       1,800.00           1,800.00
    Insurance - Other                   0.00       1,800.00           1,800.00

  TOTAL Insurance                       0.00       3,600.00           3,600.00
  LA DACS Lease                         0.00      12,000.00          12,000.00
  LA SD Line                            0.00      15,000.00          15,000.00
  LA SD Service                         0.00       3,000.00           3,000.00
  Payroll:
    Bookkeeper                          0.00       4,500.00           4,500.00
    Off Mgr                             0.00      12,000.00          12,000.00
    Sales Staff                         0.00      65,000.00          65,000.00
    Secretary                           0.00       4,500.00           4,500.00

  TOTAL Payroll                         0.00      86,000.00          86,000.00
  SD AeroRent                           0.00      30,000.00          30,000.00
  SD TJ Line                            0.00      30,000.00          30,000.00
  SD TJ Service                         0.00       3,000.00           3,000.00
  Tax:
    State                               0.00       1,200.00           1,200.00
    Tax - Other                         0.00       4,200.00           4,200.00

  TOTAL Tax                             0.00       5,400.00           5,400.00
  Telephone:
    Phone cellular                      0.00       1,200.00           1,200.00
    Phone long                          0.00      12,000.00          12,000.00
    Phone office                        0.00       3,000.00           3,000.00
    Telephone - Other                   0.00       3,500.00           3,500.00

  TOTAL Telephone                       0.00      19,700.00          19,700.00
  TJ Trunk                              0.00      15,000.00          15,000.00
  Utilities:
    Gas & Electric                      0.00       6,000.00           6,000.00
    Water                               0.00         600.00             600.00

  TOTAL Utilities                       0.00       6,600.00           6,600.00
  Uncategorized Outflows           16,087.50           0.00         -16,087.50

TOTAL OUTFLOWS                     16,087.50   5,672,500.00       5,656,412.50

OVERALL TOTAL                     -16,087.50     902,500.00        -918,587.50

RICHARD A. CASCARILLA, ESQ., has practiced law in the State of Michigan since 1981 and is a former partner in the law firm of Cascarilla & Brogan. He was named Secretary and Treasurer of the PowerTel in November, 1990 and has served as the PowerTel's General Counsel. Mr. Cascarilla was a director until May, 1996. From May until September 1996, Mr. Cascarilla served as an officer of the PowerTel until he was terminated by the management of the PowerTel. As described in the Disclosure Statement, in December, 1996, the Series B Preferred Shareholders elected one director to take control of the PowerTel due to the continuing default of Golden Chance. Mr. Kassouff was the director elected. Mr. Kassouff then appointed two temporary directors to serve until further notice. One of those directors was Mr. Cascarilla. After the order adjudicating PowerTel a chapter 11 debtor, management filed a motion to restore the debtor to possession which motion was granted. Since September, 1997, Mr. Cascarilla has been serving as President of PowerTel and has been reporting to the bankruptcy court on a regular basis regarding the reorganization effort.



MICHAEL KASSOUFF first became a director of PowerTel in June, 1992. Mr. Kassouff is co-owner and operations manager of Guaranteed Builders, Inc., and has acted as a professional real estate developer and investor for over a decade. Mr. Kassouff is a limited partner of Nevada Geothermal Power Partners. Mr. Kassouff resigned as a director in May, 1996. In December, 1996, Mr. Kassouff was named by the Series B Preferred Shareholders to take control of the PowerTel due to the continuing default of Golden Chance. Mr. Kassouff continues to serve as a director and it is anticipated that he will be re-elected as a director at the next annual meeting of PowerTel.



JEFFREY E HARTMAN was a director of the PowerTel from November 1, 1992 until May, 1996. Hartman has practiced law in the State of Nevada since 1982 and is a partner in the law firm of Hartman & Armstrong, Ltd. It is anticipated that Mr. Hartman will be elected as a director at the next annual meeting of PowerTel.

                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT is entered into on the 26th day of August, 1998, by and between Powertel USA, Inc., a Delaware Corporation (the "Company") and Richard Cascarilla, an individual residing in Mason, Michigan (the "Executive").

         WHEREAS, the Board of Directors of the Company (the "Board") desires to secure for the Company the services of the Executive on the terms and conditions set forth herein; and

         WHEREAS, the Executive desires to provide such services on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the promises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

         1. EMPLOYMENT. The Company hereby employs the Executive as its President and Chief Executive Officer, and the Executive hereby accepts employment from the Company in such position for the term set forth below and upon conditions provided herein.

         2.  THE EXECUTIVE'S DUTIES.

         (a) The Executive hereby agrees to perform competently and diligently the duties of the office of President of the Company, including such executive duties as may be reasonably required from time to time by the Board.

         (b) The Executive agrees to observe and comply with all rules, regulations, policies and practices adopted by the Company, either orally or in writing, both as they now exist and as they may be adopted or modified from time to time.

         3. TERM. The term of this Employment Agreement shall commence as of August 26, 1998 and shall end on August 25, 2001, unless earlier terminated pursuant to Paragraph 6. or 7. below.

         4. COMPENSATION. In consideration of the services to be rendered hereunder by the Executive, the Company hereby agrees to pay compensation to the Executive as follows:

         (a) During the first contract year hereunder (i.e., from August 26, 1998 to August 26, 1999), a base salary in the amount of EIGHTY-FOUR THOUSAND DOLLARS, ($84,000.00). During the second contract year hereunder (i.e., from August 26, 1999 to August 26, 2000), a base salary in the amount of NINETY-TWO THOUSAND DOLLARS, ($92,000.00). During the third contract year hereunder (i.e., from August 26, 2000 to August 26, 2001), a base salary in the amount of ONE HUNDRED

THOUSAND DOLLARS, ($100,000.00). Such a salary, less customary deductions for withholding and other charges, shall be payable on the Company's customary pay days.

         (b) In addition, the Executive will receive a bonus, depending upon the Company's operating results of $15,000.00 for each $1 million of earnings before interest, taxes, depreciation, amortization and such bonuses ("EBITDAB") as generated by the Company during any fiscal year beginning on August 26, 1998.

         5.  FRINGE BENEFITS.

         (a) The Company agrees to reimburse the Executive for the expense incurred by the Executive in connection with the performance of his duties hereunder. (b) The Executive shall also be provided health insurance and a life insurance policy of an amount not less than the total amount of this contract. Executive shall also be entitled to three (3) weeks of vacation each year.

         6. TERMINATION. Notwithstanding anything to the contrary contained herein, the Company may terminate this Employment Agreement, the Executive's employment hereunder, and all compensation due to the Executive pursuant to Paragraph 4. above at any time for "just cause". For purposes of this agreement, termination for "just cause" shall mean: (a) a termination due to malfeasance or nonfeasance by the Executive in the performance of this duties for which he is employed, in either such instance so as to cause harm to the Company; (b) a termination due to the Executive's committing fraud, misappropriation or embezzlement in the performance of his duties as an employee of the Company; (c) a termination due to the Executive's committing any felony for which he is convicted and which, as determined in good faith by the Board, constitutes a crime involving moral turpitude, which causes harm to the Company; or (d) a substantial breach of any of the terms of this Employment Agreement.

         7. TERMINATION UPON DEATH. If the Executive shall die before the expiration of term hereof, this Employment Agreement shall terminate and the Company shall have no further obligation hereunder to the Executive, except that the Company shall pay to the Executive's estate the amount of any earned but unpaid compensation pursuant to Paragraph 4. above to the date of death.

         8. ENTIRE AGREEMENT. This Employment Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all of the covenants, promises, representations, warranties and agreements between the parties with respect to the employment of the Executive by the Company. Any modification of this Employment Agreement will be effective only if it is in writing and signed by the party to be charged.

         9. SEVERABILITY. Any determination by the court of competent jurisdiction that any provision herein contained is invalid or unenforceable shall not affect the validity or the enforceability of any other provision of this Employment Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

                                  POWERTEL USA, INC.



                                  By: ________________________________________
                                      Richard A. Cascarilla, President



                                  By: ________________________________________
                                      Michael R. Kassouff, Secretary/Treasurer

                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT is entered into on the 26th day of August, 1998, by and between Powertel USA, Inc., a Delaware Corporation (the "Company") and Michael R. Kassouff, an individual residing in Houston, Texas (the "Executive").

         WHEREAS, the Board of Directors of the Company (the "Board") desires to secure for the Company the services of the Executive on the terms and conditions set forth herein; and

         WHEREAS, the Executive desires to provide such services on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the promises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

         1. Employment. The Company hereby employs the Executive as its Secretary/Treasurer, and the Executive hereby accepts employment from the Company in such position for the term set forth below and upon conditions provided herein.

         2   THE EXECUTIVE'S DUTIES.

         (a) The Executive hereby agrees to perform competently and diligently the duties of the office of Secretary/Treasurer of the Company, including such executive duties as may be reasonably required from time to time by the Board.

         (b) The Company acknowledges that, during the term hereof, the Executive's duties will be performed on a part-time basis, and the Executive's construction business will require considerable time and attention by the Executive. Nevertheless, the Executive agrees to be reasonably available to the Company and will comply with the Company's reasonable requests for his presence in Reno, Nevada or any other places deemed necessary by the Corporation.

         (c) The Executive agrees to observe and comply with all rules, regulations, policies and practices adopted by the Company, either orally or in writing, both as they now exist and as they may be adopted or modified from time to time.

         3. TERM. The term of this Employment Agreement shall commence as of August 26, 1998 and shall end on August 25, 2001, unless earlier terminated pursuant to Paragraph 6. or 7. below.

         4. COMPENSATION. In consideration of the services to be rendered hereunder by the Executive, the Company hereby agrees to pay compensation to the Executive as follows:

         (a) During the first contract year hereunder (i.e., from August 26, 1998 to August 26, 1999), a base salary in the amount of EIGHTEEN THOUSAND DOLLARS, ($18,000.00). During the second contract year hereunder (i.e., from August 26, 1999 to August 26, 2000), a base salary in the amount of TWENTY-FOUR THOUSAND DOLLARS, ($24,000.00). During the third contract year hereunder (i.e., from August 26, 2000 to August 26, 2001), a base salary in the amount of Thirty Thousand Dollars, ($30,000.00). Such a salary, less customary deductions for withholding and other charges, shall be payable on the Company's customary pay days.

         (b) In addition, the Executive will receive a bonus, depending upon the Company's operating results of $10,000.00 for each $1 million of earnings before interest, taxes, depreciation, amortization and such bonuses ("EBITDAB") as generated by the Company during any fiscal year beginning on August 26, 1998.

         5.  FRINGE BENEFITS.

         (a) The Company agrees to reimburse the Executive for the expense incurred by the Executive in connection with the performance of his duties hereunder.

         (b) The Executive shall also be provided health insurance and a life insurance policy of an amount not less than the total amount of this contract.

         6. TERMINATION. Notwithstanding anything to the contrary contained herein, the Company may terminate this Employment Agreement, the Executive's employment hereunder, and all compensation due to the Executive pursuant to Paragraph 4. above at any time for "just cause". For purposes of this agreement, termination for "just cause" shall mean: (a) a termination due to malfeasance or nonfeasance by the Executive in the performance of this duties for which he is employed, in either such instance so as to cause harm to the Company; (b) a termination due to the Executive's committing fraud, misappropriation or embezzlement in the performance of his duties as an employee of the Company; (c) a termination due to the Executive's committing any felony for which he is convicted and which, as determined in good faith by the Board, constitutes a crime involving moral turpitude, which causes harm to the Company; or (d) a substantial breach of any of the terms of this Employment Agreement.

         7. TERMINATION UPON DEATH. If the Executive shall die before the expiration of term hereof, this Employment Agreement shall terminate and the Company shall have no further obligation hereunder to the Executive, except that the Company shall pay to the Executive's estate the amount of any earned but unpaid compensation pursuant to Paragraph 4. above to the date of death.

         8. ENTIRE AGREEMENT. This Employment Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all of the covenants, promises, representations, warranties and agreements between the parties with respect to the employment of the Executive by the Company. Any modification of this Employment Agrement will be effective only if it is in writing and signed by the party to be charged.

         9. SEVERABILITY. Any determination by the court of competent jurisdiction that any provision herein contained is invalid or unenforceable shall not affect the validity or the enforceability of any other provision of this Employment Agrement.

         IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

                                   POWERTEL USA, INC.



                                   By:  ________________________________________
                                        Richard A. Cascarilla, President



                                   By:  ________________________________________
                                        Michael R. Kassouff, Secretary/Treasurer